As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-144865

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMagin Corporation
(Name of small business issuer in its charter)

Delaware	3679	56-1764501
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

10500 N.E. 8 th Street, Suite 1400,
Bellevue, WA 98004
(425)-749-3600
(Address and telephone number of principal executive offices and principal place of business)

Andrew G. Sculley, Chief Executive Officer
eMagin Corporation
10500 N.E. 8 th Street, Suite 1400,
Bellevue, WA 98004
(425)-749-3600
(Name, address and telephone number of agent for service)

Copies to:
  Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	2,450,000	$0.38	$931,000	$36.59

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the OTCBB on October 14, 2008 which was $0.38 per share.

(2)	The registrant previously paid a filing fee in the amount of $113.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2008
eMagin Corporation

2,450,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 2,450,000 shares of our common stock, consisting of up to (i) 1,000,000 shares issuable upon the exercise of common stock purchase warrants, (ii) 729,524 shares of common stock issuable upon conversion of the remaining $250,000 Stillwater Note (Original Stillwater Note (as described herein) of $500,000 less $250,000 partial Note conversion (as described in iii)) and accrued interest of $5,333 at a conversion price of $0.35 per share, and (iii) 720,476 shares of common stock issued (but not registered) to the selling stockholder due to the selling stockholder’s election to partially convert the Stillwater Note pursuant to its terms. With respect to the aforementioned subpart (iii) above, on July, 23 2007, Stillwater elected to convert $252,166.50 of the Stillwater Note representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “EMAN”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 14, 2008  was $0.50.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this prospectus carefully before you invest.

The date of this prospectus is  November         , 2008.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

We design, develop, manufacture, and market virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products globally.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of eMagin's SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA 3DS (SVGA 3D shrink, a smaller format SVGA display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including greatly increased system level power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternative microdisplay technologies. We have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems and we have licensed certain fundamental OLED and display technology from Eastman Kodak.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology for virtual imaging. We believe we are the only company to sell full-color active matrix small molecule OLED-on-silicon microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com. The contents of our website are not part of this Prospectus.

The Offering

Common stock offered by selling stockholders	Up to 2,450,000 shares, consisting of the following:

• 729,524 shares of common stock issuable upon conversion of the remaining Stillwater Note of $250,000 and accrued interest of $5,333 at a conversion price of $0.35 per share and 720,476 shares of common stock issued (but not registered) to Stillwater due to Stillwater's election to partially convert the Stillwater Note pursuant to its terms.*

• up to 1,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $0.48 per share.

Common Stock to be outstanding after the offering	16,748,363 shares**

Use of proceeds	We will not receive any proceeds from the sale of the common stock; however we will receive proceeds from the exercise of our warrants.

Over-The-Counter Bulletin Board Symbol	EMAN

* On July, 23 2007, Stillwater elected to convert $252,166.50 of the Stillwater Note representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35.

**The information above regarding the common stock to be outstanding after the offering is based on 15,018,839 shares of the Company’s common stock outstanding as of October 14, 2008.

Recent Developments

Amendment of Stillwater Note Purchase Agreement (the “Stillwater Note”) - April 2007

As previously reported in the Form 8-K dated July 25, 2006, on July 21, 2006, eMagin Corporation (the “Company”) entered into a Note Purchase Agreement (the “Stillwater Agreement”) with Stillwater LLC (“Stillwater”) which provides for the purchase and sale of a 6% senior secured convertible note in the principal amount of up to $500,000, together with a warrant (the “Stillwater Warrant”) to purchase 70% of the number of shares issuable upon conversion of the Stillwater Note, at the sole discretion of the Company by delivery of a notice to Stillwater on December 14, 2006.  Interest payments from the Stillwater Note are to be made in cash, unless Stillwater elects to convert any portion of the principal of the Stillwater Note plus any accrued and unpaid interest for such principal amount.

As previously reported in the Form 8-K dated April 13, 2007, by way of amendment to the Stillwater Agreement, dated March 28, 2007 (the “Amendment”), the Company and Stillwater agreed to certain amendments to the Stillwater Agreement. Based upon the provisions of the Stillwater Agreement, Stillwater was bound to purchase the Stillwater Note and the Stillwater Warrant so long as the conditions to closing as set forth in the Stillwater Agreement were satisfied by the Company.  However, prior to Stillwater’s obligation to purchase the Stillwater Note and Stillwater Warrant, the Company received notice from the American Stock Exchange (“AMEX”) that it was no longer in compliance with their listing requirements, and the Company was subsequently de-listed in March of 2007. Since compliance with the AMEX listing requirements was a condition of closing in the Stillwater Agreement, Stillwater was no longer obligated to purchase the Stillwater Note and Stillwater Warrant.  Therefore, among other things, pursuant to the Amendment, the parties agreed to a new   conversion price for the Stillwater Note of $0.35 per share, a new exercise price for the Stillwater Warrant of $0.48 per share , a new closing date, and amended certain closing conditions, including the following: on the closing date, (i) trading in securities on the New York Stock Exchange, Inc., the AMEX, Nasdaq, the Nasdaq Capital Market, the Over-The-Counter Bulletin Board, the Pink Sheets, LLC or any similar organization shall not have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in the State of New York shall not have been declared by either federal or state authorities, and (iii) the Company has obtained waivers from all the note holders of the other notes or has executed an additional Allonge with the majority holders to amend Section 3.2 of the Note and other notes to provide that the Company maintain cash and cash equivalents balances of at least equal to $200,000 from April 1, 2007 through and including May 15, 2007 and that subsequent to May 15, 2007 the Company maintain cash and cash equivalents balances of at least equal to $600,000.

If all of the Stillwater Warrants are exercised for cash, the Company would receive $480,000, which would be used for working capital and other corporate purposes. There cannot be any assurances that any of the Stillwater Warrants will be exercised. The closing for the sale of the Stillwater Note and Stillwater Warrant was completed on April 9, 2007 and the Company issued Stillwater the Stillwater Note in a 6% Senior Secured Convertible Note in the principal amount of $500,000 and the Stillwater Warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.48 in accordance with the terms of the Stillwater Agreement and Amendment. Interest payments from the Stillwater Note are to be made in cash, unless Stillwater elects to convert any portion of the principal of the Stillwater Note plus any accrued and unpaid interest for such principal amount.  The principal of the Stillwater Note was due in installments as follows:

Principal Amount	Due Date*
$250,000	July 23, 2007**

$250,000	January 21, 2008
* If the due date falls on a non-business day, the payment date will be the next business day.

 **On July, 23 2007, Stillwater elected to convert $252,166.50 of the Note representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35.

This prospectus covers the resale by Stillwater of the above-referenced common stock underlying the Stillwater Note and the Stillwater Warrant.

Amendment Agreements - July 2007

As previously reported in the Form 8-K of the Company dated as of July 25, 2006, the Company entered into several Note Purchase Agreements (the “Original Purchase Agreements”), including the Stillwater Agreement, to sell to certain qualified institutional buyers and accredited investors $5,990,000 in principal amount 6% Senior Secured Convertible Notes Due July 21, 2007 and January 21, 2008 (the “Notes”), together with warrants (the “Warrants”) to purchase 1,612,700 shares of the Company’s common stock, par value $0.001 per share at $3.60 per share.

As previously reported in the Form 8-K of the Company dated as of July 25, 2007, by way of Amendment Agreements dated July 23, 2007 (the “Amendment Agreements”) between the Company and each of the holders of the Notes, including Stillwater (each a “Holder” and collectively, the “Holders”), the Company agreed to issue each Holder an amended and restated Note for the outstanding Notes (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007 and an amended restated Warrant (the “Amended Warrants”).   The changes to the Amended Notes and Amended Warrants include the following:

•	The maturity date for the Amended Notes (totaling after conversions an aggregate of $6,020,000) was extended to December 21, 2008;
•
Liquidated damages of 1% per month related to the Company’s delisting from the American Stock Exchange will no longer accrue and the deferred interest balance of approximately $230,000 has been forgiven;

•	The Company no longer has to maintain a minimum cash or cash equivalents balances of $600,000;
•	The Amended Notes may not be prepaid without the consent of the Holders;
•	As of July 23, 2007 the interest rate was raised from 6% per annum to 8% per annum;
•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock.  The conversion price for the Amended Notes was revised from $2.60 to $.75 per share except for the Stillwater Note which remained $.35 per share for $250,000 of principal (which represents the remaining portion of the original principal balance of $500,000 after Stillwater’s partial conversion);

•
In addition to the right to convert the Amended Notes in the Company’s common stock, up to $3,010,000 of the Amended Notes can be converted into (ii) 3,010 shares of the Company’s newly formed Series A Senior Secured Convertible Preferred Stock (the “Preferred”) at a stated value of $1,000 per share.  The Preferred is convertible into common stock at $.75 per share, subject to adjustment as provided for in the Certificate of Designations (discussed below);

•
Except for the Stillwater Warrant whose exercise price was unchanged, the Amendment Agreements adjusted the exercise price of the Amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of Warrants exercisable for an additional 3,831,859 shares of common stock  at  $1.03 per share with an expiration date of July 21, 2011;

•
The Amended Notes eliminate the requirement that the Company comply with certain covenants of management contained in the Notes. Specifically, among other things, the requirements to defer management compensation and to maintain a management committee were removed; and

•
The Amended Notes and/or the Preferred are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Conversion Price, in which case the Conversion Price shall be adjusted to such lower price.  The Amended Warrants are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Strike Price, in which case the Strike Price shall be adjusted to the lower of (1) 138% of the price at which such common stock is issued or issuable and (2) the exercise price of warrants, issued in such transaction.

Pursuant to the Amended Notes, the Company cannot enter into a transaction that constitutes a Fundamental Change without the consent of the Holders.  A Fundamental Change includes the following:

•	the consolidation or merger of the Company or any of its subsidiaries;
•	the acquisition by a person or group of entities acting in concert of 50% or more of the combined voting power of the outstanding securities of the Company; and
•
the occurrence of any transaction or event in which all or substantially all of the shares of the Company’s common stock is exchanged for converted into acquired for or constitutes the right to receive consideration which is not all or substantially all common stock which is listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting securities prices.

Pursuant to the Amendment Agreements, the Company filed a Certificate of Designations of Series A Senior Secured Convertible Preferred Stock (the “Certificate of Designations”). The Certificate of Designations designates 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”).  Each share of the Preferred Stock has a stated value of $1,000.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with the Company’s common stock or any other class or series of stock of the Company, the number of shares of common stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Certificate of Designations prohibits the Company from entering into a Fundamental Change without consent of the Holders and contains antidilution adjustments rights that are comparable to the antidilution adjustments contained in the Amended Notes.

Pursuant to the Amendment Agreements, the Company was required to file a registration statement with the Securities and Exchange Commission by August 31, 2007 covering the resale of 100% of the sum of (a) the number of shares issuable upon conversion of the Amended Notes and Preferred Stock, and (b) the number of shares issuable upon exercise of the Warrants.

Pursuant to the Amendment Agreement, the Company and the Collateral Agent, on behalf of the note holders, executed Amendment No. 1 to the Pledge and Security Agreement; Amendment No. 1 to Patent and Trademark Security Agreement; and Amendment No. 1 to Lockbox Agreement.  The Pledge and Security Agreement, Trademark Security Agreement and Lockbox Agreement were previously entered into on July 21, 2006 (collectively, the “Ancillary Agreements”).  The Ancillary Agreements were amended to cover obligations that may become payable to holders of Preferred Stock, to delete certain definitions used in the Ancillary Agreements and substitute definitions of terms used in the Ancillary Agreements.

The summary of amendment terms contained herein does not include all information included in the Amendment Agreement, the Amended Notes, the Amended Warrants, the Certificate of Designations or the Ancillary Agreements and, consequently, is qualified in its entirety by reference to the entire text of the Amendment Agreements and the forms of the Amended Notes, Amended Warrants, Certificate of Designations, Amendment No. 1 to Pledge and Security Agreement, Amendment No. 1 to Patent and Trademark Security Agreement and Amendment No. 1 to Lockbox Agreement.

Securities Purchase Agreement – April 2008

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on April 4, 2008, the Company entered into a Securities Purchase Agreement on April 2, 2008,  (the “Purchase Agreement”) pursuant to which it sold to certain qualified institutional buyers and accredited investors (the “Investors”) an aggregate of 1,586,539 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 793,273 shares of common stock, for an aggregate purchase price of $1,650,000. The purchase price of the common stock was $1.04 per share and the strike price of the corresponding warrant was $1.30 per share. The warrants expire April 2, 2013.

The Company entered into a Registration Rights Agreement with the Investors to register the resale of the Shares sold in the offering and the shares of common stock issuable upon exercise of the warrants.  Subject to the terms of the Registration Rights Agreement, the Company is required to file a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) within 45 days of the closing, to use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, but in no event later than 90 days after the filing date and no later than 120 days after the filing date in the event of SEC review of the registration statement. The Company filed the registration statement within the 45 day period however the Company was notified that the registration statement was under review by the SEC.  The Company failed to file the amended registration statement by August 2, 2008 which was the 120th day from the signing of the Purchase Agreement and therefore the registration statement is not effective.

As the registration statement was not effective within the grace periods (“Event Date”), the Company must pay partial liquidated damages (“damages”) in cash to each investor equal to 2% of the aggregate purchase price paid by each investor under the Purchase Agreement on the Event Date and each monthly anniversary of the Event Date (or on a pro-rata basis for any portion of a month) until the registration statement is effective.  The Company is not liable for any damages with respect to the warrants or warrant shares.  The maximum damages payable to each investor is 36% of the aggregate purchase price.  If the Company fails to pay the damages to the investors within 7 days after the date payable, the Company must pay interest at a rate of 15% per annum to each investor which accrues daily from the date payable until damages are paid in full.  The Company estimated $399 thousand to be the maximum potential damages that the Company may be required to pay the investors if the registration statement is not effective within three years of the signing of the agreement. The Company estimated $66 thousand to be a reasonable estimate of the potential damages that may be due to the investors based on the anticipated filing date.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Moriah Capital Loan Agreement and Amendments

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on August 10, 2007, the Company and Moriah Capital LP (“Moriah”) entered into a Loan and Security Agreement, dated as of August 7, 2007 (the “Loan and Security Agreement”), which was amended as of January 30, 2008 by Amendment No. 1 and on March 18, 2008 by Amendment No. 2 (collectively, the “Original Agreement”).

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on August 26, 2008, the Company and Moriah entered into Amendment No. 3 to the Loan and Security Agreement dated August 20, 2008 (the “Amendment No. 3”). Pursuant to Amendment No. 3, the Company issued Moriah an Amended and Restated Convertible Revolving Loan Note (the “Amended Note”).   The maturity date of the Amended Note has been extended to August 7, 2009 and the maximum amount that the Company can borrow pursuant to the Amended Note was increased to $3,000,000. The maturity date of the original revolving loan note had previously been extended to August 20, 2008.

Pursuant to Amendment No. 3, the Company issued Moriah a warrant, which terminates on August 7, 2013, to purchase up to 370,000 shares of the Company’s common stock at an exercise price of $1.30 per share. In connection with Amendment No. 3, the Company will pay Moriah $85,000 in fees.  As previously reported, pursuant to Original Agreement, the Company issued Moriah warrants to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amended and Restated Securities Issuance agreement (the “Amended and Restated Securities Issuance Agreement”). In connection with a Securities Issuance Agreement, dated as of August 7, 2007 (the “Original Securities Issuance Agreement”), the Company issued Moriah 162,500 shares of the Company’s common stock (the “2007 Shares”).  Pursuant to the Amended and Restated Securities Issuance Agreement, Moriah agreed to waive the Company’s obligation to buy back the 2007 Shares with respect to 125,000 of such shares and to defer the Company’s obligation to buy back 37,500 of such 2007 Shares  (collectively, the “Put Waiver”). Pursuant to the Amended and Restated Securities Agreement, the Company is issuing Moriah 485,000 shares of its Common Stock (of which 125,000 shares were issued in consideration for the Put Waiver from Moriah and 360,000 shares were issued in lieu of the issuance to Moriah of the Contingent Issued Shares (as described in the Original Securities Issuance Agreement)). Additionally, pursuant to the Amended and Restated Securities Issuance Agreement, the Company has also granted Moriah a put option pursuant to which Moriah can sell to the Company 162,500 shares of its common stock issued under the Amended and Restated Securities Agreement for $195,000, pro-rated for any portion thereof (the “2007 Put Price”). The 2007 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that it does not wish to exercise the 2007 Put Option. The Company also granted Moriah a second put option pursuant to which Moriah can sell 360,000 of the shares issued to Moriah pursuant to the Amended and Restated Securities Purchase Agreement to the Company for $234,000 (the “2008 Put Option”).  The 2008 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that Moriah does not wish to exercise the 2008 Put option in whole or in part.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amendment to Registration Rights Agreement (the “Amended Registration Rights Agreement”).   Pursuant to the Amended Registration Rights Agreement, the Company agreed to use its best efforts to file a registration statement to register the 485,000 shares of the Company’s common stock issued pursuant to the Amended and Restated Securities Issuance Agreement and the shares of common stock issuable upon exercise of the Warrant, provided that the Company is permitted under applicable securities rules and regulations and after the certain other registration statements that the Company was obligated to file on behalf of selling shareholders have been  declared effective.

On August 19, 2008, the Holders of the Amended Notes and the Investors in the Purchase Agreement consented to the Company’s execution of the Amended Note, Amendment No. 3, Amended and Restated Securities Issuance Agreement, and the Amended Registration Rights Agreement.  In consideration for the consent, a total of 144,000 shares of common stock were issued to the Holders and Investors based on individual participation in the Amended Notes and Securities Purchase Agreement on September 4, 2008.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, amended (the "Act") for the private placement of the above-referenced securities pursuant to Section 4(2) of the Act since, among other things, these transactions did not involve a public offering and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing description of Amendment No. 3 to the Loan and Security Agreement, the Amended and Restated Revolving Loan Note, the Amended and Restated Securities Issuance Agreement, and the Amendment to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the entire text of the agreements.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The statements of operations data for the years ended December 31, 2007, 2006, and 2005 and the balance sheet data at December 31, 2007 and 2006 are derived from our audited financial statements which are included in our Form 10-K filed with the Securities and Exchange Commission on April 14, 2008 and included elsewhere herein. The statements of operations data for the years ended December 31, 2004 and 2003 and the balance sheet data at December 31, 2005, 2004, and 2003 are derived from our audited financial statements which are not included herein. The statements of operations data for the six months ended June 30, 2008 and 2007 and the balance sheet data at June 30, 2008 and 2007 are derived from our unaudited condensed consolidated interim financial statements filed with the Securities and Exchange Commission on August 14, 2008. The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2007	2006	2005	2004	2003	2008	2007
	(In thousands, except per share data)
Revenue	$17,554	$8,169	$3,745	$3,593	$2,578	$8,284	$7,841
Cost of goods sold	12,628	11,359	10,219	5,966	5,141	5,309	6,061
Gross profit (loss)	4,926	(3,190)	(6,474)	(2,373)	(2,563)	2,975	1,780
Operating expenses:
Research and development	2,949	4,406	4,020	898	19	1,308	1,740
Selling, general and administrative	6,591	8,860	6,316	4,428	5,712	3,504	3,764
Total operating expenses	9,540	13,266	10,336	5,326	5,731	4,812	5,504
Loss from operations	(4,614)	(16,456)	(16,810)	(7,699)	(8,294)	(1,837)	(3,724)
Other income (expense), net	(13,874)	1,190	282	(5,012)	3,571	(959)	(941)
Net loss	$(18,488)	(15,266)	$(16,528)	$(12,711)	$(4,723)	$(2,796)	$(4,665)

Basic and diluted loss per share	$(1.59)	(1.52)	$(1.94)	$(1.98)	$(1.31)	$(0. 21)	$(0.42)

Shares used in calculation of loss per share:
Basic and diluted	11,633	10,058	8,541	6,428	3,599	13,471	10,984

Consolidated Balance Sheet Data:
	December 31,					June 30, (unaudited)
	2007	2006	2005	2004	2003	2008	2007
	(In thousands)
Cash and cash equivalents	$713	1,415	$6,727	$13,457	$1,054	$1,038	$690
Working (deficit) capital	(4,708)	(305)	8,868	14,925	106	(4,429)	(5,008)
Total assets	6,648	7,005	14,142	18,436	3,749	8,026	5,544
Long-term obligations	60	2,229	56	22	6,161	41	78
Total shareholders’ (deficit) equity	$(3,975)	(1,164)	$10,401	$16,447	$(4,767)	$(3,653)	$(4,169)

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have a history of losses since our inception and may incur losses for the foreseeable future

Our accumulated losses are $202 million as of June 30, 2008.  We have not yet achieved profitability and we cannot give assurance that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as market development, sales and marketing, manufacturing equipment, acquisitions, and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We may not be able to execute our business plan and may not generate cash from operations.

As we have reported, our business has experienced and is currently experiencing revenue growth during the six months ended June 30, 2008. We anticipate that our cash requirements to fund operating or investing activities over the next twelve months may be greater than our current cash on hand and borrowing availability under our revolving credit facility.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

We may be subject to fines, sanctions, and/or penalties of an indeterminable nature as a result of potential violations of federal securities laws.

In July 2006, we entered into a Note Purchase Agreement with Stillwater LLC, which provided for the purchase and sale of a 6% senior secured convertible note in principal amount of up to $500,000 (the “Stillwater Note”) and a warrant to purchase 70% percent of the number of shares issuable upon conversion of the Stillwater Note, at our sole discretion by delivery of a notice to Stillwater on December 14, 2006.  We then filed a registration statement on Form S-3 up to 41,088,445 shares of common stock issuable upon conversion of our 6% senior secured convertible notes or exercise of warrants, which following the effectuation by the Company of a one-for-ten reverse stock split on November 3, 2006, amounted to 4,108,845 shares.  In July 2007, we amended the agreements with Stillwater.  Amending the Stillwater agreements without first withdrawing the Registration Statement on Form S-3 may be inconsistent with Section 5 of the Securities Act of 1933, as amended, and we may be subject to fines, sanctions and/or penalties of an indeterminable nature as a result of potential violations of federal securities laws.  If we are assessed fines and penalties our business will be materially affected.

The issuance of shares of common stock in connection with the conversion of the Notes may have not have been in compliance with certain state and federal securities laws and any damages that we may have to pay as a result of such issuance could have a material adverse effect on our revenues, profits, results of operations, financial condition and future prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our unaudited condensed consolidated financial statements as of June 30, 2008 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm issued a report dated April 9, 2008 in connection with the audit of the 2007 financial statements that included an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern without obtaining additional capital or financing becoming available. Our ability to continue as a going concern ultimately depends on our ability to generate a profit which is likely dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RISKS RELATED TO MANUFACTURING

The manufacture of OLED-on-silicon is new and OLED microdisplays have not been produced in significant quantities.

If we are unable to produce our products in sufficient quantity, we will be unable to maintain and attract new customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

We expect to depend on semiconductor contract manufacturers to supply our silicon integrated circuits and other suppliers of key components, materials and services.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We rely on our license agreement with Eastman Kodak for the development of our products.

We rely on our license agreement with Eastman Kodak for the development of our products, and the termination of this license, Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex, Inc., mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers' products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations and downturns in the demand for flat panel displays could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Competing products may get to market sooner than ours.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Our competitive position could be damaged if one or more of our competitors’ products get to the market sooner than our products. We cannot assure you that our product will get to market ahead of our competitors or that we will be able to compete successfully against current and future competition.  The failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We plan to sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

The ineffectiveness of our internal control over financial reporting could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and the rules and regulations promulgated by the SEC to implement Section 404, we are required to include in our Form 10-K an annual report by our management regarding the effectiveness of our internal control over financial reporting.  The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year.  This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

As of June 30, 2008, our internal control over financial reporting was ineffective due to the presence of material weaknesses, as more fully described in Item 9A of the December 31, 2007 Form 10-K filed with the SEC on April 14, 2008.  This could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which may have an adverse effect on our stock price.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders.  We are now receiving longer term purchase agreements, such as those which comprise our approximately $4.6 million backlog as of September 30, 2008, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our OLED-on-silicon technology.

Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so would have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of October 14, 2008, we have outstanding (i) options to purchase 1,564,223 shares, (ii) warrants to purchase 10,403,772 shares of common stock, and (iii) notes convertible into 8,330,689 shares of common stock.

We have a staggered board of directors and other anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of eMagin. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

 FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We have not declared or paid any dividends and do not currently expect to do so in the near future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “EMAN.OB.” The following table sets forth the high and low sales prices as reported by the OTC Bulletin Board Market for the periods indicated.

	High	Low
Fiscal 2006
First Quarter	$7.10	$4.60
Second Quarter	$5.70	$2.50
Third Quarter	$3.80	$1.80
Fourth Quarter	$2.50	$1.01
Fiscal 2007
First Quarter`	$1.08	$0.26
Second Quarter	$0.85	$0.42
Third Quarter	$1.64	$0.65
Fourth Quarter	$1.75	$0.85
Fiscal 2008
First Quarter	$1.47	$0.88
Second Quarter	$1.05	$0.63
Third Quarter	$0.83	$0.52
Fourth Quarter (as of October 14, 2008)	$0.60	$0.21

As of October 14, 2008, there were 511 holders of record of our common stock. Because brokers and other institutions hold many of the shares on behalf of shareholders, we are unable to determine the actual number of shareholders represented by these record holders.

Dividends

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operation of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

SELECTED FINANCIAL DATA

The following table summarizes our consolidated financial data for the periods presented. We prepared this information using our consolidated financial statements for each of the periods presented. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The historical results are not necessarily indicative of results to be expected for future periods.

Consolidated Statements of Operations Data:
	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2007	2006	2005	2004	2003	2008	2007
	(In thousands, except per share data)
Revenue	$17,554	$8,169	$3,745	$3,593	$2,578	$8,284	$7,841
Cost of goods sold	12,628	11,359	10,219	5,966	5,141	5,309	6,061
Gross profit (loss)	4,926	(3,190)	(6,474)	(2,373)	(2,563)	2,975	1,780
Operating expenses:
Research and development	2,949	4,406	4,020	898	19	1,308	1,740
Selling, general and administrative	6,591	8,860	6,316	4,428	5,712	3,504	3,764
Total operating expenses	9,540	13,266	10,336	5,326	5,731	4,812	5,504
Loss from operations	(4,614)	(16,456)	(16,810)	(7,699)	(8,294)	(1,837)	(3,724)
Other income (expense), net	(13,874)	1,190	282	(5,012)	3,571	(959)	(941)
Net loss	$(18,488)	(15,266)	$(16,528)	$(12,711)	$(4,723)	$(2,796)	$(4,665)

Basic and diluted loss per share	$(1.59)	(1.52)	$(1.94)	$(1.98)	$(1.31)	$(0. 21)	$(0.42)

Shares used in calculation of loss per share:
Basic and diluted	11,633	10,058	8,541	6,428	3,599	13,471	10,984

Consolidated Balance Sheet Data:
	December 31,					June 30, (unaudited)
	2007	2006	2005	2004	2003	2008	2007
	(In thousands)
Cash and cash equivalents	$713	1,415	$6,727	$13,457	$1,054	$1,038	$690
Working (deficit) capital	(4,708)	(305)	8,868	14,925	106	(4,429)	(5,008)
Total assets	6,648	7,005	14,142	18,436	3,749	8,026	5,544
Long-term obligations	60	2,229	56	22	6,161	41	78
Total shareholders’ (deficit) equity	$(3,975)	(1,164)	$10,401	$16,447	$(4,767)	$(3,653)	$(4,169)

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS

Introduction

The following discussion should be read in conjunction with the Financial Statements and Notes thereto. Our fiscal year ends December 31. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. (See Part I, Item 1A, "Risk Factors "). These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive market factors that may prevent us from competing successfully in the marketplace.

Overview

We design and manufacture miniature displays, which we refer to as OLED-on-silicon-microdisplays, and microdisplay modules for virtual imaging, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than many postage stamps, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through the device. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

Since our inception in 1996 through 2004, we derived the majority of our revenues from fees paid to us under research and development contracts, primarily with the U.S. federal government. We have devoted significant resources to the development and commercial launch of our products. We commenced limited initial sales of our SVGA+ microdisplay in May 2001 and commenced shipping samples of our SVGA-3D microdisplay in February 2002.  As of September 30, 2008, we have a backlog of approximately $4.6 million in products ordered for delivery through December 31, 2009. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. We have also shipped a limited number of our Z800 3DVisor personal display systems. In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays as an integrated package, which we call Microviewer that includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. We are also developing head-wearable displays, including our Z800 3DVisor that incorporate our Microviewer.

We license our core OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We believe that we are the only company to demonstrate publicly and market full-color small molecule OLED-on-silicon microdisplays.

Company History

Historically, we have been a developmental stage company. As of January 1, 2003, we were no longer classified as a development stage company. We have transitioned to manufacturing our product and intend to significantly increase our marketing, sales, and research and development efforts, and expand our operating infrastructure. Currently, most of our operating expenses are fixed. If we are unable to generate significant revenues, our net losses in any given period could be greater than expected.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue and Cost Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title and risk of loss to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. We record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition.   Products sold directly to consumers have a fifteen day right of return.  Revenue on consumer products is deferred until the right of return has expired.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, income taxes, inventory realization and other factors. Management has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

Fair Value of Financial Instruments

eMagin’s cash, cash equivalents, accounts receivable, short-term investments, accounts payable and debt are stated at cost which approximates fair value due to the short-term nature of these instruments.

Stock-based Compensation

eMagin maintains several stock equity incentive plans.  The 2005 Employee Stock Purchase Plan (the “ESPP”) provides our employees with the opportunity to purchase common stock through payroll deductions.  Employees purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates.  As of June 30, 2008, the number of shares of common stock available for issuance was 300,000.  As of June 30, 2008, the plan had not been implemented.

The 2003 Stock Option Plan (the”2003 Plan”) provides for grants of shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.   Under the 2003 plan, an ISO grant is granted at the market value of our common stock at the date of the grant and a non-ISO is granted at a price not to be less than 85% of the market value of the common stock.  These options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally over a five year period.  The amended 2003 Plan provides for an annual increase of 3% of the diluted shares outstanding on January 1 of each year for a period of 9 years which commenced January 1, 2005.

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations. The Company uses the straight-line method for recognizing compensation expense. An estimate for forfeitures is included in compensation expense for awards under SFAS 123R.

Results of Operations

The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	Year ended December 31,						Six Months Ended June 30,
	2007		2006		2005		2008		2007
							(Unaudited)

Revenue	100%		100%		100%		100%		100%
Cost of goods sold	72		139		273		64		77
Gross profit (loss)	28		(39)		(173)		36		23
Operating expenses:
Research and development	17		54		107		16		22
Selling, general and administrative	38		109		169		42		48
Total operating expenses	55		163		276		58		70
Loss from operations	(27)		(202)		(449)		(22)		(47)
Other income (expense), net	(78)		15		8		(12)		(12)
Net loss	(105	) %	(187	) %	(441	) %	(34	) %	(59	) %

The following table presents certain financial data for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	Year ended December 31,			Six Months Ended June 30,
	2007	2006	2005	2008	2007
				(Unaudited)
	(In thousands, except per share data)
Revenue	$17,554	$8,169	$3,745	$8,284	$7,841
Cost of goods sold	12,628	11,359	10,219	5,309	6,061
Gross profit (loss)	4,926	(3,190)	(6,474)	2,975	1,780
Operating expenses:
Research and development	2,949	4,406	4,020	1,308	1,740
Selling, general and administrative	6,591	8,860	6,316	3,504	3,764
Total operating expenses	9,540	13,266	10,336	4,812	5,504
Loss from operations	(4,614)	(16,456)	(16,810)	(1,837)	(3,724)
Other income (expense), net	(13,874)	1,190	282)	(959)	(941)
Net loss	$(18,488)	$(15,266)	$(16,528)	$(2,796)	$(4,665)
Net loss per share, basic and diluted	$(1.59)	$(1.52)	$(1.94)	$(0.21)	$(0.42)

Three Months and Six Months Ended June 30, 2008 Compared to Three Months and Six Months Ended June 30, 2007

Revenues

Revenues for the three and six months ended June 30, 2008 were approximately $5.6 million and $8.3 million, respectively, as compared to approximately $4.2 million and $7.8 million for the three and six months ended June 30, 2007, respectively, an increase of approximately 33% and 6%, respectively.  Higher revenue for the three and six month periods was due to increased availability of finished displays as a result of increased production volume and improved yields.  In addition, an increase in the number of contracts the Company is currently performing has resulted in increased contract revenue.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production.  Cost of goods sold for the three and six months ended June 30, 2008 were approximately $3.0 million and $5.3 million as compared to approximately $2.9 million and $6.1 million for the three and six months ended June 30, 2007.  There was an increase of $0.1 million for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007 and there was a decrease of approximately $0.8 million for the six months ended June 30, 2008 as compared to the six months ended June 30, 2007.  The gross margin for the three and six months ended June 30, 2008 was approximately $2.6 million and $3.0 million as compared to approximately $1.3 million and $1.8 million for the three and six months ended June 30, 2007. As a percentage of revenue this translates to a gross margin for the three and six months ended June 30, 2008 of 46% and 36%, respectively, as compared to 30% and 23%, respectively, for the three and six months ended June 30, 2007.  The increase in the gross margin was attributed to fuller utilization of our fixed production overhead due to higher unit production volume and improved yields.

Operating Expenses

Research and Development.  Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the three and six months ended June 30, 2008 were approximately $0.6 million and $1.3 million, respectively, as compared to $0.9 million and $1.7 million for the three and six months ended June 30, 2007, a decrease of approximately $0.3 million and $0.4 million, respectively.  The decrease was due to the re-deployment of research and development personnel to production contract services which are included in cost of goods sold.

Selling, General and Administrative.  Selling, general and administrative expenses consist principally of salaries, fees for professional services including legal fees, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the three and six months ended June 30, 2008 were approximately $1.7 million and $3.5 million, respectively, as compared to approximately $1.5 million and $3.8 million for the three and six months ended June 30, 2007, an increase of $0.2 million and a decrease of $0.3 million, respectively. The increase of approximately $0.2 million for the three months ended June 30, 2008 was primarily related to an increase in the allowance for bad debts and professional services associated with additional SEC filings and SOX compliance.  The decrease of approximately $0.3 million for the six months ended June 30, 2008 was primarily related to decreases in personnel costs and service paid in equity offset by increases in allowance for bad debts and professional services.

Other Income (Expense), net. Other income (expense), net consists primarily of interest income earned on investments, interest expense related to the secured debt, gain from the change in the derivative liability, and income from the licensing of intangible assets.

For the three and six months ended June 30, 2008, interest income was approximately $2 thousand and $4 thousand as compared to approximately $8 thousand and $23 thousand for the three and six months ended June 30, 2007.   The decrease in interest income was primarily a result of lower cash balances available for investment.

For the three and six months ended June 30, 2008, interest expense was approximately $0.6 million and approximately $1.2 million, respectively, as compared to approximately $1.3 million and approximately $2.2 million, respectively, for the three and six months ended June 30, 2007.   The breakdown of the interest expense for the three and six month period in 2008 is as follows:  interest expense associated with debt of approximately $164 thousand and $323 thousand, respectively; the amortization of the deferred costs and waiver fees associated with the debt of approximately $373 thousand and $821 thousand, respectively; and the amortization of the debt discount associated with the debt of approximately $0 and $25 thousand, respectively.  The breakdown of the interest expense for the three and six month period in 2007 is as follows:  interest expense associated with debt of approximately $305 and $457 thousand, respectively; the amortization of the deferred costs associated with the notes payable of approximately $133 thousand and $266 thousand, respectively; and the amortization of the debt discount of approximately $878 thousand and $1.5 million, respectively.

The gain from the change in the derivative liability was $0 for the three and six months ended June 30, 2008 as compared to $182 thousand and $642 thousand, respectively, for the three and six months ended June 30, 2007.

Other income, net (excluding interest income), for the three and six months ended June 30, 2008 was approximately $121 thousand and $205, respectively,  as compared to approximately $560 thousand and $567 thousand, respectively, for the three and six months ended June 30, 2007. Other income primarily consists of income from the licensing of intangible assets.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues increased by approximately $9.4 million to a total of approximately $17.6 million for the year ended December 31, 2007 from approximately $8.2 million for the year ended December 31, 2006, representing an increase of 115%. This increase was primarily due to increased microdisplay sales and increased availability of finished displays due to manufacturing improvements. Our contract revenue increased approximately $1.2 million while our product revenue increased approximately $8.2 million. Average price per unit for microdisplays was $371 in 2007 and $386 in 2006.  Our current expectation is that revenue will continue to grow in 2008 if we successfully execute our business plan.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production of our products. Cost of goods sold for the years ended December 31, 2007 and 2006 was approximately $12.6 million and $11.4, respectively, an increase of $1.3 million.  The increase included an inventory write-off of approximately $0.4 million and an increase in our warranty return reserve of approximately $0.6 million, both related to a non-recurring production issue that occurred during the fourth quarter of 2007.

 The gross profit was approximately $4.9 million for the year ended December 31, 2007 and the gross loss was approximately ($3.2) million for the year ended December 31, 2006.  The gross margin was 28% for the year ended December 31, 2007 as compared to the gross loss of (39%) for the year ended December 31, 2006.  The gross margin improvement was attributed to fuller utilization of our fixed production overhead due to higher unit production volume.

Research and Development Expenses

Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2007 were approximately $2.9 million as compared to approximately $4.4 million for the year ended December 31, 2006.  The decrease was due to the re-deployment of research and development personnel to production contract services which are included in cost of goods sold.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and fees for professional services, legal fees incurred in connection with patent filings, SEC and related matters, as well as other marketing and administrative expenses.  General and administrative expenses decreased by approximately $2.3 million to a total of approximately $6.6 million for the year ended December 31, 2007 from $8.9 million for the year ended December 31, 2006. The decrease was primarily related to a reduction of marketing, tradeshow and personnel costs.

Other (Expense) Income

Other (expense) income, net consists primarily of interest income earned on investments, interest expense related to the secured debt, loss from the change in the derivative liability, loss on the extinguishment of debt and other income from the licensing of intangible assets.

For the year ended December 31, 2007, interest expense was approximately $3.1 million as compared to $1.3 million for the year ended December 31, 2006.   Interest expense for 2007 consisted of interest expense associated with debt of approximately $744 thousand; the amortization of the deferred costs associated with debt of approximately $418 thousand; and the amortization of the debt discount associated with the debt of approximately $1.9 million.  Interest expense for the year ended December 31, 2006 was comprised of interest associated with debt of approximately $124 thousand; the amortization of the deferred costs associated with the notes payable of approximately $221 thousand; and the amortization of the debt discount associated with the debt of approximately $956 thousand.

For the year ended December 31, 2007, the change in the derivative liability was a loss of approximately $853 thousand as compared to a gain of approximately $2.4 million ended December 31, 2006.

The loss on extinguishment of debt was $10.7 million for the year ended December 31, 2007 as compared to $0 for the year ended December 31, 2006. See Note 8 to the financial statements:  Debt for additional information.

Other income for the year ended December 31, 2007 was approximately $815 thousand which consisted of interest income of approximately $43 million, a gain on the license of intangible assets of $869 thousand, offset by a write-off of a miscellaneous receivable of $103 thousand, and other income of $7 thousand as compared to $91 thousand for the year ended December 31, 2006.  See Note 12 to the December 31, 2007 consolidated financial statements:  Commitments and Contingencies – Royalties for additional information.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Revenues increased by approximately $4.5 million to a total of approximately $8.2 million for the year ended December 31, 2006 from approximately $3.7 million for the year ended December 31, 2005, representing an increase of 118%. This increase was due to increased microdisplay demand and the broadening of our product revenue through the sales of the Z800 3D Visor. Our contract revenue increased approximately $150 thousand while our product revenue increased approximately $4.3 million. Average price per unit for microdisplays was $386 in 2006 and $372 in 2005.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production of our products. Cost of goods sold for the years ended December 31, 2006 and 2005 was approximately $11.4 million and approximately $10.2, respectively, an increase of $1.2 million.  The gross loss was approximately ($3.2) million and approximately ($6.5) million, respectively, for the years ended December 31, 2006 and 2005, respectively.  The gross loss was (39%) for the year ended December 31, 2006 as compared to (173%) for the year ended December 31, 2005.  The increase in cost of goods sold for the year ended December 31, 2006 was attributed to higher materials usage to support increased production as well as approximately $343 thousand of stock compensation expense reflected in accordance with SFAS No. 123R in 2006.    The decrease in gross loss was attributed to fuller utilization of our fixed production overhead due to higher unit volume.

Research and Development Expenses

Research and development expenses included salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2006 were approximately $4.4 million as compared to approximately $4.0 million for the year ended December 31, 2005.  The increase was primarily due to the stock-based compensation expense of approximately $435 thousand in 2006.

 Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, as well as other marketing and administrative expenses.  General and administrative expenses increased by approximately $2.9 million to a total of approximately $8.9 million for the year ended December 31, 2006 from $6.3 million for the year ended December 31, 2005. The increase in selling, general and administrative expenses was due primarily to stock-based compensation expense of approximately $2.9 million and an increase in marketing expenses related to our Z800 3DVisor.

Other Income (Expense)

Other income, net consists primarily of interest income earned on investments, interest expense related to the secured debentures, and gain from the change in the derivative liability.  For the year ended December 31, 2006, interest income was approximately $91 thousand as compared to approximately $210 thousand for the year ended December 31, 2005.   The decrease in interest income was primarily a result of lower cash balances available for investment.  For the year ended December 31, 2006, interest expense was approximately $1.3 million as compared to approximately $4 thousand for the year ended December 31, 2005.   The increase in the interest expense was a result of interest associated with our notes payable of approximately $124 thousand, the amortization of the deferred costs associated with the notes payable of approximately $221 thousand, and the amortization of the debt discount of approximately $956 thousand.  For the year ended December 31, 2006, income from the change in the derivative liability was approximately $2.4 million as compared to $0 for the year ended December 31, 2005.

Liquidity and Capital Resources

As of June 30, 2008, we had approximately $1.1 million of cash and investments as compared to $0.8 million as of December 31, 2007.  The change in cash and investments was primarily due to cash provided by financing activities of $2.6 million offset by cash used for operating activities and investing activities of $2.3 million.

Sources and Uses of Cash
	Year ended December 31,			Six Months Ended June 30,
	2007	2006	2005	2008	2007
Cash flow data:				(unaudited)

Net cash used in operating activities	$(1,943)	$(10,389)	$(15,713)	$(2,025)	$(1,151)
Net cash provided (used) in investing activities	61	(257)	(1,072)	(236)	(4)
Net cash provided by financing activities	1,180	5,334	10,055	2,586	430
Net (decrease) increase in cash and cash equivalents	(702)	(5,312)	(6,730)	325	(725)
Cash and cash equivalents, beginning of period	1,415	6,727	13,457	713	1,415
Cash and cash equivalents, end of period	$713	$1,415	$6,727	$1,038	$690

Cash Flows from Operating Activities

Cash flow used in operating activities during the six months ended June 30, 2008 was approximately $2.0 million primarily attributable to our net loss of $2.8 million and an increase in accounts receivable of $1.4 million offset by non-cash expenses of $1.9 million. During the six months ended June 30, 2007, operating activities used cash of $1.2 million attributable to our net loss of $4.7 million and primarily offset by non-cash expenses of $2.8 million.

Cash used in operating activities was $1.9 million in 2007, $10.4 million in 2006 and $15.7 million in 2005.  For the year ended December 31, 2007, net cash used by operating activities was approximately $1.9 million, primarily attributable to our $18.5 million net loss offset by the non-cash expense components of loss on extinguishment of debt of $10.7 million, stock based compensation of $1.7 million, amortization of discount on notes payable of $1.9 million, and issuance of common stock for services of $1.3 million. For 2006, net cash used in operating activities was approximately $10.4 million, primarily attributable to our net loss of approximately $15.3 million. For 2005, net cash used by operating activities was approximately $15.7 million, primarily attributable to our net loss of approximately $16.5 million.

Cash Flows from Investing Activities

Cash used in investing activities during the six months ended June 30, 2008 was approximately $236 thousand used for equipment purchases.  During the six months ended June 30, 2007, the cash used in investing activities was $4 thousand used for investment purchases.

Cash provided by investing activities was $61 thousand in 2007 which was primarily related to the maturing of investments.  Cash used in investing activities was $257 thousand in 2006 and $1.1 million in 2005 which were primarily related to capital expenditures.

Cash Flows from Financing Activities

Cash provided by financing activities during the six months ended June 30, 2008 was approximately $2.6 million and was comprised of approximately $1.6 million from the sale of common stock, $1.7 million from the line of credit, and offset by payments on debt of $0.7 million.  The cash provided by financing activities during the six months ended June 30, 2007 was approximately $0.4 million primarily consisting of $0.5 million, net, from debt issuance and offset by payments against debt of approximately $33 thousand.

Cash provided by financing activities was $1.2 million in 2007, $5.3 million in 2006 and, $10.1 million in 2005. Net cash provided by financing activities for the year ended December 31, 2007 was comprised primarily of approximately $1.6 million in proceeds from debt issuance and offset by payments on long-term debt and capitalized lease obligations of approximately $63 thousand and deferred financing costs of approximately $368 thousand. Net cash provided by financing activities in 2006 was comprised primarily of approximately $5.4 million in proceeds from debt issuance and offset by payments on long-term debt and capitalized lease obligations of approximately $55 thousand. Net cash provided by financing activities during 2005 consisted primarily of approximately $8.4 million in proceeds from the sale of common stock and approximately $1.6 million from the exercise of stock options and warrants.

Working Capital and Capital Expenditure Needs

Our unaudited condensed consolidated financial statements as of June 30, 2008 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report dated April 9, 2008 for the audit of the financial statements included in the Form 10-K for the year ended December 31, 2007  that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is likely dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We anticipate our business to experience revenue growth during the year ending December 31, 2008. This trend may result in higher accounts receivable levels and may require increased production and/or higher inventory levels.   In addition, in December 2008, we will be obligated to repay approximately $6.0 million to the note holders.  If the funds are not available, we will negotiate with the note holders to defer the payment but no assurances can be made that they will agree. We anticipate that our cash requirements to fund these requirements as well as other operating or investing cash requirements over the next twelve months will be greater than our current cash on hand.  We anticipate that we will still require additional funds over the next twelve months.  We do not currently have commitments for these funds and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

The Company’s ability to obtain additional funding is impacted by its present indebtedness.  The Company’s notes payable have covenants which the Company currently is in compliance with. The Company has a line of credit with a maximum of $3.0 million which is secured by accounts receivable and inventory which effectively eliminates any additional secured indebtedness under the note covenants. Effective August 9, 2008, the Company’s line of credit was extended until August 9, 2009. In addition, pursuant to the notes payable agreement, the Company cannot enter into a consolidation, merger, or acquisition under certain conditions without consent of the note holders.  The Company may raise additional unsecured debt under the note covenants given certain restrictions.  In addition, the notes payable allow for additional equity financing.

If we are unable to obtain sufficient funds during the next twelve months, we will further reduce the size of our organization and may be forced to reduce and/or curtail our production and operations, all of which could have a material adverse impact on our business prospects. The Company is reviewing its cost structures for cost efficiencies and is taking measures to reduce non-production costs.

In addition to the foregoing, as previously reported, we have retained CIBC World Markets Corporation and Larkspur Capital Corporation to assist us in investigating and evaluating various strategic alternatives, ranging from investment to acquisition.

Contractual Obligations

The following chart describes the outstanding contractual obligations of eMagin as of June 30, 2008 (in thousands):

	Payments due by period
	Total	1 Year	2-3 Years	4-5 Years
Operating lease obligations	$1,469	$1,214	$ 255	$—
Purchase obligations (a)	1,154	1,154	—	—
Other long-term liabilities (b)	6,894	6,391	253	250
Total	$9,517	$8,759	$ 508	$250

(a) The majority of purchase orders outstanding contain no cancellation fees except for minor re-stocking fees.
(b) This amount represents the obligation for Notes and estimated interest, royalty payments, capitalized software and the New York Urban Development settlement.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Effect of Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB issued FASB Staff Position No. FSP 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value on a recurring basis. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities which it will defer the adoption until January 1, 2009. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated results of operations, financial condition or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company has adopted SFAS 159 and has elected not to measure any additional financial instruments and other items at fair value and therefore the adoption of SFAS 159 did not have a material impact on the Company’s consolidated results of operations, financial condition or cash flows.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company is currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement shall be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on the Company's financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Rate Risk.   We are exposed to market risk related to changes in interest rates and foreign currency exchanges rates.

Interest Rate Risk.   We hold our assets in cash and cash equivalents. We do not hold derivative financial instruments other than a derivative liability on our balance sheet or equity securities. We are exposed to interest rate risk on our line of credit. Annual interest on our line of credit is equal to the greater of the sum of the prime rate plus 2% or 10%.

Foreign Currency Exchange Rate Risk.   Our revenue and expenses are denominated in U.S. dollars. We have conducted some transactions in foreign currencies and expect to continue to do so; we do not anticipate that foreign exchange gains or losses will be significant. We have not engaged in foreign currency hedging to date.

Our international business is subject to risks typical of international activity, including, but not limited to, differing economic conditions; change in political climates; differing tax structures; and other regulations and restrictions. Accordingly, our future results could be impacted by changes in these or other factors.

BUSINESS

Recent Developments

Amendment of Stillwater Note Purchase Agreement (the “Note”) - April 2007

As stated above, as previously reported in the Form 8-K dated July 25, 2006, on July 21, 2006, eMagin Corporation (the “Company”) entered into a Note Purchase Agreement (the “Stillwater Agreement”) with Stillwater LLC (“Stillwater”) which provides for the purchase and sale of a 6% senior secured convertible note in the principal amount of up to $500,000 (the “Stillwater Note”), together with a warrant (the “Stillwater Warrant”) to purchase 70% of the number of shares issuable upon conversion of the Stillwater Note, at the sole discretion of the Company by delivery of a notice to Stillwater on December 14, 2006.  Interest payments from the Stillwater Note are to be made in cash, unless Stillwater elects to convert any portion of the principal of the Stillwater Note plus any accrued and unpaid interest for such principal amount.

As previously reported in the Form 8-K dated April 13, 2007, by way of amendment to the Stillwater Agreement, dated March 28, 2007 (the “Amendment”), the Company and Stillwater agreed to certain amendments to the Stillwater Agreement. Based upon the provisions of the Stillwater Agreement, Stillwater was bound to purchase the Stillwater Note and the Stillwater Warrant so long as the conditions to closing as set forth in the Stillwater Agreement were satisfied by the Company.  However, prior to Stillwater’s obligation to purchase the Stillwater Note and Stillwater Warrant, the Company received notice from the American Stock Exchange (“AMEX”) that it was no longer in compliance with their listing requirements, and the Company was subsequently de-listed in March of 2007. Since compliance with the AMEX listing requirements was a condition of closing in the Stillwater Agreement, Stillwater was no longer obligated to purchase the Stillwater Note and Stillwater Warrant.  Therefore, among other things, pursuant to the Amendment, the parties agreed to a new conversion price for the Stillwater Note of $0.35 per share, a new exercise price for the Stillwater Warrant of $0.48 per share, a new closing date, and amended certain closing conditions, including the following: on the closing date, (i) trading in securities on the New York Stock Exchange, Inc., the AMEX, Nasdaq, the Nasdaq Capital Market, the Over-The-Counter Bulletin Board, the Pink Sheets, LLC or any similar organization shall not have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in the State of New York shall not have been declared by either federal or state authorities, and (iii) the Company has obtained waivers from all the note holders of the other notes or has executed an additional Allonge with the majority holders to amend Section 3.2 of the Note and other notes to provide that the Company maintain cash and cash equivalents balances of at least equal to $200,000 from April 1, 2007 through and including May 15, 2007 and that subsequent to May 15, 2007 the Company maintain cash and cash equivalents balances of at least equal to $600,000.

If all of the Stillwater Warrants are exercised for cash, the Company would receive $480,000, which would be used for working capital and other corporate purposes. There cannot be any assurances that any of the Stillwater Warrants will be exercised. The closing for the sale of the Stillwater Note and Stillwater Warrant was completed on April 9, 2007 and the Company issued Stillwater the Stillwater Note in a 6% Senior Secured Convertible Note in the principal amount of $500,000 and the Stillwater Warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.48 in accordance with the terms of the Stillwater Agreement and Amendment. Interest payments from the Stillwater Note are to be made in cash, unless Stillwater elects to convert any portion of the principal of the Stillwater Note plus any accrued and unpaid interest for such principal amount.  The principal of the Stillwater Note was due in installments as follows:

Principal Amount	Due Date*
$250,000	July 23, 2007**

$250,000	January 21, 2008
* If the due date falls on a non-business day, the payment date will be the next business day.

**On July, 23 2007, Stillwater elected to convert $252,166.50 of the Note representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater will receive 720,476 shares of the common stock at the conversion price of $0.35.

This prospectus covers the resale by Stillwater of the above-referenced common stock underlying the Stillwater Note and the Stillwater Warrant.

Amendment Agreements - July 2007

As previously reported in the Form 8-K of the Company dated as of July 25, 2006, the Company entered into several Note Purchase Agreements (the “Original Purchase Agreements”), including the Stillwater Agreement, to sell to certain qualified institutional buyers and accredited investors $5,990,000 in principal amount 6% Senior Secured Convertible Notes Due July 21, 2007 and January 21, 2008 (the “Notes”), together with warrants (the “Warrants”) to purchase 1,612,700 shares of the Company’s common stock, par value $0.001 per share at $3.60 per share.

As previously reported in the Form 8-K of the Company dated as of July 25, 2007, by way of Amendment Agreements dated July 23, 2007 (the “Amendment Agreements”) between the Company and each of the holders of the Notes, including Stillwater (each a “Holder” and collectively, the “Holders”), the Company agreed to issue each Holder an amended and restated Note for the outstanding Notes (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007 and an amended restated Warrant (the “Amended Warrants”).   The changes to the Amended Notes and Amended Warrants include the following:

•	The maturity date for the Amended Notes (totaling after conversions an aggregate of $6,020,000) was extended to December 21, 2008;
•
Liquidated damages of 1% per month related to the Company’s delisting from the American Stock Exchange will no longer accrue and the deferred interest balance of approximately $230,000 has been forgiven;

•	The Company no longer has to maintain a minimum cash or cash equivalents balances of $600,000;
•	The Amended Notes may not be prepaid without the consent of the Holders;
•	As of July 23, 2007 the interest rate was raised from 6% per annum to 8% per annum;
•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock.  The conversion price for the Amended Notes was revised from $2.60 to $.75 per share except for the Stillwater Note which remained $.35 per share for $250,000 of principal (which represents the remaining portion of the original principal balance of $500,000 after Stillwater’s partial conversion);

•
In addition to the right to convert the Amended Notes in the Company’s common stock, up to $3,010,000 of the Amended Notes can be converted into (ii) 3,010 shares of the Company’s newly formed Series A Senior Secured Convertible Preferred Stock (the “Preferred”) at a stated value of $1,000 per share.  The Preferred is convertible into common stock at $.75 per share, subject to adjustment as provided for in the Certificate of Designations (discussed below);

•
Except for the Stillwater Warrant whose exercise price was unchanged,, the Amendment Agreements adjusted the exercise price of the Amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of Warrants exercisable for an additional 3,831,859 shares of common stock  at  $1.03 per share with an expiration date of July 21, 2011;

•
The Amended Notes eliminate the requirement that the Company comply with certain covenants of management contained in the Notes. Specifically, among other things, the requirements to defer management compensation and to maintain a management committee were removed; and

•
The Amended Notes and/or the Preferred are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Conversion Price, in which case the Conversion Price shall be adjusted to such lower price.  The Amended Warrants are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Strike Price, in which case the Strike Price shall be adjusted to the lower of (1) 138% of the price at which such common stock is issued or issuable and (2) the exercise price of warrants, issued in such transaction.

Pursuant to the Amended Notes, the Company cannot enter into a transaction that constitutes a Fundamental Change without the consent of the Holders.  A Fundamental Change includes the following:

•	the consolidation or merger of the Company or any of its subsidiaries;
•	the acquisition by a person or group of entities acting in concert of 50% or more of the combined voting power of the outstanding securities of the Company; and
•
the occurrence of any transaction or event in which all or substantially all of the shares of the Company’s common stock is exchanged for converted into acquired for or constitutes the right to receive consideration which is not all or substantially all common stock which is listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting securities prices.

Pursuant to the Amendment Agreements, the Company filed a Certificate of Designations of Series A Senior Secured Convertible Preferred Stock (the “Certificate of Designations”). The Certificate of Designations designates 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”).  Each share of the Preferred Stock has a stated value of $1,000.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with the Company’s common stock or any other class or series of stock of the Company, the number of shares of common stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Certificate of Designations prohibits the Company from entering into a Fundamental Change without consent of the Holders and contains antidilution adjustments rights that are comparable to the antidilution adjustments contained in the Amended Notes.

Pursuant to the Amendment Agreements, the Company was required to file a registration statement with the Securities and Exchange Commission by August 31, 2007 covering the resale of 100% of the sum of (a) the number of shares issuable upon conversion of the Amended Notes and Preferred Stock, and (b) the number of shares issuable upon exercise of the Warrants.

Pursuant to the Amendment Agreement, the Company and the Collateral Agent, on behalf of the note holders, executed Amendment No. 1 to the Pledge and Security Agreement; Amendment No. 1 to Patent and Trademark Security Agreement; Amendment No. 1 to Lockbox Agreement.  The Pledge and Security Agreement, Trademark Security Agreement and Lockbox Agreement were previously entered into on July 21, 2006 (collectively, the “Ancillary Agreements”).  The Ancillary Agreements were amended to cover obligations that may become payable to holders of Preferred Stock, to delete certain definitions used in the Ancillary Agreements and substitute definitions of terms used in the Ancillary Agreements.

The summary of amendment terms contained herein does not include all information included in the Amendment Agreement, the Amended Notes, the Amended Warrants, the Certificate of Designations or the Ancillary Agreements and, consequently, is qualified in its entirety by reference to the entire text of the Amendment Agreements and the forms of the Amended Notes, Amended Warrants, Certificate of Designations, Amendment No. 1 to Pledge and Security Agreement, Amendment No. 1 to Patent and Trademark Security Agreement and Amendment No. 1 to Lockbox Agreement.

Securities Purchase Agreement – April 2008

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on April 4, 2008, the Company entered into a Securities Purchase Agreement on April 2, 2008, (the “Purchase Agreement”) pursuant to which it sold to certain qualified institutional buyers and accredited investors (the “Investors”) an aggregate of 1,586,539 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 793,273 shares of common stock, for an aggregate purchase price of $1,650,000. The purchase price of the common stock was $1.04 per share and the strike price of the corresponding warrant was $1.30 per share. The warrants expire April 2, 2013.

The Company entered into a Registration Rights Agreement with the Investors to register the resale of the Shares sold in the offering and the shares of common stock issuable upon exercise of the warrants.  Subject to the terms of the Registration Rights Agreement, the Company was required to file a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) within 45 days of the closing, to use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, but in no event later than 90 days after the filing date and no later than 120 days after the filing date in the event of SEC review of the registration statement. The Company filed the registration statement within the 45 day period however the Company was notified that the registration statement was under review by the SEC.  The Company failed to file the amended registration statement by August 2, 2008 which was the 120th day from the signing of the Purchase Agreement and therefore the registration statement is not effective.

As the registration statement is not effective within the grace periods (“Event Date”), the Company must pay partial liquidated damages (“damages”) in cash to each investor equal to 2% of the aggregate purchase price paid by each investor under the Purchase Agreement on the Event Date and each monthly anniversary of the Event Date (or on a pro-rata basis for any portion of a month) until the registration statement is effective.  The Company is not liable for any damages with respect to the warrants or warrant shares.  The maximum damages payable to each investor is 36% of the aggregate purchase price.  If the Company fails to pay the damages to the investors within 7 days after the date payable, the Company must pay interest at a rate of 15% per annum to each investor which accrues daily from the date payable until damages are paid in full.  The Company estimated $399 thousand to be the maximum potential damages that the Company may be required to pay the investors if the registration statement is not effective within three years of the signing of the agreement. The Company estimated $66 thousand to be a reasonable estimate of the potential damages that may be due to the investors based on the anticipated filing date.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Moriah Capital Loan Agreement and Amendments

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on August 10, 2007, the Company and Moriah Capital LP (“Moriah”) entered into a Loan and Security Agreement, dated as of August 7, 2007 (the “Loan and Security Agreement”), which was amended as of January 30, 2008 by Amendment No. 1 and on March 18, 2008 by Amendment No. 2 (collectively, the “Original Agreement”).

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on August 26, 2008, the Company and Moriah entered into Amendment No. 3 to the Loan and Security Agreement dated August 20, 2008 (the “Amendment No. 3”). Pursuant to Amendment No. 3, the Company issued Moriah an Amended and Restated Convertible Revolving Loan Note (the “Amended Note”).   The maturity date of the Amended Note has been extended to August 7, 2009 and the maximum amount that the Company can borrow pursuant to the Amended Note was increased to $3,000,000. The maturity date of the original revolving loan note had previously been extended to August 20, 2008.

Pursuant to Amendment No. 3, the Company issued Moriah a warrant, which terminates on August 7, 2013, to purchase up to 370,000 shares of the Company’s common stock at an exercise price of $1.30 per share. In connection with Amendment No 3, the Company will pay Moriah $85,000 in fees.  As previously reported, pursuant to Original Agreement, the Company issued Moriah warrants to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amended and Restated Securities Issuance agreement (the “Amended and Restated Securities Issuance Agreement”). In connection with a Securities Issuance Agreement, dated as of August 7, 2007 (the “Original Securities Issuance Agreement”), the Company issued Moriah 162,500 shares of the Company’s common stock (the “2007 Shares”).  Pursuant to the Amended and Restated Securities Issuance Agreement, Moriah agreed to waive the Company’s obligation to buy back the 2007 Shares with respect to 125,000 of such shares and to defer the Company’s obligation to buy back 37,500 of such 2007 Shares  (collectively, the “Put Waiver”). Pursuant to the Amended and Restated Securities Agreement, the Company is issuing Moriah 485,000 shares of its Common Stock (of which 125,000 shares were issued in consideration for the Put Waiver from Moriah and 360,000 shares were issued in lieu of the issuance to Moriah of the Contingent Issued Shares (as described in the Original Securities Issuance Agreement)). Additionally, pursuant to the Amended and Restated Securities Issuance Agreement, the Company has also granted Moriah a put option pursuant to which Moriah can sell to the Company 162,500 shares of its common stock issued under the Amended and Restated Securities Agreement for $195,000, pro-rated for any portion thereof (the “2007 Put Price”). The 2007 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that it does not wish to exercise the 2007 Put Option. The Company also granted Moriah a second put option pursuant to which Moriah can sell 360,000 of the shares issued to Moriah pursuant to the Amended and Restated Securities Purchase Agreement to the Company for $234,000 (the “2008 Put Option”).  The 2008 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that Moriah does not wish to exercise the 2008 Put option in whole or in part.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amendment to Registration Rights Agreement (the “Amended Registration Rights Agreement”).   Pursuant to the Amended Registration Rights Agreement, the Company agreed to use its best efforts to file a registration statement to register the 485,000 shares of the Company’s common stock issued pursuant to the Amended and Restated Securities Issuance Agreement and the shares of common stock issuable upon exercise of the Warrant, provided that the Company is permitted under applicable securities rules and regulations and after the certain other registration statements that the Company was obligated to file on behalf of selling shareholders have been  declared effective.

On August 19, 2008, the Holders of the Amended Notes and the Investors in the Purchase Agreement consented to the Company’s execution of the Amended Note, Amendment No. 3, Amended and Restated Securities Issuance Agreement, and the Amended Registration Rights Agreement.  In consideration for the consent, a total of 144,000 shares of common stock were issued to the Holders and Investors based on individual participation in the Amended Notes and Securities Purchase Agreement on September 4, 2008.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, amended (the "Act") for the private placement of the above-referenced securities pursuant to Section 4(2) of the Act since, among other things, these transactions did not involve a public offering and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing description of Amendment No. 3 to the Loan and Security Agreement, the Amended and Restated Revolving Loan Note, the Amended and Restated Securities Issuance Agreement, and the Amendment to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the entire text of the agreements.

General

eMagin Corporation designs, develops, manufactures, and markets virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products have received award recognition including: SID Display of the Year and Electronic Products Magazine Product of the Year. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products globally.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of eMagin's SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA 3DS (SVGA 3D shrink, a smaller format SVGA display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including greatly increased system level power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternative microdisplay technologies. We have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems and we have licensed certain fundamental OLED and display technology from Eastman Kodak.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology for virtual imaging. We believe we are the only company to sell full-color active matrix small molecule OLED-on-silicon microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. Simultaneous with this merger, we changed our name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com. We make available on our website, free of charge, our annual report on Forms 10-K, our proxy statement, our quarterly reports on Forms 10Q, our current reports on Form 8K, and all amendments to such reports filed under the Securities and Exchange Act, earnings press releases, and other business-related press releases. We also post on our website the charters of our Audit, Compensation, Governance and Nominating committees, our Codes of Ethics and any amendments of or waiver to those codes of ethics, and other corporate governance materials recommended by the Securities and Exchange Commission as they occur.

Industry Overview

A study by NanoMarkets (February 2007) predicts the overall OLED market will approach $10.9 billion in 2010 and grow to $15.5 billion by 2014. These markets include various sizes devices for a range of applications from cell phone size to viewfinder displays to televisions to lighting. Displays in general are sold as independent products (such as TV monitors) or as components of other systems (such as laptop computers). Our products target one segment of the display industry, the near-eye, personal display, which is viewed through a lens rather than directly, in comparison to desktop computer screens which are known as direct view displays. As an off-shoot of our work in microdisplays, we are also participating in government-funded development studies for OLED-based lighting.

Personal displays, that is, near-eye systems based on microdisplays and optics, include video headsets, camcorders, viewfinders and other portable devices. Microdisplays are typically of such high resolution that they can be practically viewed only with magnifying optics. Although microdisplays are typically physically smaller than a postage stamp, they can provide a magnified viewing area similar to that of a full-size computer screen. For example, when magnified through a lens, a high-resolution 0.6-inch diagonal display can appear comparable to a 19- to 21-inch computer screen at about 2 feet from the viewer or a 60-inch TV screen at about 6 feet.  The wearable display market, according to DisplaySearch, is expected to grow to at least $153 million in 2010. McLaughlin Consulting, in a report published December 2006, projects that, with effective marketing, the Personal Viewer market could reach nearly $1 billion in 2010.

We believe that the most significant driver of the longer term near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of near-eye microdisplay products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices such as notebook and sub-notebook computers, portable DVD systems, electronic games, and other entertainment, and wearable computers.

Until now, near-eye virtual imaging microdisplay technologies have not simultaneously met all of the requirements for high resolution, full color, low power consumption, brightness, lifetime, size and cost which are required for successful commercialization in OEM consumer products. We believe that our new OLED-on-silicon microdisplay product line meets these requirements better than alternative products and will help to enable virtual imaging to emerge as an important display industry segment.

Our Approach: OLED-on-Silicon Microdisplays and Optics

There are two basic classes of organic light emitting diode, or OLED, technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix molecular OLED technology, which we call OLED-on-silicon because we build the displays directly on silicon chips. Our OLED-on-silicon technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white or full-color display arrays. OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lowered overall system costs relative to alternative technologies.

We have developed our own proprietary and patented technology to create high performance OLED-on-silicon microdisplays and related optical systems, and we license fundamental OLED technology from Eastman Kodak. (See "Intellectual Property" and "Strategic Relationships"). We expect that the integration of our OLED-on-silicon microdisplays into mobile electronic products will result in lower overall system costs to our OEM customers.

We believe that our OLED-on-silicon microdisplays will initiate a new generation of virtual imaging products that could have a profound impact on many industries. Headsets providing virtual screens surrounding the user in a sphere of data become a practical reality with our displays and a low cost head tracker. Because our microdisplays generate and emit light, they have a wider viewing angle than competing liquid crystal microdisplays, and because they have the same high brightness at all forward viewing angles, our microdisplays permit a large field-of-view and superior optical image.

The wider viewing angle of our display results in the following superior optical characteristics in comparison with LCDs and other near-eye display technologies:

•	the user does not need to accurately position the head-wearable display to the eye;

•	the image will change minimally with eye movement and appear more natural; and

•	the display can be placed further from the eye and not cut off part of the image.

In addition, our OLED-on-silicon microdisplays offer faster response times and use much less power than competitive liquid crystal microdisplay systems. Our subsystem-level power consumption is so low that two SVGA, full color, full speed motion video computer displays can easily be run in stereovision off the power from a single USB port on a portable computer. Battery life is extended and weight is greatly reduced in systems using our products.

Our SVGA+ OLED microdisplay stores all the color and luminance value information at each of the more than 1.5 million picture elements, or pixels, between refresh cycles in the display array, eliminating the flicker or color breakup seen by most other high-resolution microdisplay technologies. Even power efficient frame rates as low as 30 Hz can usually be used effectively. Power consumption at the system level is expected to be the lowest of any full-color, full-video SVGA resolution range, large view microdisplay on the market. The OLED's ability to emit light at wide angles allows customers to create large field of view (approx. 40 degrees), wide image capture range images from very compact, low-cost, one-piece optical systems. The display contains the majority of the electronics required for connection to the RGB (red, green, blue signal) port of a portable computer imbedded in its silicon chip backplane, thereby eliminating many other components required by other display technologies such as digital-analog converters, application-specific integrated circuits (ASICs), light sources, multiple optical elements, and other components. We believe that these features will enable our new class of microdisplay to potentially be the most compact, highest image quality, and lowest cost solution for high resolution near-eye applications, once they are in full production.

We have also developed advanced lens technology which permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. Molded plastic prism lenses have been developed to help our OEM customers obtain better quality, large area virtual images using our displays at relatively low cost in comparison to alternate approaches.

Our Products

Our first commercial microdisplay products are based on our "SVGA series" OLED microdisplays. We offer products utilizing both our proprietary “OLED” or “OLED-XL” technologies, applied to the same integrated circuit base. We offer our products to OEMs and other large volume buyers as both separate components, integrated bundles coupled with our own optics, or full systems. We also offer engineering support to enable customers to quickly integrate our products into their own product development programs.

 (1) OLED Microdisplay Component Products

SVGA+ OLED Microdisplay (Super Video Graphics Array of 800x600 plus 52 added columns of data).  Our 0.62 inch diagonal SVGA+ OLED microdisplays have a resolution of 852x600 triad pixels (1.53 million picture elements). The product was dubbed "SVGA+" because it has 52 more display columns than a standard SVGA display, permitting users to run either (1) standard SVGA (800 x 600 pixels) to interface to the analog output of many portable computers or (2) 852 x 480, using all the data available from a DVD player in a 16:9 wide screen entertainment format. The display also has an internal NTSC monochrome video decoder for low power night vision systems.

SVGA-3D OLED Microdisplay (Super Video Graphics Array plus built-in stereovision capability).  Our 0.59 inch diagonal SVGA-3D OLED microdisplays have a resolution of 800x600 triad pixels (1.44 million picture elements). A built-in circuit provides compatibility with single channel frame sequential stereoscopic vision without additional external components.

Microdisplays Under Development.  We are developing two additional display products, a smaller format (SVGA-3DS) version of our SVGA display, which will have 800 x 600 triad pixels and be 0.44 inch diagonal and a 0.77 inch SXGA OLED microdisplay with resolution of 1280x 1024 triad pixels. These new products offer both analog and digital signal inputs in a compact display with greater power efficiency. With the world’s finest pitch (11.1 microns) and a high level of integrated functionality, the SVGA-3DS provides a simple path to system integration in a small format. The SXGA split chip architecture offers unprecedented power consumption savings for this display format in addition to a highly flexible system interface configuration.

Lens and Design Reference Kits. We offer a WF05 prism optic, with mounting brackets or combined with OLED microdisplays to form an optic-display module. We provide Design Reference Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

Integrated Modules. We provide near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with our lenses and electronic interfaces for integration into OEM products. We have shipped customized modules to several customers, some of which have incorporated our products into their own commercial products.

(2) Personal Display Systems (Head-Wearable and Headset Systems)

Our Z800 3DVisors(tm) give users the ability to work with their hands while simultaneously viewing information or video on the display. The Z800 3DVisor enables more versatile portable computing, using a 0.59-inch diagonal microdisplay (SVGA-3D capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye, or a 105 inch movie screen at 12 foot distance. Our systems are currently being used for personal entertainment, electronic gaming, and military training and simulation, among other applications. We believe that personal display systems will fill the increasing demand for instant data accessibility and privacy in mobile workplaces. We sell the personal display systems to OEM systems and equipment customers, through distributors, and through our e-commerce website, www.3dvisor.com.

Our Market Opportunity - Personal Display Systems Platforms, including Head-wearable Displays

The growth potential of our selected target market segments have been investigated using information gathered from key industry market research firms, including DisplaySearch, Frost and Sullivan, Fuji-Chimera, International Data Corporation, Nikkei, SEMI, Stanford Resources-iSuppli and others. Such data was obtained using published reports and data obtained at industry symposia. We have also relied substantially on market projections obtained privately from industry leaders, industry analysts, and current and potential customers.

The virtual-imaging markets we are targeting include industrial, medical, military, arcade games, 3-D CAD/Virtual Reality, and wearable computers. Within each of these market sectors, we believe that our microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products. Applications we are targeting the following:

Head-wearable displays incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications. These have military, commercial, and consumer applications.

Military

Military demand for head-wearable displays is currently being met with microdisplay technologies that we believe to be inferior to our OLED-on-silicon products. The new generation of soldiers will be highly mobile, and will often need to carry highly computerized communications and surveillance equipment. To enable interaction with the digital battlespace, rugged, yet lightweight and energy efficient technology is required. Currently available microdisplay technologies do not meet the requirements for low power, hands-free, day and night-viewable displays. As a COTS (commercial off the shelf) component, OLED microdisplays demonstrate performance characteristics important to military and other demanding commercial and industrial applications including high brightness and resolution, wide dimming range, wider temperature operating ranges, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. The OLED's very low power consumption reduces battery weight and increases allowed mission length. Properly implemented, we believe that head-mounted systems incorporating our microdisplays will increase effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness to be used in daylight, yet controllable for nighttime light security. The OLED's inherent wide temperature range is especially of interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions.

Our OLED microdisplays have been selected for a range of defense-security applications, including a situational awareness HMD for the US Army Land Warrior programs, a handheld thermal imager for border patrol and training, and simulation virtual monitors for Quantum 3D. The Land Warrior, a baseline program in the Army's drive to digitize the battlefield, is an integrated digital system that incorporates computerized communication, navigation, targeting and protection systems for use by the twenty-first century infantry soldier. Rockwell Collins, the principal contractor for the US Army's Land Warrior HMD system, and eMagin applied their respective expertise in HMD and imaging technology to develop rugged, yet lightweight and energy efficient products meeting the requirements of tomorrow's soldier. Our display is also used in Rockwell Collins’ commercially available ProView S035 Monocular HMD. Night Vision Equipment Corporation's HelmetIR-50(TM), a lightweight, military helmet mounted thermal imager, which provides hands-free operation and allows viewers to see through total darkness, battlefield obscurants, and even foliage, is the first OLED-equipped product to be listed on the US Government's GSA schedule. Virtually Better Inc. has incorporated our Z800 3DVisor into its “Virtual Iraq” treatment for post-traumatic stress disorders.  In addition, our displays have been commercialized, or planned to be commercialized, by military systems integrators including DRS, Elbit, Insight Technologies, Nivisys, Qioptiq, Saab, Sagem, and Thales, , among others. We cannot assure that Government projects will remain on schedule, or that they will be fully implemented. Similar systems are of interest for other military applications as well as for related operations such as urban security, fire and rescue.

Commercial, Industrial, and Medical

We believe that a wide variety of commercial and industrial markets offer significant opportunities due to increasing demand for instant data accessibility in mobile workplaces. Some examples of microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Commercial products in these sectors include Sage Technologies, Ltd.'s Helmet Vue (TM) Thermal Imaging System and Liteye's 500. VRmagic GmbH, a leading developer of virtual reality simulators, is using our OLED microdisplays in their EYESI(TM) Virtual Reality Surgical Simulator, which provides real-time simulation of ophthalmic surgery, high performance biomechanical tissue simulation, precision tracking, and realistic stereo imaging. Sensics has incorporated our OLED displays in their immersive SkyVizor (TM) virtual reality headset to serve as the "eyes" of the Robonaut, a humanoid robot being developed by NASA and Department of Defense agencies. The Robonaut system can work side by side with humans, or alone in high-risk situations. Telepresence uses virtual reality display technology to visually immerse the operator into the robot's workspace, facilitating operation and interaction with the Robonaut, and potentially reducing the number of dangerous space walks required of real astronauts.  Another recent example is Saab Avitronics, which has chosen eMagin microdisplays for its new Multi-Purpose Virtual Image Display (VID) which comprises high-performance magnifying optics and the OLED, sealed in an aluminum casing.

Consumer

Once our displays are manufactured in high volumes at reduced costs, we believe that our head-wearable display products may enhance the following consumer products:

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Entertainment and gaming video headset systems, which permit individuals to view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision in private without disturbing others. We believe that these new headset game systems can provide a game or telepresence experience not otherwise practical using conventional direct view display technology. The advent of video iPods and the rapidly increasing amount of downloadable content have accelerated the movement toward portable video technology. At the same time, the desire for larger screen sizes while retaining the iPod portability has been referenced in many publications. Virtual imaging uniquely provides a large, high resolution view in a small portable package, and we believe that our OLED on silicon technology is a best fit to help open this market.

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Notebook computers, which can use head-wearable devices to reduce power requirements as well as expand the apparent screen size and increase privacy. Current notebook computers do not use microdisplays. Our products can apply not only to new models of notebook computers, but also as aftermarket attachments to older notebooks still in use. The display can be easily used as a second monitor on notebook computers for ease of editing multiple documents to provide multiple screens or for data privacy while traveling. It can also be used to provide larger screen capability for viewing spreadsheets or complex computer aided design (CAD) files. We expect to market our head-wearable displays to be used as plug-in peripherals to be compatible with most notebook computers. We believe that the SVGA-3D microdisplay is well suited for most portable PC headsets. Our microdisplays can be operated using the USB power source of most portable computers. This eliminates added power supplies, batteries, and rechargers and reduces system complexity and cost.

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Handheld personal computers, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display. Microdisplays can be built into handheld computers to display more information content on virtual screens without forfeiting portability or adding the cost a larger direct view screen. Microdisplays are not currently used in this market. We believe that GPS viewers and other novel products are likely to develop as our displays become more available.

The combination of power efficiency, high resolution, low systems cost, brightness and compact size offered by our OLED-on-silicon microdisplays has not been made available to makers and integrators of existing entertainment and gaming video headset systems, notebook computers and handheld computers. We believe that our microdisplays have the potential to propel the growth of new products and applications such as lightweight wearable computer systems.

Our Strategy

Our strategy is to establish and maintain a leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our leadership in both OLED-on-silicon technology and microdisplay lens technology. We aim to provide microdisplay and complimentary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives includes the following:

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Leverage our superior technology to establish a leading market position. As the first to exploit OLED-on-silicon microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market.

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Optimize manufacturing efficiencies by outsourcing while protecting proprietary processes. We outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED application and OLED sealing processes in-house. We believe that these areas are where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs. By performing the processes in-house we can continue to directly make improvements in the processes, which will improve device performance. We also retain the ability to customize certain aspects such as color balance, which is known as chromaticity, as well as specialized boards or interfaces, and to adjust other parameters at the customer's request. In the area of lenses and head-wearable displays, we intend to focus on design and development, while working with third parties for the manufacture and distribution of finished products. We intend to prototype new optical systems, provide customization of optical systems, and manufacture limited volumes, but we intend to outsource high volume manufacturing operations. There are numerous companies that provide these outsource services.

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Build and maintain strong internal design capabilities. As more circuitry is added to OLED-on-silicon devices, the cost of the end product using the display can be decreased; therefore integrated circuit design capability will become increasingly important to us. To meet these requirements, we utilize in-house design capabilities supplemented by outsourced design services. Building and maintaining this capacity will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills will also remain a part of our overall long term strategy.

Our Strategic Relationships

Strategic relationships have been an important part of our research and development efforts to date and are an integral part of our plans for commercial product launch. We have forged strategic relationships with major OEMs and strategic suppliers. We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to better meet our customer's requirements. Moreover, we expect to provide microdisplays and Microviewers(TM) to some of these partners, thereby taking advantage of established distribution channels for our products.

Eastman Kodak is a technology partner in OLED development, OLED materials, and a potential future customer for both specialty market display systems and consumer market microdisplays. We license Eastman Kodak's OLED and optics technology portfolio. We have a nonexclusive; perpetual, worldwide license to use Eastman Kodak patented OLED technology and associated intellectual property in the development, use, manufacture, import and sale of microdisplays. The license covers emissive active matrix microdisplays with a diagonal size of less than 2 inches for all OLED display technology previously developed by Kodak. An annual minimum royalty is paid at the beginning of each calendar year and is fully creditable against the royalties we are obligated to pay based on net sales throughout the year. Eastman Kodak and eMagin have engaged in numerous discussions regarding potential product applications for eMagin's microdisplays by Eastman Kodak.

We are working cooperatively with the US Army, US Navy, and with several military system integrators to further characterize operation of our displays in rugged military environments. We have a Cooperative Research and Development Agreement (CRADA) with the US Army Night Vision Electronic Sensors Directorate (NVESD) to characterize performance of our displays. We are currently partnering with the University of Michigan to develop advanced display process via a government-sponsored research program. We intend to continue to establish additional strategic relationships in the future.

We are a member of the United States Display Consortium (USDC), a cooperative effort between industry and government whose charter is to develop an infrastructure to support North American flat panel display manufacturing. It has more than 100 members, as well as support from the Department of Defense. The USDC’s role is to provide a common platform for flat panel display manufacturers, developers, users and the manufacturing equipment and supplier base.

Our Technology Platforms

OLED-on-Silicon Technology

Scientists working at Eastman Kodak invented OLEDs in the early 1980s. OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which mean they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, OLED devices use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in existing technologies. OLED films may be coated on computer chips, permitting millions of individual low-voltage light sources to be built on silicon integrated circuits to produce single color, white or full-color display arrays. Many computer and video electronic system functions can be built directly into a silicon integrated circuit as part of the OLED display, resulting in an ultra-compact system. We believe these features, together with the well-established silicon integrated circuit fabrication technology of the semiconductor industry, make our OLED-on-silicon microdisplays attractive for numerous applications.

We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. Eastman Kodak provides OLED technology and we provide additional technology advancements that have enabled us to coat the silicon integrated circuits with OLEDs.

We have developed numerous and significant enhancements to OLED technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, top-emitting structure for our OLED-on-silicon devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED devices can emit full visible spectrum light that can be isolated with color filters to create full color images. Our microdisplay prototypes have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements in development offer future potential for even better performance for brightness, efficiency, and lifespan. Additionally, we have invested considerable work over several years to develop unique electronics control and drive designs for OLED-on-silicon microdisplays.

In addition to our OLED-on-silicon technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

Advantages of OLED Technology

We believe that our OLED-on-silicon technology provides significant advantages over existing solutions in our targeted microdisplay markets. We believe these key advantages will include:

•	Low manufacturing cost;
•	Low cost system solutions;
•	Wide angle light emission resulting in large apparent screen size;
•	Low power consumption for improved battery life and longer system life;
•	High brightness for improved viewing;
•	High-speed performance resulting in clear video images;
•	Wide operating temperature range; and
•	Good environmental stability (vibration and humidity).

Low manufacturing cost.  Many OLED-on-silicon microdisplays can be built on an 8-inch silicon wafer using existing automated OLED and color filter processing tools. The level of automation used lowers labor costs. Only a minute amount of OLED material is used in each OLED-on-silicon microdisplay so that material costs, other than the integrated circuit itself, are small. The number of displays per silicon wafer may be higher on OLEDs than on liquid crystal displays, or LCDs, because OLEDs do not require a space-wasting perimeter seal band. Expensive transparent wafers with CMOS silicon laminated onto quartz are not required for OLED microdisplays, as standard CMOS chips may be used as backplanes.

Low cost systems solutions.   In general, an OEM using OLED-on-silicon microdisplays will not need to purchase and incorporate lighting assemblies, color converter related Applications Specific Integrated Circuits, or ASICs, or beam splitter lenses as is the case in liquid crystal microdisplays, which also require illumination. Many important display-related system functions can be incorporated into an OLED-on-silicon microdisplay, reducing the size and cost of the system. Non-polarized light from OLEDs permit lenses for many OLED-on-silicon applications that are made of a single piece of molded plastic, which reduces size, weight and assembly cost when compared to the multipiece lens systems used for liquid crystal microdisplays. System cost relative to liquid crystal and liquid crystal on silicon, or LCOS, competitive products is thus reduced. Because our displays are power efficient, they typically require less power at the system level than other display technologies at a given display size and brightness.

Wide-angle light emission simplifies optics for large apparent screen size.  OLEDs emit light at most forward directions from each pixel. This permits the display to be placed close to the lens in compact optical systems. It also provides the added benefit of less angular dependence on the image quality relative to pupil and eye position when showing a large field of view, unlike reflective LCOS microdisplays. This results in less eye fatigue and makes it relatively easy to low power consumption for improved battery life and longer system life. OLEDs emit light rather than transmitting it, so no power-consuming backlight or front light, as required for liquid crystal displays, is required. OLEDs can be energy efficient because of their high efficiency light generation. Furthermore, OLEDs conserve power by powering only those pixels that are on while liquid crystal on silicon requires light at all pixels all the time. Most optical systems used for our OLEDs are highly efficient, permitting over 80% of the light to reach the eye, whereas reflective technologies such as liquid crystal on silicon require multiple beam splitters to get light to the display, and then into the optical system. This results in typically less than 25% light throughput efficiency in reflective microdisplay systems. Most important, we do not need a power-hungry video frame buffer, as required in liquid crystal frame-sequential color systems. Battery life can therefore be extended.

High brightness for improved viewing.  This feature can be of great value to military applications, where there is a need to see the computer image overlaid onto brightly lit real-life backgrounds such as desert sand, water reflections or sunlit clouds. The OLED can be operated over a large luminance range without loss of gray level control, permitting the displays to be used in a range of dark environments to very bright ambient applications. Since military simulation and situation awareness applications, including night vision, typically require large fields of view, the OLED's Lambertian optical characteristics make it an excellent choice.

High-speed performance resulting in clear video image.  OLEDs switch much more rapidly than liquid crystals or most cathode ray tubes, or CRTs. This results in smear-free video rate imagery and provides improved image quality for DVD playback applications. This eliminates visible image smear and makes practicable three-dimensional stereo imaging using a split frame rate. This advantage of our OLED-on-silicon is very important for 3-D stereovision gaming applications.

Flicker-free and no color breakup.  Because the OLED-on-silicon stores brightness and color information at each pixel, the display can be run with no noticeable flicker and no color sequential breakup, even at low refresh rates. A lower refresh rate not only helps reduce power, but it also facilitates system integration. Color sequential breakup occurs in systems such as liquid crystal on silicon and some liquid crystal display microdisplays when red, green and blue frames are sequentially imaged in time for the eye to combine. Since the different color screens occur at different times, movement of the eye due to vibration or just fast pupil movement can create color bands at each dark-light edge, making the image unpleasant to view and making text difficult to read. For example, the liquid crystal on silicon display needs to run at least three times the "normal" frame rate or speed to produce color sequential images, which wastes power and makes for a difficult technological challenge as display resolutions increase.

Wide operating temperature range.   Our OLEDs offer much less temperature sensitivity at both high and low temperatures than LCDs. LCDs are sluggish or non-operative much below freezing unless heaters are added and lose contrast above 50 degrees Celsius, while our OLEDs turn on instantly and can operate between -55 degrees Celsius and 130 degrees Celsius. We specify a smaller temperature range on most consumer products to accommodate lower cost packaging. This is an important characteristic for many portable products that may be used outdoors in many varying environmental conditions. It is especially important for military customers. Insensitivity to vibration, shock, and pressure are also important environmental control attributes.

Complementary lens and system technologies.  We have developed a wide range of technologies which complement our core OLED and lens technologies and which will enhance our competitive position in the microdisplay and head-wearable display markets. These include:

Lens technology. High quality, large view lenses with a wide range for eye positioning are essential for using our displays in near-eye systems. We have developed advanced lens technology for microdisplays and personal head-wearable display systems and hold key patents in these areas. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers and are using them in our own personal display systems.

We believe that the key advantages of our lens technology include:

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Can be very low cost, with minimal assembly. A one piece, molded plastic optic attached to the microdisplay has been introduced and may potentially serve consumer end-product markets. Since our process is plastic molding, our per unit production costs are low;

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Allows a compact and lightweight lens system that can greatly magnify a microdisplay to produce a large field of view. For example, our WF05 prism lens, in combination with our SVGA OLED microdisplay, provides a virtual view equivalent to that of a 105-inch diagonal display viewed at 12 feet;

•	Can use single-piece molded microdisplay lenses to permit high light throughput making the display image brighter or permitting the use of less power for an acceptable brightness;
•	Can be designed to provide focusing to enable users with various eyesight qualities to view images clearly; and
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Can optionally provide focal plane adjustment for simultaneous focusing of computer images and real world objects. For example, this characteristic is beneficial for word processing or spreadsheet applications where a person is typing data in from reference material. This feature can make it easier for people with moderately poor accommodation to use a head-wearable display as a portable computer-viewing accessory.

Personal display system technology. We have developed ergonomic technologies that make head-wearable displays easier to use in a wide variety of applications. For example, the use of our patented rotatable Eyeblocker(TM) provides a sharp image without requiring most users to squint. The Eyeblocker can also be moved to create an effective see-through appearance. To our knowledge, we have made the lightest weight, high-resolution head-wearable display with an over 35 degree diagonal field of view ever publicly demonstrated. We have also incorporated low cost, small size, high speed headtrackers to further enhance game and telepresence applications.

Sales and Marketing

We primarily provide display components for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. In addition, we market head-wearable displays directly to various vertical market channels, such as medical, industrial, and government customers. A typical buyer is a manufacturer of a product requiring a specific resolution of visual display or viewfinder for insertion into a product such as a portable DVD headset, a PC-gaming headset, or an instrument.

We market our services in North America, Asia, and Europe primarily through direct technical sales from our headquarters. Regular purchase orders are processed by our customer service coordinators and technical questions related to product purchases or product applications are processed by our technical support team. As a market-driven company, we assess customer needs both quantitatively and qualitatively, through market research and direct communications. Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with potential customers to define our products to optimize the final design, typically on a senior engineer-to-engineer basis. Our personal display systems are sold through select value-added resellers and on-line through PC Mall, Google Checkout, and our e-commerce site, www.3dvisor.com.

We identify companies with end products and applications for which we believe that our products will provide a system level solution and for which our products can be a key differentiator. We target both market leaders and select early adopter companies; their acceptance validates our technology and approach in the market. We believe successful marketing will require relationships with recognized consumer brand companies.

Near term sales efforts for OLED microdisplays have been focused on our military, industrial, and medical customers. We have received production orders and design wins for both the SVGA+ and SVGA 3D displays. To date, we have shipped products and evaluation kits to more than 200 OEM customers. An OEM design cycle typically requires between 6 and 36 months, depending on the uniqueness of the market and the complexity of the end product. New product development may require several design iterations prior to commercialization. Some of our initial customers have completed their initial evaluation cycle and we continue to receive follow-on orders and notification of product purchase decisions. (See "Our Market Opportunity: Military; Commercial, Industrial, and Medical; and Consumer")

Customers

Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. During 2007, 51% of our net revenue was to firms based in the United States and 49% was to international firms as compared to 59% domestic revenue and 41% international revenue during 2006.  In 2007, we had 10 customers that accounted for more than 54% of our total revenue as compared to 5 customers that accounted for more than 68% of our total revenue in 2006. In 2007, we did not have any customers that accounted for more than 10% of our total revenue as compared to 2006, when we had one customer that accounted for 13% of our total revenues.

Backlog

As of September 30, 2008, we had a backlog of approximately $4.6 million for purchases through December 31, 2009. This backlog consists of purchase orders and purchase agreements but does not include expected revenue from R&D contracts or expected NRE (non-recurring engineering) programs under development.

The majority of our backlog consists of purchase agreements for delivery over the next 12 months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties. Because of the possibility of customer changes in delivery schedules or cancellations and potential delays in product shipments, our backlog as of a particular date may not be indicative of net sales for any succeeding period. Some customers have experienced delays in their expected product launch schedules due to their own product development delays not directly related to our microdisplays, such as development of custom optics or other aspects of their end product, or by delays in government programs contracted to them.

Research and Development

Near-to-the-eye virtual imaging and OLED technology are relatively new technologies that have considerable room for substantial improvements in luminance, life, power efficiency, voltage swing, design compactness, field of view, optical range of visibility, headtracking options, wireless control and many other parameters. We anticipate that achieving reductions in manufacturing costs will require new technology developments. We also anticipate that improving the performance, capability and cost of our products will provide an important competitive advantage in our fast moving, high technology marketplace. Past and current research activities include development of improved OLED and display device structures, developing and/or evaluating new materials (including the synthesis of new organic molecules), manufacturing equipment and process development, electronics design methodologies and new circuits and the development of new lenses and related systems. In 2007, we spent approximately $2.9 million on research and development. In 2007 we continued to research more efficient materials and processes. We also completed the primary designs of our new smaller display, the SVGA 3DS, as well as the design of the SXGA.

External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas (See "Strategic Relationships").

U.S. Government-Funded Research

We have entered into several U.S. government contracts to fund a portion of our efforts to develop next-generation OLED technologies for a variety of applications. These include, among others, Small Business Innovation Research (SBIR) Phase II program contracts for continued research and development and the fabrication of prototypes. On contracts for which we are the prime contractor, we subcontract portions of the work to various entities and institutions, including the University of Michigan. Our recent government contracts include the following:

OLED Performance and Reliability Improvement for Active Matrix OLED Microdisplays. Armed forces as well as other security related agencies are relying increasingly on the benefits of OLED technology in active matrix microdisplays. Applications range from night vision thermal imaging to tactical awareness and communication systems to weapons-mounted sights, among others. As the systems capabilities are expanded, the need for higher brightness and ability to display static imagery such as maps and drawings is growing, placing higher demands on the OLED technology. In 2007 eMagin was awarded a contract managed by the Night Vision Electronic Sensors Directorate (NVESD) with funding by the Department of Defense Appropriations Bill. The objective of the program is to improve on the present performance of the microdisplay-based OLED technology from lifetime, efficiency and reliability standpoints. For 2007, we received approximately $360 thousand of the $1.12 million program. The FY 2008 Department of Defense Appropriations Bill has provided for continuation of a second phase of the program

Organic Light Emitting Diode (OLED) Display Technology for Military Aircraft. In 2007 we continued our efforts to develop a robust thin film encapsulation technique for OLED displays under a Small Business Technology Transfer (STTR) program from the US Navy. University of Michigan, Ann Arbor, MI is the university partner for this STTR. Many new schemes to encapsulate OLED devices with thin film techniques were developed, evaluated and tested under accelerated environmental condition. The contract expired on February 29, 2008. For 2007 we received approximately $328 thousand in funding under this program.

Ultra High Resolution Display for Army Medicine. In 2007 we formally initiated efforts on a multiple year program under contract with the US Army TATRC (Telemedicine and Advanced Technologies Research Center) with funding provided by the FY 2006 and 2007 Department of Defense Appropriations Bills. The culmination of this multiple year effort will provide an ultra-high resolution, wide field of view display system suitable for dual-use application within Army medicine, U.S. military simulation and training, and commercial uses. We received approximately $698 thousand in funding during 2007 under this contract and expect to receive approximately $2 million during 2008.

High Dynamic Range Microdisplay Feasibility Study. The US Army/RDECOM/NVESD and eMagin Corporation have established a CRADA (Cooperative Research and Development Agreement) with the goal of evaluating and characterizing new and existing AMOLED microdisplay configurations with an emphasis on the usable lifetime of the displays. This work is aimed at developing AMOLED microdisplays capable of being fielded in a wide range of US Army applications. The effort is for a 3 month period and is a feasibility study aimed at evaluating several concepts leading to a higher dynamic range without changing the existing pixel driver design of the microdisplays. If successful, a second phase can be considered addressing a complete high dynamic range OLED microdisplay. The total program cost for the 3 month program is approximately $236 thousand. The program started on March 14, 2008.

Manufacturing Facilities

We are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 33,000 square feet of space which houses our own equipment for OLED microdisplay fabrication and research and development, includes a 16,300 square foot class 10 clean room space, additional lower level clean room space, assembly space and administrative offices.

Facilities services provided by IBM include our clean room, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals.

We lease additional non-clean room facilities for chemical mixing, cleaning, chemical systems, and glass/silicon cutting. OLED chemicals can be purified in our facility with our own equipment, permitting the company to evaluate new chemicals in pilot production that are not yet available in suitable purity for OLED applications on the market.

Our display fabrication process starts with the silicon wafer, which is manufactured by a semiconductor foundry using conventional CMOS process. After a device is designed by a combination of internal and external designers with customer participation, we outsource wafer fabrication.

Our manufacturing process for OLED-on-silicon microdisplays has three main components: organic film deposition, organic film encapsulation (also known as sealing), and color filter processing. All steps are performed in semi-automated, hands-free environment suitable for high volume throughput. An automated cluster tool provides all OLED deposition steps in a highly controlled environment that is the centerpiece of our OLED fabrication. After wafer processing, each part is inspected using an automated inspection system, prior to shipment. We have electrical and optical instrumentation required to characterize the performance of our displays including photometric and color coordinate analysis. We are also equipped for integrated circuit and electronics design and display testing.

We also lease a facility in Bellevue, Washington where we operate our system development effort and business development activities. The facilities are well suited for designing and building limited volume prototypes and small quantity industrial or government products. Cables and electronic interfaces have recently been produced to permit our OEM customers to more rapidly create products and shorten their time-to-market. We plan to outsource medium to high volume subsystem production to low cost plastics, lenses, and assembly manufacturers. We are currently using domestic and international outside manufacturers and we are investigating new outsource opportunities.

We believe that manufacturing efficiency is an important factor for success in the consumer markets. We believe that high yield and maximum utilization of our equipment set will be key for profitability. The equipment required for initial profitable production is in place. Some equipment will be added when our production volume increases or as needed.

Intellectual Property

We have developed a significant intellectual property portfolio of patents, trade secrets and know-how, supported by our license from Eastman Kodak and our current patent portfolio.

Our license from Eastman Kodak gives us the right to use in miniature displays a portfolio in organic light emitting diode and optics technology, some of which are fundamental. Our agreement with Eastman Kodak provides for perpetual access to the OLED technology for our OLED-on-silicon applications, provided we remain active in the field and meet our contractual requirements to Eastman Kodak. We also generate intellectual property as a result of our internal research and development activities.

Our patents and patent applications cover a wide range of materials, device structures, processes, and fabrication techniques, such as methods of fabricating full color OLEDs. We believe that our patent applications relating to up-emitting structures on opaque substrates such as silicon wafers, which are critical for OLED microdisplays, and applications relating to the hermetic sealing of such structures are particularly important.

Our patents are concentrated in the following areas:

•	OLED Materials, Structures, and Processes;
•	Display Color Processing and Sealing;
•	Active Matrix Circuit Methodologies and Designs;
•	Field Emission and General Display Technologies;
•	Lenses and Tracking (Eye and Head);
•	Ergonomics and Industrial Design; and
•	Wearable Computer Interface Methodology

We also rely on proprietary processes, trade secrets, and know-how related to OLED technologies and materials which are not patented. To protect this information and know-how from unauthorized use or disclosure, we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and non-competition agreements. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated experience in the OLED field, gives us an advantage over potential competitors.

 Competition

The industry in which we operate is highly competitive. We may face competition from legacy technologies such as CRTs as well as from alternative flat panel display technologies. We believe that our key competition will come from liquid crystal on silicon microdisplays, or LCOS, also known as reflective liquid crystal displays and small transmissive LCDs. While we believe that OLED-on-silicon has the capability to provide higher quality image quality images, greater environmental ruggedness, reduced electronics cost and complexity, and improved power efficiency advantages over either type of liquid crystal based microdisplays, there is no assurance that these benefits will be fully realized or that liquid crystal manufacturers will not suitably improve these parameters to reduce these potential advantages of OLEDs.

Most companies pursuing liquid crystal on silicon technology, such as Syntax/Brillian Corporation, among others, have primarily focused on projection microdisplays, which do not compete directly with us. In most near-to-the-eye imaging markets, we face more serious competition from developers of transmissive liquid crystal displays, such as those developed by Kopin, or possibly laser scanning systems, such as those developed by Microvision Corporation. Large amounts of investment in an intrinsically weaker technology can potentially overcome advantages of one technology over another.

To our knowledge, the only other company that has publicly stated plans to develop OLED microdisplays for near-eye applications is MicroEmissive Displays (MED) in Britain. MED has raised substantial funds and created a newer facility than ours.  This competition has not been significant to date, but could become more serious if they enter our markets with directly relevant display designs and resolve their manufacturing and reliability-lifetime issues.

We may also compete with potential licensees of Universal Display Corporation, Eastman Kodak, or Sumitomo Corporation and other companies, each of which potentially can license OLED technology portfolios. Even though we could also potentially license technology from these developers, potential competitors could also obtain such licenses and may do so at more favorable royalty rates or allocate more resources to the competitive effort than we could obtain. However, should they decide to embark on developing microdisplays on silicon, we believe that our progress to date in this area gives us a substantial head start.

Employees

As of October 14, 2008, we had a total of 60 full time and part time staff. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

Our corporate offices are located in Bellevue, Washington.  Our Washington location includes administrative, finance, operations, research and development and sales and marketing functions and consists of leased space of approximately 19,000 square feet.  The lease expires in 2009.  Our manufacturing facility is located in Hopewell Junction, New York, where we lease approximately 33,000 square feet from IBM.  The NY facility houses our equipment for OLED microdisplay fabrication, assembly operations, research and development, and administrative functions. The lease expires in 2009.  We believe our facilities are adequate for our current and near-term needs.  See Note 12 to our December 31, 2007 consolidated financial statements for more information about our lease commitments.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

A former employee (“plaintiff”) of the Company commenced legal action in the United States District Court for the Southern District of New York, on or about October 12, 2007, alleging that the plaintiff was subject to gender based discrimination and retaliation in violation of Title VII of the Civil Rights Act of 1964 (Case No. 07-CV-8827 (KMK).  The plaintiff seeks unspecified compensatory damages, punitive damages and attorneys’ fees.  On November 26, 2007, the Company served and filed its Answer, in which it denied the material allegations of the Complaint and asserted numerous affirmative defenses.  This action is presently in the discovery stage.  The Company disputes the allegations of the Complaint and intends on vigorously defending this action.

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York against eMagin, asserting breach of contract and seeking to recover a $150,000 grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees.  On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay $112,200 of the $150,000 grant. The settlement requires that repayments be made on a monthly basis in the amount of $3,116.67 per month commencing August 1, 2006 and ending on July 1, 2009.

MANAGEMENT

The following table sets forth the names of our directors and executive officers as of September 30, 2008:

Name	Age	Position
Andrew G. Sculley (5)	57	Chief Executive Officer and President
Paul Campbell (4)	52	Interim Chief Financial Officer
Susan K. Jones	56	Chief Business Officer, Secretary
Adm. Thomas Paulsen (Ret.) (2)(3*)	71	Chairman of the Board, Director
Claude Charles (1)	71	Director
Paul Cronson	51	Director
Irwin Engelman (1*)	73	Director
Dr. Jacob Goldman (2*)(3)	86	Director
Brig. Gen. Stephen Seay (Ret.) (1)(3)	61	Director
(1)	Audit Committee
(2)	Governance & nominating Committee
(3)	Compensation Committee
(4)	On April 14, 2008, Michael D. Fowler resigned from his position as Interim Chief Financial Officer of the Company
(5)
As of June 1, 2008, Andrew G. Sculley is Chief Executive Officer and President.  Admiral Paulsen resigned from his position as interim Chief Executive Officer and continues to serve as Chairman of the Board.

* Committee Chair

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008.  Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001 Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company.  Mr. Sculley holds an MBA from Carnegie-Mellon University and an MS in physics from Cornell University. He attended Harvard University’s International Senior Management Program while an executive at Kodak.

Paul Campbell became the Company’s Interim Chief Financial Officer on April 15, 2008. Mr. Campbell has been a partner with Tatum, LLC (“Tatum”), an executive services firm, since November 2007. Mr. Campbell served as the Chief Financial Officer of four public companies, including Checkers Drive-In Restaurants, Inc, which until 2006 was traded on the Nasdaq and as Chief Financial Officer of Famous Dave’s of America, Inc., a publicly held company currently trading on the Nasdaq.  Mr. Campbell also served as Chief Financial Officer of Sonus Corporation, a medical device retailer, and of Organic To Go, Inc., an emerging publicly-held food company, from May 2007 through October 2007.  From 2001 through April 2007, Mr. Campbell owned and operated Campbell Capital, LLC, a consulting and investment firm in Seattle, Washington providing strategic planning and financing services to small businesses. Mr. Campbell received his Masters of Business Administration from Pepperdine University and his Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara.

Susan K. Jones has served as Executive Vice President and Secretary since 1992, and assumed responsibility of Chief Business Officer in 2008. Ms. Jones has more than 30 years of industrial experience, including senior research, management, and marketing assignments at Texas Instruments and Merck, Sharp, & Dohme Pharmaceuticals. Ms. Jones serves on the boards or chairs committees for industry organizations including IEEE, SPIE, and SID. Ms. Jones served as a director of eMagin Corporation from 1993 to 2000 and was a director of Virtual Vision, Inc. Ms. Jones graduated from Lamar University with a B.S. in chemistry and biology, holds more than a dozen patents, and has authored more than 100 papers and talks.

Rear Admiral Thomas Paulsen resigned from his position as Interim CEO and President on June 1, 2008 and continues to serve as Chairman of the Board.  He has served as a director since July 2003. Admiral Thomas Paulsen served for over 34 years in the US Navy in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations until his retirement in 1994 as a Rear Admiral. He then served as Chief Information Officer for Williams Telecommunications. Admiral Paulsen has served as a director of Umbanet, Inc. since 2002. Since 2000, Admiral Paulsen has served on the Board of Governors of the Institute of Knowledge Management, George Washington University. Since 1994, he has served as the Chairman of the Advisory Board and President Emeritus of the Center for Advanced Technologies (CAT) and a Managing Partner on the National Knowledge and Intellectual Property Management Taskforce, a not-for-profit company headquartered in Dallas, Texas, and is a member of the Board of Governors for the Japanese American National Museum, Los Angeles, California.

Claude Charles has served as a director since April of 2000. Mr. Charles has served as President of Azure Capital Limited since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings. Prior to 1996, Mr. Charles has also served as a director and in senior executive positions at SG Warburg and Co. Ltd., Peregrine Investment Holdings, Trident International Finance Ltd., and Dow Banking Corporation. Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University.

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he founded in 1992. Larkspur is a broker dealer that is a member of the National Association of Securities Dealers and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed "synthetic asset" products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia University School of Business Administration in 1982. He is on the Board of Umbanet, in New York City, a private company specializing in email based distributed applications and secure messaging.

Irwin Engelman has served as a director since May of 2005. He is currently a consultant to various industrial companies. He is currently a director of Sanford Bernstein Mutual Funds, a publicly-traded company, and a member of its audit committee. From November 1999 until April 2002, he served as Executive Vice President and Chief Financial Officer of YouthStream Media Networks, Inc., a media and retailing company serving high school and college markets. From 1992 until April 1999, he served as Executive Vice President and Chief Financial Officer of MacAndrews and Forbes Holdings, Inc., a privately-held financial holding company. From November 1998 until April 1999, he also served as Vice Chairman, Chief Administrative Officer and a director of Revlon, Inc., a publicly-traded consumer products company. From 1978 until 1992, he served as an executive officer of various public companies including International Specialty Products, Inc. (a subsidiary of GAF Holdings Inc.), CitiTrust Bancorporation, General Foods Corporation and The Singer Company. Mr. Engelman received a BBA in Accounting from Baruch College in 1955 and a Juris Doctorate from Brooklyn Law School in 1961. He was admitted practice law in the State of New York in 1962. In addition, he was licensed as a CPA in the State of New Jersey in 1966.

Dr. Jack Goldman joined our board of directors in February of 2003. Dr. Goldman is the retired senior vice-president for R&D and chief technical officer of the Xerox Corporation. While at Xerox, he founded and directed the celebrated Xerox PARC laboratory. Prior to joining Xerox, Dr. Goldman was Director of Ford Motor Company's Scientific Research Laboratory. He also served as Visiting Edwin Webster Professor at MIT. Dr. Goldman presently serves on the Boards of Directors of Umbanet Inc. and Medis Technologies Inc., and he has served on the Boards of Xerox, General Instrument Corp., United Brands, Intermagnetics General, GAF and Bank Leumi USA. He has also been active in government and professional advisory roles including service on the US Dept. of Commerce Technical Advisory Board, chairman of Statutory Visiting Committee of The National Bureau of Standards (National Institute of Standards and Technology), vice-president of the American Association for the Advancement of Science and president of the Connecticut Academy of Science and Engineering.

General Stephen Seay was elected to the Board of Directors in January 2006. In his 33-year Army career, General Stephen Seay held a wide variety of command and staff positions, most importantly as a soldier's soldier volunteering for his final assignment with his troops in Iraq. Most recently he was Program Executive Officer for Simulation, Training and Instrumentation, and Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom. He has also served as Program Manager for a joint system, headed the Joint Target Oversight Council and was Commanding General, Simulation, Training and Instrumentation Command (STRICOM), Army Materiel Command. Earlier, as a Field Artillery officer, he commanded at all levels, rising to corps artillery commander. He served as Chief of Staff, United States Army, Europe (Forward) and National Security Element, Taszar, Hungary, during Operation Joint Endeavor. He held resource management, operations research, and acquisition positions during three tours on Department of the Army staff. Stephen Seay holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from North Carolina State University.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on our website at http://www.emagin.com/investors.

We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Business Conduct and Ethics by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of eMagin common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as noted below:

As of December 31, 2007, there was one Form 4 filed late by Dr. K. C. Park and Susan K. Jones filed a Form 5 as a result of certain unfiled Form 4 filings.

General Information Concerning the Board of Directors

The Board of Directors of eMagin is classified into three classes: Class A, Class B and Class C. As of June 30, 2008, Irwin Engelman is the only Class A Director, and will hold office until the next Annual Meeting of our stockholders. Paul Cronson, Admiral Thomas Paulsen, and General Stephen Seay are Class B directors who will hold office until the 2009 Annual Meeting. Claude Charles and Dr. Jacob Goldman are Class C directors who will hold office until the next Annual Meeting.  There was no Annual Meeting held during 2007.   In each case, each director will hold office until his successor is duly elected or appointed and qualified in the manner provided in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, or as otherwise provided by applicable law.

Our Board of Directors held 20 meetings during 2007. Our independent directors met in executive session on a periodic basis in connection with regular meetings, as well as in their capacity as members of our Audit Committee and Compensation Committee.

Compensation of Directors

Non-management directors receive options under the Company’s stock option plan.  A grant of options to purchase 15,000 shares of common stock will automatically be granted on the date a director is first elected or reelected or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Such options granted will expire ten years after the date of grant and will become exercisable on December 31 of the year granted. For calendar years 2007 and 2008, Directors shall receive an annual cash retainer of $10,000 and an annual stock retainer of 25,000 options at market price on the date of issuance that will become fully exercisable on December 31 of the year granted.  Directors are also granted options based on committee assignments consisting of options to purchase 5,000 shares per year for members of the compensation committee, 10,000 shares for the governance committee and 15,000 shares for the audit committee. Each committee chair will receive 5,000 additional shares.  The governance and audit committee chairs will each receive an additional 10,000 option shares. In addition, each non-management director receives $1,000 for each in-person Board meeting, and $500 for each teleconference meeting or Committee meeting. Directors are eligible for reimbursement for ordinary expenses incurred in connection with attendance at such meetings.

The Audit Committee is responsible for determining the adequacy of our internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and recommending the selection of independent public accountants. The Audit Committee has adopted an Audit Charter, which is posted on our website at http://www.emagin.com/investors.The Audit Committee is composed of three Directors, Claude Charles, Irwin Engelman, and Adm. Stephen Seay. The Board has determined that each of the members of the Audit Committee is unrelated, an outside member with no other affiliation with us and is independent. The Board has determined that Mr. Engelman is an “audit committee financial expert” as defined by the SEC. During 2007, the Audit Committee held 5 meetings via teleconference.

Compensation Committee. The Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans. The Compensation Committee is presently composed of three Directors, Jack Goldman, Thomas Paulsen, and Stephen Seay, each of whom the Board has determined to be independent and none of whom has been an employee of the Company. During 2007, the Compensation Committee held 4 meetings in person or through a conference call.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance and ethics policies, and for all other purposes outlined in the Governance and Nominating Committee Charter, which is posted on our website at http://www.emagin.com/investors.   The Governance and Nominating Committee is composed of Jack Goldman and Thomas Paulsen, each of whom the Board has determined to be independent. During 2007, the Governance and Nominating Committee held 1meeting.

Nomination of Directors

As provided in its charter and our company’s corporate governance principles, the Governance and Nominating Committee is responsible for identifying individuals qualified to become directors. The Governance and Nominating Committee seeks to identify director candidates based on input provided by a number of sources, including (1) the Governance and Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chairman, and (5) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;
•	the ability to exercise sound judgment;
•	the ability to make independent analytical inquiries;
•	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and
•	the appropriate and relevant business experience and acumen

In addition to these minimum qualifications, the Governance and Nominating Committee also takes into account when considering whether to nominate a potential director candidate the following factors:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;
•
whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”) in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the listing standards of the OTC Bulletin Board;
•	the importance of continuity of the existing composition of the Board of Directors to provide long term stability and experienced oversight; and
•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation program for our executive officers. In particular, this section focuses on our 2007 compensation program and related decisions.

Compensation Discussion and Analysis

The objectives of our compensation program are as follows:

•	Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares; and
•	Attract, hire and retain well-qualified executives.

The compensation level of our executives generally reflects their unique position and incentive to positively affect our future operating performance and shareholder value. Part of the compensation of our executives is from equity compensation, primarily through stock option grants or restricted stock awards. The stock option exercise price is generally the fair market value of the stock on the date of grant. Therefore, a gain is only recognized if the value of the stock increases, which promotes a long term alignment between the interests of the Company’s executives and its shareholders. For that reason, stock options are a component of 100% of our employees’ salary package.

 Specific salary and bonus levels, as well as the amount and timing of equity incentive grants, are determined informally and judgmentally, on an individual-case basis, taking into consideration each executive's unique talents and experience as they relate to our needs. Executive compensation is paid or granted pursuant to each executive's compensation agreement. Compensation adjustments are made occasionally based on changes in an executive's level of responsibility or on changed local and specific executive employment market conditions.

The Board of Directors has established a Compensation Committee, comprised exclusively of independent outside directors which approves all compensation and awards to executive management. The members of the Compensation Committee have extensive executive level experience in other companies and bring a perspective of reasonableness to compensation matters with our Company. In addition, the Compensation committee compares executive compensation practices of similar companies at similar stages of development.

Generally on its own initiative, at least annually, the Compensation Committee reviews the performance of executives and establishes compensation levels based on the performance evaluation, historical compensation levels of the executives, levels of responsibility and contributions to the Company, and comparable position studies provided by independent sources.  With respect to equity compensation, the Compensation Committee approves all option grants, generally based on the recommendation of the president and chief executive officer and has delegated granting authority to the president and chief executive officer or, on occasion, his designee. Executives are eligible to receive bonus compensation at the discretion of the Compensation Committee, which is primarily based on the achievement of certain goals and objectives and the executive’s contributions to the Company. Executives also are entitled to participate in the same benefit plans that are available to other Company employees.

Compensation for the Chairman

From January through May 2008, Admiral Paulsen served as Interim Chief Executive Officer. Admiral Paulsen receives an annual stipend of $60,000 for serving as Non-Executive Chairman of the Board. No change occurred in Admiral Paulsen’s compensation as a director of the Company as a result of his accepting the temporary position of Interim Chief Executive Officer and President.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our highest paid executive officer, all of whose total annual salary and bonus for the years ended December 31, 2007, 2006 and 2005 exceeded $100,000.

SUMMARY COMPENSATION TABLE
		Salary	Bonus	Stock Awards		Option awards	Non-equity incentive plan compensation	Change in pension value and non qualified deferred compensation	All Other Compensation		Total
Name and principal position	Year	($)	($)	($)		($), (a)	($)	($)	($)		($)

K.C. Park, Interim President and Chief Executive Officer (1)	2007	313,462	-	40,000	(4)	-	-	-	-		353,462
	2006	200,000	-	-		-	-	-	-		-
	2005	119,923	-	-		141,362	-	-	-		141,362

Gary Jones, President and Chief Executive Officer (2)	2007	102,060	-	430,000	(5)	-	-	-	51,638	(6)	583,698
	2006	368,170	-	-		-	-	-	127,928	(7)	496,098
	2005	320,313	-	-		404,150	-	-	147,420	(7)	871,883

John D. Atherly, Chief Financial Officer (3)	2007	243,000	-	-		-	-	-	-		243,000
	2006	242,308	-	-		-	-	-	-		242,308
	2005	221,406	-	-		316,240	-	-	-		537,646

Susan Jones, Executive Vice President, Chief Marketing and Strategy Officer, and Secretary	2007	278,888	-	-		-	-	-	175,184	(8)	454,072
	2006	289,163	-	-		-	-	-	81,379	(8)	370,542
	2005	259,568	26,049	-		316,240	-	-	26,049	(8)	627,906

(1) Dr. Park was appointed Interim President and Chief Executive Officer in January 2007 and resigned his post in January 2008.  Prior to January 2007, Dr. Park served as Executive Vice President of International Operations.

(2) Mr. Jones resigned as President and Chief Executive Officer in January 2007.
(3) Mr. Atherly resigned as Chief Financial Officer in January 2008.
(4) This amount represents a retention bonus in the form of a stock grant that was issued to the named executive officer.
(5) This amount represents a payment in the form of a stock grant pursuant to Mr. Jones' severance agreement.  Previously granted options that remained unexercised were also forfeited pursuant to the severance agreement.

(6) This amount represents legal and accounting fee reimbursement for the benefit of the named executive officer.
(7) This amount represents relocation expense reimbursement for the benefit of the named executive officer.
(8) This amount represents deferred dollar amount earned in sales incentive compensation by the named executive officer.

Column note:
(a) The amounts in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grants using the Black-Scholes option-pricing model.

Grants of Plan-Based Awards

There were no grants of plan-based awards to named executive officers for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2007, and each person who served as an executive officer of eMagin Corporation as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name and principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
K.C. Park, Interim President and Chief Executive Officer (1)	465	-	465	2.60	July 21, 2008	-	-	-	-
	19,500	-	19,500	2.60	May 10, 2009
	3,676	-	3,676	2.60	January 11, 2010
	6,500	-	6,500	2.60	March 17, 2010
	6,500	-	6,500	2.60	November 30, 2012
	6,846	-	6,846	2.60	April 24, 2013
	4,108	-	4,108	2.60	August 30, 2013
	4,108	-	4,108	2.60	December 1, 2013

John D. Atherly, Chief Financial Officer (2)	24,375	8,125	32,500	2.60	June 16, 2011	-	-	-	-
	-	25,000(3)	25,000	2.60	June 16, 2011
	16,250	-	16,250	2.60	March 17, 2012
	11,700	-	11,700	2.60	November 30, 2012

OUTSTANDING EQUITY AWARDS AT YEAR-END (cont.)
	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name and principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
Susan Jones, Executive Vice President, Chief Marketing and Strategy Officer, and Secretary	48,750	-	48,750	2.60	May 17, 2009	-	-	-	-
	16,770	-	16,770	2.60	January 11, 2010
	9,685	-	9,685	2.60	January 11, 2010
	16,250	-	16,250	2.60	March 17, 2010
	11,700	-	11,700	2.60	November 30, 2012
	11,932	-	11,932	2.60	April 24, 2013
	7,159	-	7,159	2.60	August 30, 2013
	7,159	-	7,159	2.60	December 1, 2013

(1) Dr. Park was appointed Interim President and Chief Executive Officer in January 2007 and resigned his post in January 2008.
(2) Mr. Atherly resigned as Chief Financial Officer in January 2008 and has forfeited all options shown above.
(3) 25,000 options subject to vesting when the Company completes four consecutive EBITDA positive quarters.
Column note:
On November 3, 2006, a reverse stock split, ratio of 1-for-10, became effective. All stock options presented reflect the stock split.
(a) The options in this column were repriced.   On July 21, 2006, certain employees agreed to cancel a portion of their existing stock options in return for repricing the remaining stock options at $2.60 per share.  The repriced unvested options continued to vest on the original schedule.

 Option Exercises and Stock Vested

No executive officer identified in the Summary Compensation Table above exercised an option in fiscal year 2007.  There were no shares of stock awarded or vested with respect to any of those executive officers.

Pension Benefits

eMagin does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

eMagin does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

Effective January 1, 2006, the Company entered into a revised executive employment agreement with Susan K. Jones, Chief Marketing and Strategy Officer. The agreement is effective for an initial term of three years. The agreement provides for an annual salary, benefits made available by the Company to its employees and eligibility for an incentive bonus pursuant to one or more incentive compensation plans established by the Company from time to time. The Company may terminate the employment of Ms. Jones at any time with or without notice and with or without cause (as such term is defined in the agreements). If Ms. Jones’ employment is terminated without cause, or if Ms. Jones resigns with good reason (as such term is defined in the agreements), or Ms. Jones’ position is terminated or significantly changed as result of change of control (as such term is defined in the agreements), Ms. Jones shall be entitled to receive salary until the end of the agreement’s full term or twelve months, whichever is greater, payment for accrued vacation, and bonuses which would have been accrued during the term of the agreement. If Ms. Jones voluntarily terminates employment with the Company, other than for good reason or is terminated with cause (as such term is defined in the agreement), she shall cease to accrue salary, vacation, benefits, and other compensation on the date of the voluntary or with cause termination. The Executive Employment Agreement includes other conventional terms and also contains invention assignment, non-competition, non-solicitation and non-disclosure provisions.  On April 17, 2006, the parties entered into amendments to the employment agreements pursuant to which the parties clarified that the Company has agreed to pay for health benefits equivalent to medical and dental benefits provided during Ms. Jones’ full time employment until the end of the agreement’s full term or twenty-four (24) months, whichever is greater.

Effective January 30, 2008, the Company entered into an amended employment agreement with Susan K. Jones, Chief Business Officer.  The amended agreement provides for an annual base salary of $315 thousand, an extension of the term of the agreement to January 31, 2010, modification and clarification of the basis for the incentive component of her salary, and extension of the change-of-control/material change/termination-without-cause compensation payout periods to the greater of 18 months or the remaining term of the amended employment agreement.

On January 11, 2007, Dr. K.C. Park was appointed Interim Chief Executive Officer, President, and a Director of the Company.  On February 12, 2007, the Company entered in a Compensation Agreement (“the Agreement”) with Dr. Park.  Under the Agreement, the Company has agreed to pay Dr. Park an annual base salary equal to $300 thousand plus a quarterly increase in his base salary in the amount of $12.5 thousand per fiscal quarter through December 31, 2007.  The Company agreed to issue Dr. Park an aggregate of 250,000 restricted shares of common stock within 10 business days of the completion of a change of control of the Company.  In addition, if a change of control transaction is completed and Dr. Park is not offered a senior executive position in the new organization, the Company has agreed to pay Dr. Park three month’s salary.  On January 31, 2008, Dr. Park resigned his positions as Interim Chief Executive Officer, President and Director.

Effective April 2, 2008, Mr. Campbell is serving as the Company’s Chief Financial Officer pursuant to an agreement between the Company and Tatum, dated April 2, 2008 (the “Tatum Agreement”).  Pursuant to the Tatum Agreement, for a minimum term of three months, Mr. Campbell will be paid a salary of $24,500 per month and the Company will also pay Tatum a fee of $10,500 per month plus $300 per business day.  Either party may terminate the Tatum Agreement by providing the other with at least 30 days notice.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments and benefits Ms. Jones would receive upon termination of employment under specified circumstances, assuming that the triggering event in question occurred on December 31, 2007, the last business day of the fiscal year:

Name	Voluntary Resignation w/o Good Reason	Voluntary Resignation for Good Reason		Involuntary Termination without Cause		Involuntary Termination with Cause	Involuntary Termination with a Change in Control
Susan Jones
Cash severance	$—	$566,860	(1)	$566,860	(1)	$—	$566,860	(1)
Post-termination health and welfare	$—	$—		$11,988	(2)	$—	$—
Vesting of stock options	$—	$—	(3)	$—		$—	$—	(3)

(1) This amount reflects the lump sum that is payable within thirty days of the triggering event to the named executive.  All calculations were made as of December 31, 2007 using then current salary figures for the named executive.
(2) This amount reflects the COBRA payments for health and dental benefits that eMagin would make on behalf of the named executive.
(3)  This amount would reflect the value of the stock option awards that were unvested as of December 31, 2007 which would accelerate and vest under the terms of eMagin’s option plans following a triggering event.  As of December 31, 2007, all stock options were fully vested.

Director Compensation Arrangements

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2007.  The table includes only directors that were not employees of eMagin Corporation.  Any director who was also an executive officer is included in the Summary Compensation Table.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash($)	Stock awards ($)	Option awards($)	Non-equity incentive plan compensation($)	Change in pension value and nonqualified deferred compensation earnings($)	All other compensation ($)	Total($)
Claude Charles	8,000	-	42,932	-	-	-	50,932
Paul Cronson	8,000	-	40,228	-	-	-	48,228
Irwin Engelman	8,000	-	33,924	-	-	-	41,924
Jack Goldman	8,000	-	42,139	-	-	-	50,139
Thomas Paulsen	66,672	-	41,184	-	-	-	107,856
Stephen Seay	8,000	-	32,586	-	-	-	40,586

The following table sets forth information with respect to the outstanding equity awards of our directors as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name and principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
Claude Charles	1,000	-	1,000	3.50	January 2, 2010	-	-	-	-
	975	-	975	2.60	July 2, 2010
	650	-	650	2.60	September 2, 2010
	3,250	-	3,250	2.60	April 5, 2011
	1,950	-	1,950	2.60	June 15, 2014
	975	-	975	2.60	September 30, 2015
	3,900	-	3,900	2.60	December 31, 2015
	12,700	-	12,700	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

Paul Cronson	4,875	-	4,875	2.60	July 2, 2010	-	-	-	-
	1,625	-	1,625	2.60	June 15, 2014
	3,900	-	3,900	2.60	December 31, 2015
	10,400	-	10,400	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

Irwin Engelman	3,900	-	3,900	2.60	October 3, 2012	-	-	-	-
	975	-	975	2.60	September 30, 2015
	163	-	163	2.60	October 3, 2015
	5,038	-	5,038	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

OUTSTANDING EQUITY AWARDS AT YEAR-END (cont.)
	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name and principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
Jacob Goldman	650	-	650	2.60	July 2, 2010
	3,900	-	3,900	2.60	September 2, 2010
	2,113	-	2,113	2.60	June 15, 2014
	650	-	650	2.60	September 30, 2015
	488	-	488	2.60	October 3, 2015
	3,900	-	3,900	2.60	December 31, 2015
	12,026	-	12,026	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

Thomas Paulsen	3,900		3,900	2.60	July 30, 2010
	1,300	-	1,300	2.60	June 15, 2014
	1,625	-	1,625	2.60	September 30, 2015
	3,250	-	3,250	2.60	October 3, 2015
	813	-	813	2.60	December 31, 2015
	11,213	-	11,213	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

Stephen Seay	3,900	-	3,900	2.60	February 14, 2016
	3,900	-	3,900	1.51	November 23, 2017
	25,000	-	25,000	1.44	December 3, 2017

Column note:
On November 3, 2006, a reverse stock split, ratio of 1-for-10, became effective. All stock options presented reflect the stock split.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of eMagin during years ending December 31, 2005, 2006 and 2007.  In addition, during the most recent fiscal year, no eMagin executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our Compensation Committee or Board.   On January 31, 2008, Dr. K.C. Park resigned as our Interim Chief Executive Officer and President; and Thomas Paulsen, a director and Chairman of both the Board of Directors and the Compensation Committee, assumed that role on an interim basis until June 1, 2008 when Andrew G. Sculley, Jr. joined the Company as Chief Executive Officer and President.  No change in Admiral Paulsen’s compensation as a director of the Company occurred as a result of his accepting the temporary position of Interim Chief Executive Officer and President.

Compensation Committee Report

The Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.  Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in eMagin’s 10-K.  This report is provided by the following independent directors, who comprise the Committee:

Thomas Paulsen (Chairman)
Jacob Goldman
Stephen Seay

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The  following table sets forth the number of shares known to be owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors, the executive officers, and the directors and executive officers as a group as of October 14, 2008, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock
Moriah Capital L.P. (1)	2,017,500	5.7%
Stillwater LLC (2)	5,877,823	16.6%
Alexandra Global Master Fund Ltd (3)	3,488,569	9.9%
Ginola Limited (4)	5,071,856	14.4%
Susan K Jones (5)	683,465	1.9%
Rainbow Gate Corporation (6)	1,947,038	5.5%
Kettle Hill (7)	1,467,662	4.2%
Paul Cronson (8)	568,682	1.6%
Claude Charles (9)	105,400	*
Jack Goldman (10)	103,727	*
Thomas Paulsen (11)	92,101	*
Irwin Engelman(12)	90,076	*
Stephen Seay(13)	76,825	*
Andrew G. Sculley (14)	166,667	*
All executive officers and directors as a group (consisting of 8 individuals) (15)	1,886,943	5.3%

*Less than 1*% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of October 14, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant.  Percentages are based on a total of 35,317,523 shares:  15,018,839 shares of common stock outstanding on October 14, 2008 and 20,298,684 shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of October 14, 2008, as described below.
(1) This figure represents (i) 647,500 shares owned by Moriah Capital, L.P and (ii) warrants held by Moriah Capital L.P. to purchase 1,370,000 shares.  Alexandre Speaker and Greg Zilberstein exercise the shared voting power with respect to the shares.
(2) This figure represents: (i) 2,252,199 shares owned by Stillwater LLC, which includes 276,084 shares owned by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; (ii) warrants held by Stillwater LLC to purchase 1,978,006 shares, which includes warrants to purchase 737,621 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and (iii) 1,647,618 shares of common stock underlying an 8% senior convertible note which includes 933,333 shares of common stock underlying an 8% senior convertible note held by Rainbow Gate Corporation, which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater LLC is deemed to beneficially own the shares held by Rainbow Gate as “beneficially owned” but Stillwater LLC disclaims beneficial ownership of such shares.
(3) This figure represents:  (1) 420,387 shares owned by Alexandra Global Master Fund; (ii) warrants held to purchase 1,068,182 shares; and (iii) 2,000,000 shares of common stock underlying an 8% senior convertible note. Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”).  By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM.  By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra.  Filimonov disclaims beneficial ownership of such shares of common stock.

(4) This figure represents: (i) 1,257,629 shares owned by Ginola Limited, which include 276,084 shares held indirectly by Rainbow Gate Corporation; 65,080 shares owned by Mount Union Corp.; 57,372 shares owned by Chelsea Trust Company Limited, as trustee; and 284,736 shares owned by Crestflower Corporation (Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation; Mount Union Corp.; and Chelsea Trust Company Limited, as trustee); and (ii) warrants held by Ginola Limited to purchase 1,814,228 common shares, which includes warrants to purchase 737,620 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation, and warrants to purchase 32,540 shares owned by Mount Union Corp., 27,273 shares of common stock issuable upon exercise of a common stock purchase warrant held indirectly by Chelsea Trust Company Limited, as trustee, and 120,193 shares of common stock issuable upon exercise of common stock purchase warrant held by Crestflower Corporation (Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation, Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and (iii) 1,999,999 shares of common stock underlying an 8% senior convertible note, which includes 933,333 shares of common stock underlying an 8% senior convertible note held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation. Stillwater LLC and Ginola Limited are beneficially owned by separate individuals and therefore do not exert voting control over one another. However, Stillwater LLC does include the shares held by Rainbow Gate as “beneficially owned” since the sole member of Stillwater LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares but Stillwater LLC disclaims beneficial ownership of such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp.. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.
(5) This figure represents shares owned by Gary Jones and Susan Jones who are married to each other, including (i) 395,268 shares owned by Gary Jones and 158,792 shares owned by Susan Jones; and (ii) 129,405 shares of common stock issuable upon exercise of stock options held by Susan Jones.
(6) This figure represents (1) 276,084 shares owned by Rainbow Gate Corporation; (ii) warrants held by to purchase 737,621 shares; and (iii) 933,333 shares of common stock underlying an 8% senior convertible note. Mortimer D.A. Sackler   exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation but disclaims beneficial ownership of such shares.
7) This figure represents (i) 1,227,276 shares of common stock owned by Kettle Hill of which 195,941 shares held by Kettle Hill Partners, LP, 724,800 shares held by Kettle Hill Partners II, LP, and 306,534 shares held by Kettle Hill Offshore, Ltd. and (ii) warrants held by Kettle Hill to purchase 240,386 common shares which includes warrants to purchase 55,289 shares held by Kettle Hill Partners, LP, warrants to purchase 98,558 shares held by Kettle Hill Partners II, LP, and warrants to purchase 86,539 shares held by Kettle Hill Offshore, Ltd.  Kettle Hill Capital Management, LLC acts as investment manager for Kettle Hill Partners, LP, Kettle Hill Partners II LP, and Kettle Hill Offshore, Ltd.  Andrew Kurita exercises the voting power with respect to the shares.
(8) This figure represents 22,198 shares owned by Mr. Cronson, 208,235 shares underlying warrants, 70,800 shares underlying options, and 266,666 shares of common stock underlying an 8% senior convertible note held directly and indirectly by Paul Cronson. This includes (i) 12,097 common stock shares and 4,286 shares underlying warrants held indirectly by a family member of Paul Cronson; (ii) 4,366 shares underlying warrants held indirectly by Larkspur Corporation of which he is the Managing Director and (iii) 3,783 shares of common stock, 186,666 shares underlying warrants and 266,666 shares of common stock underlying an 8% senior convertible note held indirectly by Navacorp III, LLC. Mr. Paul Cronson exercises the sole voting power with respect to the shares held in the name of Larkspur Corporation, and Paul Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III, LLC.
(9) This figure represents shares underlying options.
(10) This figure represents shares underlying options.
(11) This figure represents shares underlying options.
(12) This figure represents shares underlying options.
(13) This figure represents shares underlying options.
(14) This figure represents shares underlying options.
(15) This figure represents:  (i) 577,041 shares; (ii) warrants held to purchase 208,235 shares; (iii) 266,666 shares of common stock underlying an 8% senior convertible note; and (iv) 835,001 shares of common stock issuable upon exercise of stock options.

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2007:

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column
Equity compensation plans approved by security holders	487,674	$2.14	817,215

Equity compensation plans not approved by security holders	406,649	$3.02

TRANSFER AGENT

Our transfer agent for our common stock is Continental Stock Transfer, 17 Battery Place, New York, NY 10004.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants and conversion of the notes to permit the resale of these shares of common stock by the holders of the warrants from time to time after the date of this prospectus.  We will receive proceeds of $480,000 from the exercise of the warrants.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• to cover short sales made after the date that this registration statement is declared effective by the Commission;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver these securities to close out such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of October 14, 2008, there were 15,018,839 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

Pursuant to the Agreements entered into on July 23, 2007, as outlined above in our Recent Developments section, the Company has designated but not issued  3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”) at a stated value of $1,000. The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with the Company’s Common Stock or any other class or series of stock of the Company, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person based on its ownership of the shares of common stock and the warrants, as of October 14, 2008, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Except as described below the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

In accordance with the terms of registration rights agreements with the holders of the shares of common stock and the warrants, this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock issued and (ii) the shares of common stock issued and issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised, as applicable, in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

Name of Selling Security Holder	Beneficial Ownership Prior to Offering (1)		Shares Offered (3)
	Shares	Percentage (2)
Stillwater LLC (4)	5,877,823	16.6%	2,450,000
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or debt currently exercisable or convertible, or exercisable or convertible within 60 days of October 14, 2008 are deemed outstanding for computing the percentage of the person holding such option, warrant, or debt but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentage prior to offering is based on 35,317,523 shares of common stock outstanding as of October 14, 2008 and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of October 14, 2008.

(3)
Represents (i) 1,000,000 shares issuable upon the exercise of common stock purchase warrants, (ii) 729,524 shares of common stock issuable upon conversion of the remaining $250,000 Stillwater Note (original Stillwater Note of $500,000 less $250,000 partial Note coversion (as described in iii)) and accrued interest of $5,333 at a conversion price of $0.35 per share, and (iii) 720,476 shares of common stock issued (but not registered) to Stillwater due to Stillwater's election to partially convert the Stillwater Note pursuant to its terms. With respect to the aforementioned subpart (iii) above, on July, 23 2007, Stillwater elected to convert $252,166.50 of the Stillwater Note representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35.

(4)
The total number of shares underlying the Note amounted to 1,428,571 shares, which was derived by dividing the Note amount, $500,000, by $0.35, the conversion price. The market price on March 28, 2007 was $0.46 per share, and the value of shares underlying notes was $657,142.66.

Additional Disclosures

Conversion Price

With respect to the shares being registered pursuant to this registration statement, the conversion price was based on the average closing price of our stock on the five trading days prior to the March 28, 2007 agreement.  Those prices were $.40, $.34, $.33, $.33 and $.34, respectively, or an average of $.35 per share. The $500,000 Stillwater Notes converts into 1,428,571 shares of common stock at $.35 per share. The number of warrants issued was established at 70% of the underlying conversion shares. The Stillwater Notes allow the investor at the time of conversion to also convert any outstanding interest into shares of common stock.  Interest is paid quarterly therefore the maximum outstanding interest would be three months interest on $500,000 or at 6% per annum $7,500.  This interest could be converted into 21,429 shares of common stock at the $.35 conversion price if the principal is converted and such interest is accrued and unpaid at the time of conversion of principal.

Shares underlying conversion rights	1,428,571
Shares underlying warrants	1,000,000
Shares underlying interest conversion	21,429
Total shares to register	2,450,000

Payments to be made in connection with the transaction

In connection with the transaction, below is a disclosure of the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that the Company has made or may be required to make to the selling stockholder, any affiliate of the selling stockholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments):

Fees	Amount ($)

Accounting Fees (1)	25,000
SEC Registration Fees (2)	113
Legal Fees (3)	65,000
Roth Capital (4)	35,000
Total	125,113
(1) Represents the estimated amount of services by the Company’s auditors, Eisner LLP, in connection with services rendered for this transaction.
(2) Represents the Company’s previously paid filing fees in connection with the registration statement.
(3) Amount represents estimated fees. As of the date of the filing of this registration statement, $33,000 in legal fees have been incurred.
(4) Represents the placement agent fee.

Potential Net Proceeds to the Company in the Convertible Note Transaction

Below are the potential net proceeds to the Company from the sale of the Convertible Notes and the total possible payments to the selling stockholder and its affiliates in the first year following the sale of convertible notes:

Net Proceeds To Issuer	Interest (10 months)	Note Redemption	Total Payments
$391,417	$25,000	$500,000	$525,000

Potential Total Profit to the Selling Stockholders from the Secured Convertible Debentures

Below is the total possible profit the selling stockholder could realize as a result of the conversion discount for the securities underlying the convertible note, along with the following information:
•	the market price per share of the securities underlying the convertible note on the date of the sale of the convertible note;
•	the conversion price per share of the underlying securities on the date of the sale of the convertible note;
•	the total possible shares underlying the convertible note (assuming no interest payments and complete conversion throughout the term of the note);
•
the combined market price of the total number of shares underlying the convertible note, calculated by using the market price per share on the date of the sale of the convertible note and the total possible shares underlying the convertible note;

•	the total possible shares the selling stockholder may receive and the combine conversion price of the total number of shares underlying the convertible note; and
•	the total possible discount to the market price as of the date of the sale of the convertible note.

Market Price Per Share of Securities	Conversion Price Per Share of Underlying Securities	Total Possible Shares Underlying The Convertible Debentures (1)	Market Value (Market Price Per Share * Total Possible Shares) (1)	Conversion Value of the Total Number Shares Underlying The Convertible Debentures	Total Possible Discount To Market Price as of The Date of Sale of The Convertible Note (1)

$0.46	$0.35	1,428,571	$ 657,143	$500,000	$157,143

(1) The Secured Convertible Debenture contains a reset provision, in that the conversion price of the convertible debenture shall be lowered in the event that we issue shares of common stock, or securities convertible into shares of common stock, at a lower price than the then current conversion price. As of the date of the filing of this registration statement, the conversion price of the convertible debenture has not been reduced as a result of any stock issuances or the issuances of any securities convertible into shares of common stock, at a lower price than the current conversion price.

Potential Profit to be Realized as a Result of any Conversion Discounts Held by the Selling Stockholder

The below table discloses the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of the registrant that are held by the selling stockholder or any affiliates of the selling stockholder, along with:

·	the market price per share of the underlying securities on the date of the sale of that other security;
·	the conversion/exercise price per share as of the date of the sale of that other security;
·
the combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received;

·
the total possible shares to be received and the combined conversion price of the total number of shares underlying the other security calculated by using the conversion price on the date of the sale of that other security and the total possible number of underlying shares; and

·
the total possible discount (premium) to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date:

·	the market price per share of the underlying securities on the date of the sale of that other security;
·	the conversion/exercise price per share as of the date of the sale of that other security;
·
the combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received;

·
the total possible shares to be received and the combined conversion price of the total number of shares underlying the other security calculated by using the conversion price on the date of the sale of that other security and the total possible number of underlying shares; and

·
the total possible discount (premium) to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date:

Date	Entity	Shares	Instrument	Market	Conversion	Market	Conversion	Discount
				Price	Price	Value	Value	(Premium)

3/28/2007	Stillwater	1,000,000	Warrant	$0.46	$0.48	$460,000	$480,000	$(20,000)
7/21/2006	Rainbow Gate (Stillwater Affiliate )	269,231	Convertible Note	$2.60	$2.60	$700,001	$700,001	$-
7/21/2006	Rainbow Gate (Stillwater Affiliate )	188,462	Warrant	$2.60	$3.60	$490,001	$678,463	$(188,462)
10/20/2005	Rainbow Gate (Stillwater Affiliate)	54,546	Warrant	$8.70	$10.00	$474,550	$545,460	$(70,910)
10/28/2004	Rainbow Gate (Stillwater Affiliate)	29,742	Warrant	$10.40	$8.60	$309,317	$255,781	$53,536
3/4/2004	Stillwater	51,778	Warrant	$24.90	$27.60	$1,289,272	$1,429,073	$(139,801)
6/20/2002	Stillwater	30,000	Warrant	$3.20	$4.26	$96,000	$127,800	$(31,800)

Total		1,623,759				$3,819,141	$4,216,578	$(397,437)

Gross Proceeds Paid or Payable to the Company in the Convertible Note Transactions

The below table discloses the gross proceeds paid or payable to the registrant in the convertible note transaction, along with the following information:

•	all payments that have been made or that may be required to be made by the registrant;
•	the resulting net proceeds to the registrant; and
•
the combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes, or other securities of the registrant that are held by the selling stockholder or any affiliates of the selling stockholder (as disclosed elsewhere in this registration statement).

Gross	Fees	Net	Discount	Premium	Combined
Proceeds		Proceeds			Premium

$500,000	$108,583	$391,417	157,143	$(397,437)	$(240,294)

The below table discloses the total amount of all possible payments and the total possible discount to the market price of the shares underlying the convertible note divided by the net proceeds to the registrant from the sale of the convertible notes as well as the amount of that resulting percentage averaged over the term of the convertible notes:

		% of Net	Monthly
Item	Amount	Proceeds	Average
Total Potential Payments	$525,000	134%	13%
Total Possible Discount	$157,143	40%	4%

 Prior Securities Transactions Between the Issuer and the Selling Stockholder

Below is a tabular disclosure of prior securities transactions after March 2004 between the issuer (or any of its predecessors) and the selling stockholder, any affiliates of the selling stockholder, or any person with whom the selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons), with the table including the following information disclosed separately for each transaction:

·	the date of the transaction;
·	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;
·
the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the selling stockholder, affiliates of the company, or affiliates of the selling stockholder;

·	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;
·
the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued or issuable in connection with the applicable transaction and dividing that number by the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling stockholder, affiliates of the company, or affiliates of the selling stockholder;

·	the market price per share of the class of securities subject to the transaction immediately prior to the transaction; and
·	the current market price per share of the class of securities subject to the transaction.

Date	Prior	Shares Held	Prior	Shares	Shares	% of	Market	Current
	Outstanding	and Affiliates	(a) - (b)	Transaction	To Selling	Net	Day	Price
	(a)	(b)	Shares	Stock & Warrants	Shareholder	Offer	Prior	10/08/07

3/28/2007	11,049,164	2,043,987	9,005,177	2,450,000	2,450,000	27%	$0.40	$0.90

7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	650,001	48%	$2.60	$0.90

10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	145,454	31%	$7.90	$0.90

10/28/2004	6,625,759	1,309,152	5,309,152	1,950,000	276,071	37%	$10.70	$0.90

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following tabular disclosure reflects:

·
 the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling stockholder, affiliates of the Company, and affiliates of the selling stockholder;

·	the number of shares registered for resale by the selling stockholder or affiliates of the selling stockholder in prior registration statements;
·
the number of shares registered for resale by the selling stockholder or affiliates of the selling stockholder that continue to be held by the selling stockholder or affiliates of the selling stockholder;

·	the number of shares that have been sold in registered resale transactions by the selling stockholder or affiliates of the selling stockholder; and
·	the number of shares registered for resale on behalf of the selling stockholder or affiliates of the selling stockholder in the current transaction.

The number of shares stated in the first column of the table below,  “Shares not held by affiliates or selling stockholder prior to Note”, is based solely upon shares actually issued and outstanding as of the March 28, 2007. However, the other columns of the table include securities underlying outstanding convertible securities, options, or warrants held by selling stockholder.

Shares Not	Shares		Shares	Shares to be
Held by	Registered by	Registered	Sold in	Registered in
Affiliates or	Selling Stockholder	Shares	Registered	Current
Selling Stockholder	in Previous	To Be Held	Resale	Transaction
Prior to Note	Filings	Selling Stockholder	Transactions

9,005,177	1,757,744	1,610,244	147,500	2,450,000

Company’s Financial Ability to Satisfy its Obligations to the Selling Shareholder

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make payments on the overlying securities. The Company has duly accounted for such payments in its 2007 - 2009 comprehensive strategy and financial plan.

Existing Short Positions by Selling Shareholder

Based upon information provided by the selling shareholder, to the best of management’s knowledge, the Company is not aware of the selling shareholder having an existing short position in the Company’s common stock.

Relationships Between the Company and Selling Shareholder and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

2008

On April 2, 2008, the Company completed a private placement of its common stock with several institutional investors for gross proceeds of $1,650,000.  The transaction involved the sale of 1,586,539 shares of common stock at $1.04 per share, or the 5-day average closing price of the Company’s common stock on the trading days immediately preceding the closing date.  The Company also issued to the investors 793,273 warrants to buy our common stock at a price of $1.30 per share.  Pursuant to the transaction, the Company filed a registration statement for the shares issued as well as shares underlying the warrants on April 29, 2008.  Stillwater (as defined above) and Ginola Limited participated in the private placement.  Stillwater and Ginola Limited are beneficial owners of more than 5% of the Company’s common stock.

2007

As previously reported in the Form 8-K of the Company dated as of July 25, 2007, on July 23, 2007, the Company entered into Amendment Agreements (the Amendment Agreements”) with the note holders and issued 8% Amended Senior Secured Convertible Notes (“Amended Notes”) to the note holders in the principal amount equal to the principal amount outstanding as of July 23, 2007. The due date for the principal payment was extended to December 21, 2008 and the interest rate increased to 8%. The Amended Notes are convertible into 8,407,612 shares of the Company’s common stock. The conversion price for approximately $5,770,000 of principal was revised from $2.60 to $.75 per share and the conversion price of $.35 per share for $250,000 of principal was unchanged. $3,010,000 of the Notes can convert into 3,010 shares of the Company’s newly formed Series A Convertible Preferred Stock (the “Preferred”) at a conversion price of $1,000 per share. The Preferred is convertible into common stock at the same price allowable by the Amended Notes, subject to adjustment as provided for in the Certificate of Designations. The Amendment Agreements adjusted the exercise price, except for the Stillwater Warrant (as defined above),  from $3.60 to $1.03 per share for 1,553,468 warrants and require the issuance of 3,831,859 warrants exercisable at $1.03 per share pursuant to which the note holders may acquire common stock, until July 21, 2011.

Two employees and one board member participated in the Amendment Agreements. Olivier Prache, Senior VP of Display Operations, has an Amended Note of $10,000 which may be converted into 13,333 shares, received 9,333 warrants which are exercisable at $1.03 per share, and has 5,385 warrants which are exercisable at $3.60 per share.  John Atherly, former CFO as of January 2, 2008, has an Amended Note of $40,000 which may be converted into 53,333 shares and received 37,333 warrants which are exercisable at $1.03 per share.   Paul Cronson, Board member, through Navacorp III, LLC, has an Amended Note of $200,000 which may be converted into 266,666 shares and received 186,666 warrants which are exercisable at $1.03 per share.

Stillwater is a beneficial owner of more than 5% of the Company’s common stock.  Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater and its controlling shareholder is the same as Ginola Limited, has an Amended Note of $700,000 which may be converted into 933,333 shares and received 653,333 warrants exercisable at $1.03 per share.  Ginola Limited has an Amended Note of $800,000 which may be converted into 1,066,333 shares and received 746,666 warrants exercisable at $1.03 per share.

Alexandra Global Master Fund Ltd (“Alexandra”) is a beneficial owner of more than 5% of the Company’s common stock.  Alexandra has an Amended Note of $3 million which may be converted into 4 million shares and received 2.8 million warrants exercisable at $1.03 per share.

On March 28, 2007, the Company entered into an amendment to the Stillwater Agreement (as defined above), originally dated July 21, 2006. On April 9, 2007, the sale of the Stillwater Note (as defined above) and Stillwater Warrant was complete and the Company issued a 6% Senior Secured Convertible Note in the principal amount of $500,000 and warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.48. On July 23, 2007, Stillwater elected to convert $250,000 of the principal amount of the Stillwater Note and approximately $2,167 of accrued and unpaid interest. Stillwater received 720,476 shares of Common Stock at the conversion price of $0.35.  The remaining 50% was amended to an 8% Amended Senior Secured Convertible Note on July 23, 2007.

A family member of an outside director of the Company is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Stillwater transaction, the exercise price of all Series A warrants was reduced from $5.50 to $0.35 per share.   Family members of an outside director of the Company are holders of Series F warrants to purchase an aggregate of 10,000 shares of common stock.   As a result of the debt transactions, the exercise price of all Series F warrants was ultimately reduced from $8.60 to $4.09 per share.

2006

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share. The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1.6 million shares of common stock. If the Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. If the due date falls on a non-business day, the payment date will be due on the next business day. Commencing September 1, 2006, 6% interest is payable in quarterly installments on outstanding notes.

In the Note Purchase transaction, two employees and one board member participated. Olivier Prache, Senior VP of Display Operations, purchased a $30,000 promissory note which may be converted into 11,539 shares and received 8,077 warrants which are exercisable at $3.60 per share. Mr. Prache converted $20,000 of his promissory note and received 7,693 shares. John Atherly, CFO, purchased a $40,000 promissory note which may be converted into 15,385 shares and received 10,770 warrants exercisable at $3.60 per share.  Paul Cronson, board member, through Navacorp III, LLC purchased a $200,000  promissory note which may be converted into 76,923 shares and received 53,847 warrants exercisable at $3.60 per share.

Stillwater is a beneficial owner of more than 5% of the Company’s common stock. Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater and its controlling shareholder is the same as Ginola Limited, purchased a $700,000 promissory note which may be converted into 269,231 shares and received 188,462 warrants exercisable at $3.60 per share. Ginola Limited purchased an $800,000 promissory note which may be converted into 307,693 shares and received 215,385 warrants exercisable at $3.60 per share. Stillwater disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

A family member of an outside director of the Company is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series A warrants was reduced from $5.50 to $2.60 per share. Family members of an outside director of the Company are holders of Series F warrants to purchase an aggregate of 10 thousand shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series F warrants was reduced from $10.90 to $8.60 per share.

The Company has entered into a financial advisory agreement with Larkspur Capital Corporation. Paul Cronson, a director of the Company, is a founder and shareholder of Larkspur Capital Corporation. The Company has agreed to pay a minimum fee of $500 thousand to Larkspur Capital Corporation in the event certain transactions occur, i.e. sale of the Company’s assets or change of control.

2005

On October 20, 2005, the Company entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 1,661,906 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 997,143 shares of common stock, for an aggregate purchase price of approximately $9.1 million. The purchase price of the common stock and corresponding warrant was $5.50 per share.

The warrants are exercisable at a price of $10.00 per share and expire on October 20, 2010. Of the 997,143 warrants, 664,762 of the warrants are exercisable on or after May 20, 2006. The remaining 332,380 are exercisable after March 31, 2007. Both Stillwater and Ginola are beneficial owners of more than 5% of the Company’s common stock.

Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater and its controlling shareholder is the same as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $500,000. Stillwater disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

Chelsea Trust Company, as trustee of a trust with the same directors and/or controlling shareholders as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $250,000. Ginola Limited disclaims beneficial ownership of shares owned by Chelsea Trust Company.

In connection with the issuance of the Shares and the warrants pursuant to the Securities Purchase Agreement, the Company was required to lower the exercise prices of existing Series A and F warrants from $10.50 and $12.10, respectively, to $5.50 and $10.90 per share, respectively, pursuant to the anti-dilution provisions of the Series A and F warrants.

A family member of an outside director of the Company is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. Accordingly, the exercise price of all Series A warrants was reduced from $10.50 to $5.50 per share.

Director Independence

Board of Directors has determined that Messrs. Thomas Paulsen, Claude Charles, Jacob Goldman, Irwin Engelman, and Stephen Seay are each independent directors as of December 31, 2007.  Thomas Paulsen was not an independent director during the period January through May 2008 when he was acting Interim CEO and President.  As of June 1, 2008, Thomas Paulsen is an independent director.

The Board of Directors has established a compensation committee which is currently comprised of Thomas Paulsen, Jacob Goldman, and Stephen Seay each of whom is independent as of December 31, 2007.  Thomas Paulsen was not an independent director during the period January through May 2008 when he was acting Interim CEO and President.  As of June 1, 2008, Thomas Paulsen is an independent director.

The Board of Directors has established a corporate governance and nominating committee, which is comprised of Thomas Paulsen and Jacob Goldman, each of whom is independent as of December 31, 2007. Thomas Paulsen was not an independent director during the period January through May 2008 when he was acting Interim CEO and President.  As of June 1, 2008, Thomas Paulsen is an independent director.

The  Board  of  Directors  has a  separately  designated  audit  committee established in accordance  with Section  3(a)(58)(A) of the Securities  Exchange Act of 1934, which is currently comprised of Claude Charles, Irwin Engelman, and Steve Seay. The members of the Audit Committee are independent.

Review, Approval or Ratification of Transactions with Related Persons

All future transactions, if any, between us and any of our officers, directors and principal security holders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal security holders are affiliated, will be approved in accordance with applicable law governing the approval of the transactions.

Promoter and Certain Control Persons

Not applicable.

LEGAL MATTERS

Sichenzia Ross Friedman & Ference LLP will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing in this Prospectus and Registration Statement, our financial statements as of December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, which report included an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern. The financial statements referred to above are included herein in reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

eMAGIN CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
eMagin Corporation

We have audited the accompanying consolidated balance sheets of eMagin Corporation (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity (capital deficit) and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company's internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eMagin Corporation as of December 31, 2007 and 2006, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses from operations which it believes will continue, and has working capital and capital deficits at December 31, 2007.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also discussed in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

\s\ Eisner LLP

New York, New York
April 9, 2008

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$713	$1,415
Investments – held to maturity	94	171
Accounts receivable, net	2,383	908
Inventory	1,815	2,485
Prepaid expenses and other current assets	850	656
Total current assets	5,855	5,635
Equipment, furniture and leasehold improvements, net	292	666
Intangible assets, net	51	55
Other assets	232	233
Deferred financing costs, net	218	416
Total assets	$6,648	$7,005

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
Accounts payable	$620	$1,192
Accrued compensation	891	959
Other accrued expenses	729	749
Advance payments	35	444
Deferred revenue	179	126
Current portion of debt	7,089	1,223
Derivative liability - warrants	—	1,195
Other current liabilities	1,020	52
Total current liabilities	10,563	5,940

Long-term debt	60	2,229
Total liabilities	10,623	8,169

Commitments and contingencies

Capital deficit:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Series A Senior Secured Convertible Preferred stock, stated value $1,000 per share, $.001 par value: 3,198 shares designated and none issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 12,620,900 shares in 2007 and 10,341,029 shares in 2006	12	10
Additional paid in capital	195,326	179,651
Accumulated deficit	(199,313)	(180,825)
Total capital deficit	(3,975)	(1,164)
Total liabilities and capital deficit	$6,648	$7,005

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)
Revenue:
Product revenue	$16,169	$7,983	$3,709
Contract revenue	1,385	186	36
Total revenue, net	17,554	8,169	3,745

Cost of goods sold	12,628	11,359	10,219

Gross profit (loss)	4,926	(3,190)	(6,474)
Operating expenses:
Research and development	2,949	4,406	4,020
Selling, general and administrative	6,591	8,860	6,316
Total operating expenses	9,540	13,266	10,336
Loss from operations	(4,614)	(16,456)	(16,810)
Other income (expense):
Interest expense	(3,087)	(1,306)	(4)
Loss on extinguishment of debt	(10,749)	—	—
(Loss) gain on warrant derivative liability	(853)	2,405	—
Other income, net	815	91	286
Total other (expense) income, net	(13,874)	1,190	282
Net loss	$(18,488)	$(15,266)	$(16,528)

Loss per share, basic and diluted	$(1.59)	$(1.52)	$(1.94)
Weighted average number of shares outstanding:
Basic and diluted	11,633	10,058	8,541

See notes to Consolidated Financial Statements.

 eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIT)

					Total
	Common Stock		Additional	Accumulated	Shareholders’ Equity
	Shares	Amount	Paid –in Capital	Deficit	(Capital Deficit)
	(In thousands)

Balance, December 31, 2004	7,964	$8	$165,471	$(149,031)	$16,448
Sale of common stock, net of issuance costs	1,662	2	8,398	—	8,400
Stock options exercised	11	—	37	—	37
Exercise of common stock warrants	306	—	1,584	—	1,584
Issuance of common stock for services	54	—	461	—	460
Net loss	—	—	—	(16,528)	(16,528)
Balance, December 31, 2005	9,997	$10	$175,950	$(165,559)	$10,401

Debt to equity conversion	85	—	220	—	220
Issuance of common stock for services	254	—	580	—	580
Stock-based compensation	—	—	2,891	—	2,891
Stock options exercised	5	—	10	—	10
Net loss	—	—	—	(15,266)	(15,266)
Balance, December 31, 2006	10,341	$10	179,651	$(180,825)	$(1,164)

Debt to equity conversion	797	1	310	—	311
Issuance of common stock for services	1,473	1	1,324	—	1,325
Exercise of common stock warrants	10	—	3	—	3
Stock-based compensation	—	—	1,652	—	1,652
Expiration of derivative liability- warrants	—	—	2,653	—	2,653
Beneficial conversion premium	—	—	5,078	—	5,078
Fair value of warrants issued	—	—	4,655	—	4,655
Net loss	—	—		(18,488)	(18,488)
Balance, December 31, 2007	12,621	$12	$195,326	$(199,313)	$ (3,975)

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net loss	$(18,488)	$(15,266)		$(16,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	392	841		908
Amortization of deferred financing fees	418	221		---
Reduction of provision for sales returns and doubtful accounts	(79)	(39)		(284)
Stock based compensation	1,652	2,891		---
Issuance of common stock for services, net	1,325	553		470
Amortization of discount on notes payable	1,925	956		---
Loss (gain) on warrant derivative liability	853	(2,405)		---
Loss on extinguishment of debt	10,749	---		---
Loss on other asset	---	157		---
Write-off of miscellaneous receivable	103	---		---
Changes in operating assets and liabilities:
Accounts receivable	(1,390)	(42)		(2)
Inventory	670	1,354		(1,821)
Prepaid expenses and other current assets	(194)	389		(175)
Advance payments	(409)	384		(4)
Deferred revenue	53	30		96
Accounts payable, accrued compensation, and accrued expenses	(381)	(566)		1,613
Other current liabilities	858	153		14
Net cash used in operating activities	(1,943)	(10,389)		(15,713)
Cash flows from investing activities:
Purchase of equipment	(16)	(204)		(898)
Proceeds from maturity of (purchase of) investments – held to maturity	77	(51)		(120)
Purchase of intangibles and other assets	---	(2)		(54)
Net cash provided by (used in) investing activities	61	(257)		(1,072)
Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	---	---		8,400
Proceeds from exercise of stock options and warrants	3	10		1,621
Proceeds from long-term debt	1,608	5,970		50
Payments related to deferred financing costs	(368)	(591)		---
Payments of long-term debt and capitalized lease obligations	(63)	(55)		(16)
Net cash provided by financing activities	1,180	5,334		10,055
Net decrease in cash and cash equivalents	(702)	(5,312)		(6,730)
Cash and cash equivalents, beginning of year	1,415	6,727		13,457
Cash and cash equivalents, end of year	$713	$1,415		$6,727

Cash paid for interest	$426	$128		$4
Cash paid for taxes	$78	$40		$15

Supplemental non-cash transactions:
Conversion of debt to equity	$311	$220	$	---

During the year ended December 31, 2007, the Company
·	Entered into an intellectual property agreement with Kodak where Kodak was assigned the rights to a specific patent and as part of the consideration waived the royalty payments for the first six months of 2007 and reduced the royalty payment to 50% for the third and fourth quarters of 2007. $869 thousand was recorded as other income from the gain on the licensing of intangible assets;
·	Entered into an amended Note Purchase Agreement with investors and issued warrants that are exercisable at $1.03 per share into approximately 5.4 million shares of common stock valued at $5.5 million.

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - NATURE OF BUSINESS

eMagin Corporation and its wholly owned subsidiary (the “Company”) designs,  develops, manufactures, and markets virtual imaging products for consumer, commercial, industrial and military applications.  The Company’s products are sold mainly in North America, Asia, and Europe.

Note 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying audited consolidated financial statements include the accounts of eMagin Corporation and its wholly owned subsidiary.  All intercompany transactions have been eliminated in consolidation.

Basis of presentation

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has had recurring losses from operations which it believes will continue for the foreseeable future.  The Company’s cash requirements over the next twelve months are greater than the Company’s current cash, cash equivalents, and investments.  At December 31, 2007, the Company has working capital and capital deficits. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern without continuing to obtain additional funding.  The Company does not have commitments for such financing and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. If the Company is unable to obtain sufficient funds during the next twelve months, the Company will further reduce the size of its organization and/or curtail operations which will have a material adverse impact on the Company’s business prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. To partially address the liquidity issue, the Company completed a private placement of its common stock for gross proceeds of $1.65 million on April 2, 2008.  Please see Note 17 – Subsequent Events for additional information.

On November 3, 2006, the Company effected a one-for-ten (1-for-10) reverse stock split of its issued and outstanding common stock.   All common and per share amounts in the accompanying financial statements have been adjusted to reflect the 1-for-10 reverse stock split.

Use of estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue and cost recognition

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns.  The Company’s revenue-earning activities generally involve delivering products and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.  The Company defers revenue recognition on products sold directly to the consumer with a fifteen day right of return.  Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts.  Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Research and development expenses

Research and development costs are expensed as incurred.

Cash and cash equivalents

All highly liquid instruments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments-held to maturity

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the accompanying balance sheet.

Accounts receivable

The majority of the Company’s commercial accounts receivable is due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

Allowance for doubtful account

The allowance for doubtful accounts reflects an estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on a variety of factors, including the length of time receivables are past due, historical experience, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole.  The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company regularly reviews inventory quantities on hand, future purchase commitments with the Company’s suppliers, and the estimated utility of the inventory. If the Company review indicates a reduction in utility below carrying value, the inventory is reduced to a new cost basis.

Equipment, furniture and leasehold improvements

Equipment, furniture and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over its estimated useful life. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. Impairment losses, if any, are recognized based on the excess of the assets' carrying amounts over their estimated fair values.

Intangible Assets

The Company’s intangible assets consist of patents that are amortized over their estimated useful lives of fifteen years using the straight line method.  Total intangible amortization expense was approximately $4 thousand for each of the years ended December 31, 2007, 2006, and 2005, respectively.

Advertising

Costs related to advertising and promotion of products is charged to sales and marketing expense as incurred.  Advertising expense for the years ended December 31, 2007, 2006, and 2005 was $10 thousand, $296 thousand, and $108 thousand, respectively.

Income taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.  The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

Loss per common share

In accordance with SFAS No. 128, "Basic Earnings Per Share", net loss per common share amounts ("basic EPS") is computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution. Net loss per common share amounts assuming dilution ("diluted EPS") reflects the potential dilution from the exercise of stock options and warrants. These common equivalent shares have been excluded from the computation of diluted EPS for all periods presented as their effect is antidilutive. The years ended December 31, 2007, 2006, and 2005 do not include options and warrants to purchase common equivalent shares of 9,234,832, 4,613,919, and 4,424,988, respectively, as their effect would be antidilutive.

Comprehensive income (loss)

SFAS No. 130, "Reporting Comprehensive Income", requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) items, such as unrealized gains or losses on foreign currency translation adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive income (loss), which were not already in net loss for the years ended December 31, 2007, 2006, and 2005. Accordingly, the Company's comprehensive loss is the same as its net income (loss) for the periods presented.

Stock-based compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment”, which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors.  Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123.  We adopted SFAS No. 123R using the modified prospective transition method.  Accordingly, periods prior to adoption have not been restated.  Compensation cost recognized for the twelve months ended December 31, 2007 and 2006 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No.123 and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123R.  The compensation cost was recognized using the straight-line attribution method.    See Note 11 for a further discussion on stock-based compensation.

Fair value of financial instruments

At December 31, 2007, the Company's cash, cash equivalents, accounts receivable, short-term investments, accounts payable and debt are shown at cost which approximates fair value due to the short-term nature of these instruments.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.  The Company’s cash and cash equivalents are deposited with financial institutions which, at times, may exceed federally insured limits.  To date, the Company has not experienced any loss associated with this risk.

Note 3- RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”).  SFAS 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a material impact on its consolidated results of operations and financial condition.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities:  (“SFAS159”).  SFAS159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. SFAS 159 is effective for the Company on January 1, 2008 and is not expected to have a material impact on its consolidated results of operations and financial condition.

In June 2007, the FASB ratified EITF No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities (“EITF 07-03”).    EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed.  EITF 07-03 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007.  The Company will be required to adopt EITF 07-03 in the first quarter of 2008.  The Company does not expect the adoption of EITF 07-03 to have a material effect on its operations or financial position.

Note 4- RECEIVABLES

Receivables consisted of the following (in thousands):

	December 31,
	2007	2006
Trade receivables	$2,741	$1,351
Less allowance for doubtful accounts	(358)	(443)
Net receivables	$2,383	$908

Note 5 - INVENTORY

The components of inventories were as follows (in thousands):

	December 31,
	2007	2006
Raw materials	$1,069	$1,146
Work in process	370	558
Finished goods	376	781
Total inventory	$1,815	$2,485

Note 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2007	2006
Vendor prepayments	$537	$294
Other prepaid expenses*	310	353
Other current assets	3	9
Total prepaid expenses and other current assets	$850	$656
*No individual amounts greater than 5% of current assets.

Note 7 – EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

Equipment, furniture and leasehold improvements consist of the following (in thousands):

	December 31,
	2007	2006
Computer hardware and software	$1,025	$1,017
Lab and factory equipment	3,318	3,312
Furniture, fixtures, and office equipment	306	306
Assets under capital leases	66	66
Leasehold improvements	473	473
Total equipment, furniture and leasehold improvements	5,188	5,174
Less: accumulated depreciation	(4,896)	(4,508)
Equipment, furniture and leasehold improvements, net	$292	$666

Depreciation expense was $388 thousand, $837 thousand, and $904 thousand for the years ended December 31, 2007, 2006, and 2005, respectively.  Assets under capital leases are fully amortized.

Note 8 - DEBT

Debt is as follows (in thousands):
	December 31,
	2007	2006
Current portion of long-term debt:
Capitalized lease obligations	$—	$6
Other debt	44	58
Line of credit	1,108
6% Senior Secured Convertible Notes	—	2,880
Less: Unamortized discount on notes payable	—	(1,721)
8% Amended Senior Secured Convertible Notes	5,962	—
Less: Unamortized discount on notes payable	(25)	—
Current portion of long-term debt, net	7,089	1,223
Long-term debt:
Other debt	60	104
6% Senior Secured Convertible Notes	—	2,890
Less: Unamortized discount on notes payable	—	(765)
Long-term debt, net	60	2,229
Total debt, net	$7,149	$3,452

Maturities with respect to the other debt, line of credit and the 8% Amended Senior Secured Convertible Notes as of December 31, 2007 are as follows (in thousands):

Years Ending December 31,
2008	$7,089
2009	60

On July 23, 2007, an investor elected to convert approximately $252 thousand of the 6% Senior Secured Convertible Note (“Original Note”) representing $250 thousand of the principal amount of the Note due on July 23, 2007 and approximately $2 thousand of accrued and unpaid interest. The investor received 720,476 shares of Common Stock at the conversion price of $0.35.

On July 23, 2007, the Company entered into Amended Agreements with the note holders of the Original Notes issued July 21, 2006 and March 28, 2007 and agreed to issue each holder an 8% Amended Senior Secured Convertible Note (“Amended Note”)
in the principal amount equal to the principal amount outstanding as of July 23, 2007 which was in total approximately $6.0 million. The significant changes to the Amended Notes include the following:

•	The due dates have been changed from July 23, 2007 and January 21, 2008 to December 21, 2008;
•	The annual interest has been changed from 6% to 8%;
•
The Amended Notes are convertible into 8,407,612 shares of the Company’s common stock.  The conversion price for $5.8 million of principal is at a conversion price of $0.75, originally $2.60 and the conversion price for $250,000 of principal remains the same at $0.35;

•
The Agreement adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of warrants for an additional 3,831,859 shares of common stock at $1.03 per share with an expiration date of July 21, 2011.   The warrants are subject to anti-dilution adjustment rights;

•
50% of the Amended Notes can be converted into the Company’s newly designated Series A Senior Secured Convertible Preferred Stock which is convertible into common stock at the same rate as the Amended Notes;

•	The liquidated damages of 1% per month will no longer accrue and the deferred balance at July 23, 2007 is forgiven; and
•	There is no minimum cash or cash equivalents balance requirement.

Under the guidance of EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, the Company determined the change in the present value of the expected cash flows between the Amended Notes and the Original Notes issued July 21, 2006 was greater than 10%; therefore (a) for financial reporting purposes, the modifications to the Original Notes issued July 21, 2006 were treated as an extinguishment of debt and (b) on July 23, 2007, the Company recorded a loss on extinguishment of debt of approximately $10.7 million reflecting the difference between (i) the recorded amount of debt, net of related discounts, of approximately $4.8 million and (ii) the fair value of the new debt instrument of approximately $10.7 plus the change in the fair value of the warrants  on July 23, 2007, the date of the modification, of approximately $4.7 million.  The Company has also recorded a beneficial conversion charge of approximately $5.1 million on the Amended Notes adjusting the Amended Notes to their face value of approximately $5.8 million.  The Original Note issued on March 28, 2007 and amended on July 23, 2007 was not treated as an extinguishment but a modification.

On August 16, 2007, an investor elected to convert approximately $58 thousand of the Amended Note. The investor received 76,923 shares of Common Stock at the conversion price of $0.75.

On August 7, 2007, the Company entered into a loan agreement with Moriah Capital, L.P. (“Moriah) and established a revolving line of credit (the “Loan”) of $2.5 million.  The Company is permitted to borrow an amount not to exceed 90% of its eligible accounts receivable and 50% of its eligible inventory capped at $600 thousand.  As part of the transaction, the Company issued 162,500 shares of unregistered common stock valued at $195 thousand and paid a servicing fee of $82,500 to Moriah which will be amortized to interest expense over the life of the agreement.  For the year ended December 31, 2007, approximately $93 thousand was amortized to interest expense.  In conjunction with entering into this loan and issuing unregistered common stock, the Company granted Moriah registration rights.  The Loan can be converted into shares of the Company’s common stock pursuant to the terms of the Loan Conversion agreement.  The Loan matures on August 8, 2008 however the Company has the option of extending it an additional year.  On January 30 and on March 25, 2008, the loan agreement was amended.  Please see Note 17 - Subsequent Events for additional information.

For the year ended December 31, 2007, interest expense consisted of interest paid or accrued on outstanding debt of $836 thousand.

Note 9 - INCOME TAXES

The difference between the statutory federal income tax rate on the Company's pre-tax income and the Company's effective income tax rate is summarized as follows:

	For the years ended December 31,
	2007	2006	2005
U.S. Federal income tax provision (benefit) at federal statutory rate	(34)%	(34)%	(35)%
Change in valuation allowance	2%	32%	35%
Permanent difference	32%	2%	—
	0%	0%	0%

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 are as follows (numbers are in thousands):

	For the years ended December 31,
	2007	2006	2005
Federal and state net operating loss carry-forwards	$42,266	$41,554	$37,159
Research and development carry-forwards	1,397	—	—
Other provision and expenses not currently deductible	1,746	520	216
Total deferred tax assets	45,409	42,074	37,375
Less valuation allowance	(45,409)	(42,074)	(37,375)
Net deferred tax asset	$0	$0	$0

As of December 31, 2007, eMagin has federal and state net operating loss carryforwards of approximately $150 million and $1.4 million that will be available to offset future taxable income, if any, through December 2027. The utilization of net operating losses is subject to a limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. The Company has done preliminary analysis regarding prior year ownership changes, and although more analysis needs to be done, we have tentatively determined that the Section 382 limitation on the utilization of net operating losses is not material.

As of December 31, 2007 and 2006, the Company has net deferred tax assets of approximately of $45 and $42 million, respectively, primarily resulting from the future tax benefit of net operating loss carryforwards.  Such net deferred tax assets are fully offset by a valuation allowance due to the uncertainty as to their realizability.  A valuation allowance has been established to reserve for the deferred tax assets arising from the net operating losses and other temporary differences due to the uncertainty that their benefit will be realized in the future. The valuation allowance increased approximately $3.3 million for the year ended December 31, 2007 and $4.7 million for the year ended December 31, 2006.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  The Company did not have unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning balance of retained earnings.  The Company did not have any unrecognized tax benefits at January 1, 2007 and December 31, 2007.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2007 and 2006 the Company recognized no interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and New York.  The tax years 2004-2006 remain open to examination by major taxing jurisdictions to which the Company is subject.

Note 10 - SHAREHOLDERS' EQUITY

Preferred Stock

2007

The Company has designated but not issued 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (“the Preferred Stock”) at a stated value of $1,000 per share.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008.  Each share of the Preferred Stock has voting rights equal to (1)  in any case in which the Preferred Stock votes together with the Company's Common Stock or any other class or series of stock of the Company, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Preferred Stock has a mandatory redemption at December 21, 2008.

Common Stock

2007

On August 16, 2007, an investor elected to convert approximately $58 thousand of the Amended Note. The investor received 76,923 shares of Common Stock at the conversion price of $0.75.

On August 7, 2007, the Company entered into a loan agreement with Moriah Capital, L.P. (“Moriah) and established a revolving line of credit (the “Loan”) of $2.5 million.  As part of the transaction, the Company issued 162,500 shares of unregistered common stock valued at $195 thousand, recognized as deferred financing costs, and paid a servicing fee of $82,500 to Moriah which will be amortized to interest expense over the life of the agreement.  For the year ended December 31, 2007 approximately $116 thousand was amortized to interest expense.  In conjunction with entering into this loan and issuing unregistered common stock, the Company granted Moriah registration rights.  The Loan can be converted to shares of the Company’s common stock pursuant to the terms of the Loan Conversion agreement.  The Loan matures on August 8, 2008 however the Company has the option of extending it an additional year.  On January 30, and March 25, 2008, the loan agreement was amended.  Please see Note 17 - Subsequent Events for additional information.

A registration rights agreement was entered into in connection with the Loan which requires the Company to file a registration statement for the resale of the common stock issued.  The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all shares of common stock have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.  Please see Note 17 – Subsequent Events for additional information.

On July 23, 2007, the Company entered into Agreements with the note holders and agreed to issue each holder an Amended Note in the principal amount equal to the principal amount outstanding as of July 23, 2007 which was in total approximately $6.0 million. The Amended Notes are convertible into 8,407,612 shares of the Company’s common stock.  The conversion price for $5.8 million of principal is at a conversion price of $0.75 and the conversion price for $250 thousand of principal remains the same at $0.35.   The Agreement adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of warrants for an additional 3,831,859 shares of common stock at $1.03 per share with an expiration date of July 21, 2011.   The warrants are subject to anti-dilution adjustment rights.  50% of the Amended Notes can be converted into the Company’s newly designated Series A Senior Secured Convertible Preferred Stock which is convertible into common stock at the same rate as the Amended Notes.

The Company had recorded the fair value of the warrants associated with the Note as a liability as the warrant agreement required a potential net-cash settlement in the first year of the warrant agreement if the registration statement is not effective as required by EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  The liability was adjusted to fair value at each reporting period.  As of July 23, 2007, the potential net-cash settlement had expired.  As a result, the fair value of the warrant liability on July 23, 2007, approximately $2.7 million, was reversed.  For the year ended December 31, 2007, the Company recorded losses of approximately $0.8 million from the change in the fair value of the warrant derivative liability. The change in the fair value of the warrant liability was recorded in the Consolidated Statement of Operations as other income (expense).

On July 23, 2007, an investor converted $250 thousand of the principal amount of the Original Note due on July 23, 2007 and approximately $2 thousand of accrued and unpaid interest totaling $252 thousand and received 720,476 shares of Common Stock at the conversion price of $0.35.  On August 16, 2007, an investor elected to convert approximately $58 thousand of the Amended Note. The investor received 76,923 shares of Common Stock at the conversion price of $0.75.

On March 28, 2007, the Company entered into a Note Purchase Agreement for the sale of $500 thousand of 6% senior secured convertible debentures (the “Note”) and warrants to purchase approximately 1,000,000 shares of common stock, par value $.001 per share.  The investor purchased the Note with a conversion price of $0.35 per share that may convert into approximately 1,400,000 shares of common stock and issued warrants exercisable at $0.48 per share for approximately 1,000,000 shares of common stock expiring in July 2011.  On April 9, 2007, the Company closed the transaction and received approximately $460 thousand, net of offering costs of approximately $40 thousand, which are amortized over the life of the Note.   The Note was amended on July 23, 2007 as described in Note 8:  Debt.

As a result of the issuance of the Note, the outstanding 116,573 Series A Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated January 9, 2004, were re-priced from $2.60 to $0.35 and the outstanding 650,000 Series F Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated October 25, 2004, were re-priced from $8.60 to $7.12. As a result of the issuance of the Amended Notes the outstanding 650,000 Series F Common Stock Purchase Warrants that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated October 25, 2004, were re-priced from $7.12 to $4.39 in accordance with the anti-dilution provision of the original agreement.  These warrants were further re-priced in connection with the loan agreement with Moriah from $4.39 to $4.09.  The repricing of the warrants has no effect on the financial statements.

 For the year ended December 31, 2007, there were no stock options exercised and the Company received approximately $3 thousand in proceeds for warrants exercised. For the year ended December 31, 2007, the Company also issued approximately 1.5 million shares of common stock for payment of approximately $1.3 million for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services rendered in prepaid expenses and selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2007.

2006

At the Company’s 2006 Annual Meeting of Shareholders held on October 20, 2006, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the issued and outstanding common stock on a ratio of 1-for-10.  On November 3, 2006, the reverse stock split became effective. The Company has adjusted its shareholders’ equity accounts by reducing its stated capital and increasing its additional paid-in capital by approximately $91 thousand as of December 31, 2006 and 2005 to reflect the reduction in outstanding shares as a result of the reverse stock split.

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share.  The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1.6 million shares of common stock.  If the Notes are not converted, 50% of the principal amount will be due on July 23, 2007 and the remaining 50% will be due on January 21, 2008.  Commencing September 1, 2006, 6% interest is payable in quarterly installments on outstanding notes.  For the year ended December 31, 2006, the Company paid approximately $124 thousand of interest to investors. The Company received approximately $5.4 million, net of deferred financing costs of approximately $0.6 million which are amortized over the life of the Notes.   The Company amortized approximately $221 thousand of deferred financing costs in 2006. For the year ended December 31, 2006, two note holders converted their promissory notes valued at approximately $220 thousand and were issued an aggregate of approximately 85,000 shares.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock”, the fair value of the warrants, $3.6 million, have been recorded as a liability since the warrant agreement requires a potential net-cash settlement in the first year of the warrant agreement if the registration statement is not effective.  As of December 31, 2006, the registration statement is effective.  The liability will be adjusted to fair value at each reporting period.  The change in the fair value of the warrants will be recorded in the Consolidated Statement of Operations as other income (expense).  For the twelve months ended December 31, 2006, the Company recorded approximately $2.4 million of gain from the change in the fair value of the derivative liability.

An additional $0.5 million was to be invested through the exercise of a warrant to purchase approximately 192,000 shares of common stock at $2.60 per share on or prior to December 14, 2006, or at the election of the Company, by the purchase of additional Notes and warrants.  The Company determined the relative fair value of the warrants to be approximately $157,000 which was recorded as an other asset.  The following assumptions were used to determine the fair value of the warrant:

Dividend yield	0%
Risk free interest rates	5.25%
Expected volatility	122%
Expected term (in years)	0.4 years

The investor elected not to exercise its warrants prior to December 14, 2006.  The fair value of the warrants which was recorded as an other asset was written off as a sales, general and administrative expense.

In connection with the Notes, a registration rights agreement was entered into which requires the Company to file a registration statement for the resale of the common stock underlying the Notes and the warrants.  The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all shares of common stock underlying the Notes and the warrants have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.  If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness as set forth in the preceding sentence, the Company is required to pay each investor cash payments equal to 1.0% of the aggregate purchase price monthly until the failure is cured.  If the Company fails to pay the liquidated damages, interest at 16.0% will accrue until the liquidated damages are paid in full.  The registration statement was filed and declared effective by the Securities and Exchange Commission within the specified grace period.

The Company accounts for the registration rights agreement as a separate freestanding instrument and accounts for the liquidated damages provision as a derivative liability subject to SFAS 133.  The estimated fair value of the derivative liability is based on an estimate of the probability and costs of cash penalties being incurred.  The Company determined that the fair value of the liability was immaterial and it is not recorded in accrued liabilities.  The Company will revalue the potential liability at each balance sheet date.

As a result of the issuance of the Notes, the outstanding 116,576 Series A Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated January 9, 2004, were re-priced from $5.50 to $2.60 and the outstanding 650,001 Series F Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated October 25, 2004, were re-priced from $10.90 to $8.60.

For the year ended December 31, 2006, the Company received approximately $10 thousand for the exercise of 5,000 options and there were no warrants exercised.  For year ended December 31, 2006, the Company issued approximately 254,000 shares of common stock in lieu of cash payments in the amount of approximately $580 thousand as compensation for services rendered and to be rendered in the future.  The fair value of the services was measured at market value of the common stock at the time of payment.  As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying audited consolidated statement of operations for the year ended December 31, 2006.

The 2004 Non-Employee Compensation Plan (the “2004 Plan”) was established to help the Company retain consultants, professionals and service providers.  The Board of Directors will select the recipient of the awards, the nature of the awards and the amount. At the 2006 Annual Shareholder meeting, the shareholders approved an increase in the number of authorized shares of common stock usable from 200,000 to 950,000.  This number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

2005

On October 20, 2005, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold and issued 1,661,906 shares of common stock, par value $0.001 per share, at a price of $5.50 per share and warrants to purchase up to 997,143 shares of common stock for an aggregate purchase price of approximately $9.14 million.  The net proceeds received after expenses were approximately $8.4 million.

The warrants are exercisable at a price of $10.00 per share and expire on April 20, 2011.  Of the 997,143 warrants, 664,763 of the warrants are exercisable on or after May 20, 2006.  The remaining 332,381 are exercisable after March 31, 2007, however these warrants will be cancelled if the Company’s net revenue for fiscal year 2006 exceeds $20 million or if the investor has sold more than 25% of the shares purchased under the securities purchase agreement prior to December 31, 2006.

As a result of the above transaction, the outstanding 121,335 Series A Common Stock Purchase Warrants, that were issued to participants of the Securities Purchase Agreement dated January 9, 2004, were re-priced from $10.50 to $5.50 and the outstanding 650,001 Series F Common Stock Purchase Warrants, that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were re-priced from $12.10 to $10.90.

A registration rights agreement was entered into in connection with the private placement which requires the Company to file a registration statement for the resale of the common stock and the shares underlying the warrants.  The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all common stock have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.  If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness, the agreement requires the Company to pay each investor cash payments equal to 2.0% of the aggregate purchase price monthly until the failure is cured.  If the Company fails to pay the liquidated damages, interest at 15.0% will accrue until the liquidated damages are paid in full.  The registration statement was filed and declared effective within the specified grace period.  As of December 31, 2006, the registration statement remains effective.

The Company accounts for the registration rights agreement as a separate freestanding instrument and accounts for the liquidated damages provision as a derivative liability subject to SFAS 133.  The estimated fair value of the liability is based on an estimate of the probability and costs of cash penalties being incurred.  The Company determined that the fair value of the liability was immaterial and it is not recorded in accrued liabilities.  The Company will revalue the potential liability at each balance sheet date.

In 2005, the Company received approximately $1.6 million for the exercise of approximately 11,100 options and 306,000 warrants.  The Company also issued approximately 54,300 shares of common stock for the payment of $461 thousand of services rendered and to be rendered in the future.  The fair value of the services was measured at market value of the common stock at the time of payment.  As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying audited consolidated statement of operations for the year ended December 31, 2005.

Note 11 - STOCK COMPENSATION

Employee stock purchase plan

In 2005, the stockholders approved the 2005 Employee Stock Purchase Plan (“ESPP”).  The ESPP provides the Company’s employees with the opportunity to purchase common stock through payroll deductions. Employees purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates. At December 31, 2007, the number of shares of common stock available for issuance was 225,000 and the plan will automatically increase 75,000 shares on January 1 of each year for a period of three years starting January 1, 2006. As of December 31, 2007, the plan had not been implemented.

Incentive compensation plans

In 2000, the Company established the 2000 Stock Option Plan (the "2000 Plan"). The Plan permits the granting of options and stock purchase rights to employees and consultants of the Company. The 2000 Plan allows for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options which are not intended to meet such requirements.

In 2003, the Company established the 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan provided for the granting of options to purchase an aggregate of 9,200,000 shares of the common stock to employees and consultants. On July 2, 2003, the shareholders approved the plan and the 2003 Plan was subsequently amended by the Board of Directors on July 2, 2003 to reduce the number of additional shares that may be provided for issuance under the "evergreen" provisions of the 2003 Plan. The amended 2003 Plan provides for an increase of 2,000,000 shares in January 2004 and an annual increase on January 1 of each year for a period of nine (9) years commencing on January 1, 2005 of 3% of the diluted shares outstanding.  The shareholders approved an amendment to the 2003 Plan to provide grants of shares of common stock in addition to options to purchase shares of common stock.  In 2005, approximately 2.4 million shares were added to the plan.

On February 20, 2008, the Board of Directors authorized the establishment of the 2008 Incentive Stock Plan.  Please see Note 17 - Subsequent events for addition information.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 5 years. Option activity for the years ended December 31, 2007, 2006 and 2005 is summarized as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Balances at December 31, 2004	1,355,916	$11.40
Options granted	582,400	9.60
Options exercised	(11,059)	3.40
Options cancelled	(121,993)	13.90
Balances at December 31, 2005	1,805,264	10.90
Options granted	185,744	4.30
Options exercised	(5,000)	2.10
Options forfeited	(453,115)	7.47
Options cancelled	(467,148)	11.97
Balances at December 31, 2006	1,065,745	2.94
Options granted	228,577	1.41
Options exercised	—	—
Options forfeited	(203,943)	2.90
Options cancelled	(196,056)	2.67
Balances at December 31, 2007	894,323	$ 2.62	5.36	$6,524
Vested or expected to vest at December 31, 2007 (1)	877,408	$ 2.67	5.36	$—
Exercisable at December 31, 2007	682,883	$ 2.57	5.53	$—

(1)  The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

At December 31, 2007, there were 813,185 shares available for grant under the 2003 Plan and the 2000 Plan.

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercisable Price
$1.00 - $1.51	228,577	9.60	$ 1.41	205,277	$ 1.46
$2.60 - $2.70	624,546	3.91	2.61	445,506	2.60
$3.50 - $5.80	12,000	4.68	5.61	12,000	5.61
$6.60 - $22.50	29,200	3.57	10.91	20,100	11.23
	894,323	5.36	$ 2.62	682,883	$ 2.57

(1)  The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock for the options that were in-the-money.  As of December 31, 2007 there were 23,300 options that were in-the-money.   The Company’s closing stock price was $1.28 as of December 31, 2007. The Company issues new shares of common stock upon exercise of stock options.

On July 21, 2006, certain employees and Directors of the Company agreed to cancel approximately 467,000 shares underlying existing stock options in return for the re-pricing of approximately 869,000 existing options at $2.60 per share having a weighted average original exercise price of $11.97.  Option grants that have not been re-priced remain unchanged.  The unvested options which were re-priced continue to vest on original vesting schedules, but in no event vest prior to January 19, 2007.  Previously vested options which were re-priced were fully vested on January 19, 2007.  Re-priced grants will be forfeited if the individual leaves voluntarily.  The Company has accounted for the re-pricing and cancellation transactions as a modification under SFAS No. 123R.

Stock based compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors.  Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123.  The Company adopted SFAS No. 123R using the modified prospective transition method.  Accordingly, periods prior to adoption have not been restated.  Compensation cost recognized for the twelve months ended December 31, 2007 and 2006 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No.123 and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123R.  The compensation cost was recognized using the straight-line attribution method.

The following table summarizes the allocation of stock-based compensation to expense categories for the years ended December 31, 2007 and 2006 (in thousands):

	For the years ended December 31,
	2007	2006
Cost of revenue	$215	$343
Research and development	357	435
Selling, general and administrative	1,080	2,113
Total stock compensation expense	$1,652	$2,891

For the year ended December 31, 2007, stock compensation was approximately $1.7 million.  At December 31, 2007, total unrecognized compensation costs related to stock options was approximately $1.7 million, net of estimated forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 2.6 years.  For the year ended December 31, 2006, stock compensation was approximately $2.9 million.

The Company recognizes compensation expense for options granted to non-employees in accordance with the provision of Emerging Issues Task Force (“EITF”) consensus Issue 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which requires using a fair value options pricing model and re-measuring such stock options to the current fair market value at each reporting period as the underlying options vest and services are rendered.

In determining the fair value of stock options granted during the years ended December 31, 2007, 2006, and 2005, the following key assumptions were used in the Black-Scholes option pricing model:

	For the years ended December 31,
	2007	2006	2005

Dividend yield	0%	0%	0%
Risk free interest rates	3.28% - 4.23%	4.59% - 4.82%	4.4%
Expected volatility	105% -106%	123% - 126%	126%
Expected term ( in years)	5 years	5 years	5 years

We have not declared or paid any dividends and do not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that eMagin’s stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

The following table shows the proforma effect on eMagin’s net loss and net loss per share had compensation expense been determined based on the fair value at the award grant date in accordance with SFAS No. 123 for the twelve months ended December 31, 2005 (in thousands, except per share data):
For the year ended December 31, 2005

Net loss applicable to common stockholders, as reported	$(16,528)
Add: Stock-based employee compensation expense included in reported net loss	—
Deduct: Stock-based employee compensation expense determined under fair value method	(3,035)
Pro forma net loss	$(19,563)
Net loss per share:
Basic and diluted, as reported	$(1.94)
Basic and diluted, pro forma	$(2.29)

Warrants

At December 31, 2007, 8,340,509 warrants to purchase shares of common stock are outstanding and exercisable at exercise prices ranging from $0.35 to $27.60 and expiration dates ranging from June 10, 2008 to February 27, 2012.

	Outstanding Warrants
	Shares	Weighted Average Exercise Price
Balances at December 31, 2004	2,161,823	$11.40
Warrants granted	997,143	10.00
Warrants exercised	(370,820)	6.10
Warrants cancelled	(168,421)	26.70
Balances at December 31, 2005	2,619,725	$10.20
Warrants granted	1,805,037	3.49
Warrants exercised	—	—
Warrants expired	(876,588)	6.90
Balances at December 31, 2006	3,548,174	$7.05
Warrants granted	4,831,859	0.88
Warrants exercised	(9,524)	0.35
Warrants expired	(30,000)	4.26
Balances at December 31, 2007	8,340,509	$2.65

On January 30 and March 25, 2008, the loan agreement with Moriah was amended and restated and 750,000 warrants and 250,000 warrants, respectively, were issued with exercise prices of $1.50 per share.  Please see Note 17 – Subsequent Events for additional information.

Note 12 - COMMITMENTS AND CONTINGENCIES

Royalties

The Company, in accordance with a royalty agreement with Eastman Kodak, is obligated to make minimum annual royalty payments of $125 thousand which commenced on January 1, 2001. Under this agreement, the Company must pay to Eastman Kodak a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.

Effective May 30, 2007, Kodak and eMagin entered into an intellectual property agreement where eMagin has assigned Kodak the rights, title, and interest to a Company owned patent currently not being used by the Company and in consideration, Kodak has waived the royalties due under existing licensing agreements for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire calendar year of 2008. In addition, the minimum royalty payment is delayed until December 1st for the years 2007 and 2008.  The Company recorded approximately $868 thousand for the year ended December 31, 2007 as income from the license of intangible assets and included this amount in other income on the Consolidated Statement of Operations.

For the years ended December 31, 2007, 2006, and 2005, royalty expense of approximately $1.2 million, $515 thousand, and $191 thousand, respectively, is included in cost of goods sold.

Operating leases

The Company leases office facilities and office, lab and factory equipment under operating leases expiring through 2009.   The Company currently has lease commitments for space in Hopewell Junction, New York and Bellevue, Washington.

The Company’s manufacturing facilities are leased from IBM in New York.  eMagin leases approximately 40,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices.  In 2004, eMagin entered into an agreement to extend the term of the lease until 2009.

In July 2005, eMagin signed a sub-lease agreement for approximately 19,000 square feet in Bellevue Washington. The leased space is used as the Company’s corporate headquarters.  This lease will expire in 2009.  The Company’s lease at the Redmond Washington location expired in August 2005 and was not renewed.

The future minimum lease payments through 2009 are as follows (in thousands):

2008	$1,444
2009	538
$1,982

Rent expense for the years ended December 31, 2007, 2006, and 2005 was approximately $1.3 million, $1.3 million, and $1.0 million, respectively. The Redmond lease was paid in common stock valued at $42 thousand for the 2005 and 2004 rent period.

Employee benefit plans

eMagin has a defined contribution plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the 401(k) Plan, eMagin may match a portion of the participating employees' contributions. There was no matching contribution to the 401(k) Plan for the years ended December 31, 2007, 2006 and 2005.

Legal proceedings

A former employee (“plaintiff”) of the Company commenced legal action in the United States District Court for the Southern District of New York, on or about October 12, 2007, alleging that the plaintiff was subject to gender based discrimination and retaliation in violation of Title VII of the Civil Rights Act of 1964 (Case No. 07-CV-8827 (KMK).  The plaintiff seeks unspecified compensatory damages, punitive damages and attorneys’ fees.  On November 26, 2007, the Company served and filed its Answer, in which it denied the material allegations of the Complaint and asserted numerous affirmative defenses.  This action is presently in the discovery stage.  The Company disputes the allegations of the Complaint and intends on vigorously defending this action.

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York against eMagin, asserting breach of contract and seeking to recover a $150,000 grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees.  On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay $112,200 of the $150,000 grant. The settlement requires that repayments be made on a monthly basis in the amount of $3,116.67 per month commencing August 1, 2006 and ending on July 1, 2009.

Note 13 – RELATED PARTY TRANSACTIONS

2007

On July 23, 2007, the Company entered into Agreements with the note holders and issued 8% Amended Senior Secured Convertible Notes (“Amended Notes”) to the note holders in the principal amount equal to the principal amount outstanding as of July 23, 2007. The due date for the principal payment has been extended to December 21, 2008 and the interest rate increased to 8%. The Amended Notes are convertible into 8,407,612 shares of the Company’s common stock. The conversion price for approximately $5,770,000 of principal was revised from $2.60 to $.75 per share and the conversion price of $.35 per share for $250,000 of principal was unchanged. $3,010,000 of the Notes can convert into 3,010 shares of the Company’s newly formed Series A Convertible Preferred Stock (the “Preferred”) at a conversion price of $1,000 per share. The Preferred is convertible into common stock at the same price allowable by the Amended Notes, subject to adjustment as provided for in the Certificate of Designations. The Amended Notes adjust the exercise price from $3.60 to $1.03 per share for 1,553,468 warrants and require the issuance of 3,831,859 warrants exercisable at $1.03 per share pursuant to which the note holders may acquire common stock, until July 21, 2011.

Two employees and one board member participated in the Agreements. Olivier Prache, Senior VP of Display Operations, has an Amended Note of $10 thousand which may be converted into 13,333 shares, received 9,333 warrants which are exercisable at $1.03 per share, and has 5,385 warrants which are exercisable at $3.60 per share.  John Atherly, former CFO as of January 2, 2008, has an Amended Note of $40 thousand which may be converted into 53,333 shares and received 37,333 warrants which are exercisable at $1.03 per share.   Paul Cronson, Board member, through Navacorp III, LLC, has an Amended Note of $200 thousand which may be converted into 266,666 shares and received 186,666 warrants which are exercisable at $1.03 per share.

Stillwater LLC is a beneficial owner of more than 5% of the Company’s common stock.  Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, has an Amended Note of $700 thousand which may be converted into 933,333 shares and received 653,333 warrants exercisable at $1.03 per share.  Ginola Limited has an Amended Note of $800 thousand which may be converted into 1,066,333 shares and received 746,666 warrants exercisable at $1.03 per share.  Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

Alexandra Global Master Fund Ltd (“Alexandra”) is a beneficial owner of more than 5% of the Company’s common stock.  Alexandra has an Amended Note of $3 million which may be converted into 4 million shares and received 2.8 million warrants exercisable at $1.03 per share.

On March 28, 2007, the Company entered into an amendment to the Stillwater Agreement, originally dated July 21, 2006. On April 9, 2007, the sale of the Stillwater Note and Warrant was complete and the Company issued a 6% Senior Secured Convertible Note in the principal amount of $500,000 and warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.48. On July 23, 2007, Stillwater elected to convert $250,000 of the principal amount of the Note and approximately $2,167 of accrued and unpaid interest. Stillwater received 720,476 shares of Common Stock at the conversion price of $0.35.  The remaining 50% was amended to an 8% Amended Senior Secured Convertible Note on July 23, 2007.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Stillwater transaction, the exercise price of all Series A warrants was reduced from $5.50 to $0.35 per share.   Family members of an outside director of eMagin are holders of Series F warrants to purchase an aggregate of 10,000 shares of common stock.   As a result of the debt transactions, the exercise price of all Series F warrants was ultimately reduced from $8.60 to $4.09 per share.

2006

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1,800,000 shares of common stock, par value $.001 per share.  The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1,600,000 million shares of common stock.  If the Notes are not converted, 50% of the principal amount will be due on July 23, 2007 and the remaining 50% will be due on January 21, 2008.  Commencing September 1, 2006, 6% interest was payable in quarterly installments on outstanding notes.  The Notes were amended on July 23, 2007.

In the Note Purchase transaction, two employees and a board member participated.  Olivier Prache, Senior VP of Display Operations, purchased a $30 thousand promissory note which may be converted into 11,539 shares and received 8,077 warrants which are exercisable at $3.60 per share.  Mr. Prache converted $20 thousand of his promissory note and received 7,693 shares.   John Atherly, CFO, purchased a $40 thousand promissory note which may be converted into 15,385 shares and received 10,770 warrants exercisable at $3.60 per share.  Paul Cronson, Board member, through Navacorp III, LLC purchased a $200 thousand promissory note which may be converted into 76,923 shares and received 53,847 warrants exercisable at $3.60 per share.  The Notes were amended on July 23, 2007.

Stillwater LLC is a beneficial owner of more than 5% of the Company’s common stock.  Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, purchased a $700 thousand promissory note which may be converted into 269,231 shares and received 188,462 warrants exercisable at $3.60 per share.  Ginola Limited purchased an $800 thousand promissory note which may be converted into 307,693 shares and received 215,385 warrants exercisable at $3.60 per share.  Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.  The Notes were amended on July 23, 2007.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series A warrants was reduced from $5.50 to $2.60 per share.   Family members of an outside director of eMagin are holders of Series F warrants to purchase an aggregate of 10,000 shares of common stock.   As a result of the Note Purchase transaction, the exercise price of all Series F warrants was reduced from $10.90 to $8.60 per share.

eMagin has entered into a financial advisory agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. The Company has agreed to pay a minimum fee of $500 thousand to Larkspur Capital Corporation in the event certain transactions occur, i.e. sale of the Company’s assets or change of control.

2005

On October 20, 2005, the Company entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 1,661,906 shares of eMagin’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 997,143 shares of common stock, for an aggregate purchase price of approximately $9.1 million. The purchase price of the common stock and corresponding warrant was $5.50 per share.

The warrants are exercisable at a price of $10.00 per share and expire on October 20, 2010. Of the 997,143 warrants, 664,762 of the warrants are exercisable on or after May 20, 2006. The remaining 332,380 are exercisable after March 31, 2007.

Stillwater LLC is a beneficial owner of more than 5% of the Company’s common stock.  Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $500 thousand.  Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

Chelsea Trust Company, as trustee of a trust with the same directors and/or controlling shareholders as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $250 thousand.  Ginola Limited disclaims beneficial ownership of shares owned by Chelsea Trust Company.

In connection with the issuance of the Shares and the warrants pursuant to the Securities Purchase Agreement, the Company was required to lower the exercise prices of existing Series A and F warrants from $10.50 and $12.10 per share, respectively, to $5.50 and $10.90 per share, respectively, pursuant to the anti-dilution provisions of the Series A and F warrants.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. Accordingly, the exercise price of all Series A warrants was reduced from $10.50 to $5.50 per share.

Note 14 – SEPARATION AND EMPLOYMENT AGREEMENTS

Executive Separation and Consulting Agreement

On January 11, 2007, Gary Jones resigned as the President, Chief Executive Officer, and as a Director of the Company.  Mr. Jones and the Company entered into an Executive Separation and Consulting Agreement (“the Agreement”).  Under the Agreement, the Company made a payment to Mr. Jones in an amount equal to: all accrued salary as of the date of the Agreement plus an additional 30 days of salary (approximately $47 thousand); 360 hours of unused vacation (approximately $55 thousand); advance for legal and accounting fees associated with 2004 stock options ($30 thousand); and an advance for future travel expenditures ($5 thousand). Mr. Jones also received 500,000 shares of registered common stock of the Company valued at $430 thousand. In his consulting relationship, Mr. Jones will be paid $460 thousand upon the consummation of a strategic transaction.   The Company will provide up to $7.5 thousand for reasonable moving expenses of personal property from the New York office.  In addition, the Company will pay up to an additional $30 thousand to Mr. Jones related to personal legal fees.

Compensation Agreement

On January 11, 2007, Dr. K.C. Park was appointed Interim Chief Executive Office, President, and a Director of the Company.  On February 12, 2007, the Company entered into a Compensation Agreement (“the Agreement”) with Dr. Park.  Under the Agreement, the Company paid Dr. Park an annual base salary equal to $300 thousand plus a quarterly increase in his base salary in the amount of $12.5 thousand per fiscal quarter through December 31, 2007.  The Company agreed to issue Dr. Park an aggregate of 250,000 restricted shares of common stock within 10 business days of the completion of a change of control of the Company.  In addition, if a change of control transaction is completed and Dr. Park is not offered a senior executive position in the new organization, the Company has agreed to pay Dr. Park three month’s salary.  K.C. Park resigned effective January 31, 2008.  Please see Note 17 - Subsequent Events.

Effective January 30, 2008, the Company entered into an amended employment agreement with Susan K. Jones, its Chief Marketing and Strategy Officer.  The amended agreement provides for an increase in compensation, extends the term of the agreement to January 31, 2010, changes certain incentive award payment requirements, clarifies the basis for incentive award determination, and extends the change-of-control/material change/termination-without-cause compensation payout periods. Please see Note 17 - Subsequent Events.

Note 15 - CONCENTRATIONS

The Company had no customers that accounted for more than 10% of its total revenues in 2007.  In 2006, the Company had one customer that accounted for 13% of its total revenues.  In 2005, the Company had no customers that accounted for more than 10% of its total revenues.

For the year ended December 31, 2007, approximately 51% of the Company’s net revenues were made to customers in the United States and approximately 49% of the Company’s net revenues were made to international customers.  For the year ended December 31, 2006, approximately 59% of the Company's net revenues were made to customers in the United States and approximately 41% of the Company's net revenues were made to international customers.  For the year ended December 31, 2005, approximately 49% of the Company’s net revenues were made to customers in the United States and approximately 51% of the Company’s net revenues were made to international customers.

There were 5 customers which comprised 54% of the outstanding accounts receivable at December 31, 2007.  At December 31, 2006, there were 5 customers which comprised 69% of the outstanding accounts receivable.

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

Note 16 – AMEX DELISTING

On October 9, 2006, the Company received notice from the American Stock Exchange (the “AMEX”) Listing Qualifications Department stating that the Company does not meet certain continued listing standards as set forth in Part 10 of the AMEX Company Guide (the “Company Guide”). Specifically, pursuant to a review by the AMEX of the Company’s 10-Q for the three and six months ended June 30, 2006, the AMEX has determined that the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide, respectively, which state, in relevant part, that the AMEX will normally consider suspending dealings in, or removing from the list, securities of a company that (a) has stockholders' equity of less than $4.0 million if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; or (b) has stockholders' equity of less than $6.0 million if such company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, respectively.

On November 6, 2006, the Company submitted a plan advising the AMEX of actions that it would take, which may bring it into compliance with Sections 1003 (a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months of receipt of the notice letter. On January 5, 2007, the Company received notice from the staff of the AMEX indicating that it intended to strike the Company’s common stock from listing on AMEX by filing a delisting application with the Securities and Exchange Commission as it had determined that the Company has failed to comply with the continued listing standards.  The Company requested a verbal hearing which was held on February 27, 2007.

On March 1, 2007, the Company received notice from the AMEX indicating that the AMEX would initiate the delisting process with respect to the Company’s common stock.  On March 12, 2007, in accordance with Part 12 of the Company Guide, the Company was suspended from trading on the AMEX.   The Company’s common stock is trading on the Over-the-Counter Bulletin Board under the symbol, EMAN.

The delisting from the AMEX triggered a compliance condition on the notes payable.  As a result the Company was required to pay the note holders monthly interest at 1% rather than .5% on the outstanding principal of the notes payable.  The Company received a waiver from the note holders that allowed the Company to accrue the interest and delay the interest payment until the earliest of the Company (i) completing $2 million of debt or equity financing or (ii) the occurrence of a Repurchase Event per the note.  On July 23, 2007, the Company entered into Amended Agreements with the note holders where the 1% monthly interest will no longer accrue and the accrued interest was forgiven.

Note 17 – SUBSEQUENT EVENTS

Effective January 2, 2008, John Atherly resigned as Chief Financial Officer.  There was no separation agreement executed between Mr. Atherly and the Company.  Michael D. Fowler became the Company’s Interim Chief Financial Officer effective December 27, 2007.

Effective January 31, 2008, K.C. Park resigned as Interim Chief Executive Officer, President and Director.  Dr. Park and the Company entered into a Separation Agreement and General Release (“Separation Agreement”).  The Company will pay Dr. Park severance of $60 thousand to be payable over a three month period.  Dr. Park and the Company also entered into a Consulting Agreement (“Agreement”) for a term beginning February 1 and ending on August 1, 2008.  He will be paid a sum of $75 thousand, payable in monthly installments of $10 thousand for the first three months of the term and $15 thousand for the remaining three months of the term.  In addition to the compensation, Dr. Park will be entitled to receive non-qualified stock options to acquire 18,750 shares of common stock on each three month anniversary of the Agreement at the fair market value on the date of the grant and will be fully vested and exercisable on the date of the grant.  If the Agreement is not renewed at the end of the term, he will be entitled to an additional grant of 18,750 shares of common stock with the same terms.  In addition, on May 1, 2008, Dr. Park will be entitled to receive non-qualified stock options to acquire 51,703 shares of common stock at the fair market value and will be fully vested.

Effective January 30, 2008, the Company entered into an amended employment agreement with Susan K. Jones, its Chief Marketing and Strategy Officer.  The amended agreement provides for an increase in compensation, extends the term of the agreement to January 31, 2010, changes certain incentive award payment requirements, clarifies the basis for incentive award determination, and extends the change-of-control/material change/termination-without-cause compensation payout periods.

Michael D. Fowler, the Company’s Interim Chief Financial Officer, has indicated his intention to resign his position with the Company following the filing of the Annual Report on Form 10-K for December 31, 2007 to pursue other interests.

Line of Credit

On January 30, 2008, the Company amended and restated its Loan and Security Agreement (“Amended Loan Agreement”) with Moriah.  The Amended Loan Agreement’s borrowing base calculation was modified to include 70% of eligible foreign accounts.  The Loan conversion agreement was terminated. The amendment eliminated optional conversion of principal up to $2.0 million into common stock at $1.50, in lieu of issuance of a Warrant to purchase 750,000 shares of its common stock at a price of $1.50 per share with an expiration date of January 29, 2013.

The Amended Loan Agreement has specific terms to which the Company must comply including (a) maintaining a lockbox account into which payments from related accounts receivable must be deposited, (b) periodic certifications as to borrowing base amounts equaling or exceeding net balances outstanding under the Line of Credit, and (c) a requirement that a registration statement with respect to shares held or to be issued to the lender be filed within thirty days of January 30, 2008.  A delay in establishing the required lockbox account created a technical default under the Line of Credit agreement.  Similarly, the production and subsequent discovery of defective displays resulted in an inadvertent overstatement of inventory during December, January and early February that created a technical default under the agreement.  Finally, the Company was not able to complete the registration of shares within the thirty day timeframe mandated in the amended agreement.  On March 25, 2008 the Company received a waiver from the lender (a) waiving compliance with the lockbox account requirement through March 14, 2008, (b) waiving compliance with the borrowing base requirement in so far as it related exclusively to the defective displays inadvertently included in inventory, and (c) extending the period for filing a registration statement for certain shares held or to be issued to the lender until April 29, 2008.

Effective March 25, 2008, the Company amended the Warrant Issuance Agreement (“Amended Warrant Agreement”) with Moriah. In connection with such amendment, the Company issued a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

Incentive Compensation Plan

On February 20, 2008, the Board of Directors authorized the establishment of the 20087 Incentive Stock Plan with 2,000,000 options available for grant.  The 2008 Incentive Stock Plan is intended to provide long-term performance incentives to directors, executives, selected employees and consultants and reward them for making major contributions to the success and well being of the Company.

Private Placement

On April 2, 2008, the Company completed a private placement of its common stock with several institutional investors for gross proceeds of $1.65 million.  The transaction involved the sale of 1,586,539 shares of common stock at $1.04 per share, or the 5-day average closing price of the Company’s common stock on the trading days immediately preceding the closing date.  The Company also issued to the investors 793,273 warrants to buy our common stock at a price of $1.30 per share.  Pursuant to the transaction, the Company is obligated to file a registration statement for the shares issued as well as shares underlying the warrants by May 17, 2008.

Note 18 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for 2007 and 2006 are as follows (in thousands except per share data):

	Quarters Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Revenues	$3,609	$4,232	$5,071	$4,642
Gross margin	$494	$1,286	$2,012	$1,134
Net loss	$(2,937)	$(1,728)	$(12,651)	$(1,172)
Net loss per share – basic and diluted	$(0.27)	$(0.15)	$(1.06)	$(0.10)
Weighted average number of shares outstanding – basic and diluted	10,792	11,176	11,935	12,249

	Quarters Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$1,641	$1,674	$2,292	$2,562
Gross margin (loss)	$(1,388)	$(1,291)	$(648)	$137
Net loss	$(5,160)	$(4,838)	$(3,769)	$(1,499)
Net loss per share – basic and diluted	$(0.52)	$(0.48)	$(0.37)	$(0.15)
Weighted average number of shares outstanding – basic and diluted	10,004	10,011	10,077	10,196

eMagin Corporation
June 30, 2008

Table of Contents

		Page
PART I FINANCIAL INFORMATION
Item 1	Condensed Consolidated Financial Statements

	Condensed Consolidated Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007	93

	Condensed Consolidated Statements of Operations for the Three and Six Months ended June 30, 2008 and 2007 (unaudited)	94

	Condensed Consolidated Statements of Changes in Capital Deficit for the Six Months ended June 30, 2008 (unaudited)	95

	Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2008 and 2007 (unaudited)	96

	Notes to Condensed Consolidated Financial Statements (unaudited)	97

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	June 30,
	2008 (unaudited)	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$1,038	$713
Investments – held to maturity	94	94
Accounts receivable, net	3,601	2,383
Inventory	1,726	1,815
Prepaid expenses and other current assets	750	850
Total current assets	7,209	5,855
Equipment, furniture and leasehold improvements, net	401	292
Intangible assets, net	49	51
Other assets	232	232
Deferred financing costs, net	135	218
Total assets	$8,026	$6,648

LIABILITIES AND CAPITAL DEFICIT

Current liabilities:
Accounts payable	$1,135	$620
Accrued compensation	962	891
Other accrued expenses	704	729
Advance payments	13	35
Deferred revenue	80	179
Current portion of debt	8,148	7,089
Other current liabilities	596	1,020
Total current liabilities	11,638	10,563

Long-term debt	41	60
Total liabilities	11,679	10,623

Commitments and contingencies

Capital deficit:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Series A Senior Secured Convertible Preferred stock, stated value $1,000 per share, $.001 par value: 3,198 shares designated and none issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 14,389,439 shares as of June 30, 2008 and 12,620,900 shares as of December 31, 2007	14	12
Additional paid-in capital	198,442	195,326
Accumulated deficit	(202,109)	(199,313)
Total capital deficit	(3,653)	(3,975)
Total liabilities and capital deficit	$8,026	$6,648

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:

Product revenue	$4,496	$4,144	$6,958	$7,667
Contract revenue	1,123	88	1,326	174

Total revenue, net	5,619	4,232	8,284	7,841

Cost of goods sold	2,996	2,946	5,309	6,061

Gross profit	2,623	1,286	2,975	1,780

Operating expenses:

Research and development	634	887	1,308	1,740
Selling, general and administrative	1,697	1,543	3,504	3,764
Total operating expenses	2,331	2,430	4,812	5,504

Income (loss) from operations	292	(1,144)	(1,837)	(3,724)

Other income (expense):

Interest expense	(537)	(1,333)	(1,168)	(2,174)
Gain on warrant derivative liability	—	182	—	643
Other income, net	123	567	209	590
Total other expense	(414)	(584)	(959)	(941)

Net loss	$(122)	$(1,728)	$(2,796)	$(4,665)

Loss per share, basic and diluted	$(0.01)	$(0.15)	$(0.21)	$(0.42)

Weighted average number of shares outstanding:

Basic and diluted	14,320,570	11,175,888	13,470,735	10,983,981

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL DEFICIT
(In thousands)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2007	12,621	$12	$195,326	$(199,313)	$ (3,975)
Sale of common stock, net of issuance costs	1,587	2	1,578	—	1,580
Issuance of common stock for services	181	—	202	—	202
Stock-based compensation	—	—	607	—	607
Fair value of warrants issued	—	—	729	—	729
Net loss	—	—	—	(2,796)	(2,796)
Balance, June 30, 2008 (unaudited)	14,389	$14	$198,442	$(202,109)	$(3,653)

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months Ended
	June 30,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Net loss	$(2,796)	$(4,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129	227
Amortization of deferred financing and waiver fees	821	265
Increase in (reduction of) provision for sales returns and doubtful accounts	146	(35)
Stock-based compensation	607	899
Amortization of common stock issued for services	88	677
Amortization of discount on notes payable	25	1,452
Gain on warrant derivative liability	—	(643)

Changes in operating assets and liabilities:
Accounts receivable	(1,364)	(329)
Inventory	89	675
Prepaid expenses and other current assets	214	55
Deferred revenue	(99)	(45)
Accounts payable, accrued compensation, other accrued expenses, and advance payments	539	323
Other current liabilities	(424)	(7)
Net cash used in operating activities	(2,025)	(1,151)
Cash flows from investing activities:
Purchase of equipment	(236)	—
Purchase of investments – held to maturity	—	(4)
Net cash used in investing activities	(236)	(4)
Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	1,580	—
Proceeds from exercise of warrants	—	3
Proceeds from debt	1,700	500
Payments related to deferred financing costs	(9)	(40)
Payments of debt and capital leases	(685)	(33)
Net cash provided by financing activities	2,586	430
Net increase (decrease) in cash and cash equivalents	325	(725)
Cash and cash equivalents beginning of period	713	1,415
Cash and cash equivalents end of period	$1,038	$690

Cash paid for interest	$314	$180
Cash paid for taxes	$21	$46

During the six months ended June 30, 2008, the Company:

·	Entered into amended Loan and Security Agreement and issued warrants that are exercisable at $1.50 per share into 1.0 million shares of common stock valued at approximately $0.7 million.

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 1:  Description of the Business and Summary of Significant Accounting Policies

The Business

eMagin Corporation (the “Company”) designs, develops, manufactures, and markets virtual imaging products for consumer, commercial, industrial and military applications.  The Company’s products are sold mainly in North America, Asia, and Europe.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of eMagin Corporation and its subsidiary reflect all adjustments, including normal recurring accruals, necessary for a fair presentation.  Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission.  The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The results of operations for the period ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year.

The unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has had recurring losses from operations which it believes will continue through the foreseeable future.  The Company’s cash requirements over the next twelve months are greater than the Company’s current cash, cash equivalents, and investments at June 30, 2008.  In addition, the Company’s line of credit was temporarily extended (see Notes 8 and 15). The Company has working capital and capital deficits as of June 30, 2008. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern without continuing to obtain additional funding.  The Company does not have commitments for such financing and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. If the Company is unable to obtain sufficient funds during the next twelve months, the Company will further reduce the size of its organization and/or curtail operations which will have a material adverse impact on the Company’s business prospects. The Company is reviewing its cost structures for cost efficiencies and is taking measures to reduce costs. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns.  The Company’s revenue-earning activities generally involve delivering products. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.

The Company also earns revenues from certain R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts.  Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Note 2:  Recently Issued Accounting Pronouncements

 In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB issued FASB Staff Position No. FSP 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value on a recurring basis. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities which it will defer the adoption until January 1, 2009. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated results of operations, financial condition or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company has adopted SFAS 159 and has elected not to measure any additional financial instruments and other items at fair value and therefore the adoption of SFAS 159 did not have a material impact on the Company’s condensed consolidated results of operations, financial condition or cash flows.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company is currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement shall be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on the Company's financial statements.

Note 3:  Receivables

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers, net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

The Company determines the allowance for doubtful accounts by considering a number of factors, including the length of time the trade accounts receivable are past due, eMagin's previous loss history, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole.   The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position.  If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.

Receivables consisted of the following (in thousands):

	June 30, 2008 (unaudited)	December 31, 2007
Accounts receivable	$4,105	$2,741
Less allowance for doubtful accounts	(504)	(358)
Net receivables	$3,601	$2,383

Note 4:  Research and Development Costs

Research and development costs are expensed as incurred.

Note 5:  Net Loss per Common Share

In accordance with SFAS No. 128, net loss per common share amounts ("basic EPS") was computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution.  Net loss per common share assuming dilution ("diluted EPS") was computed by reflecting potential dilution from the exercise of stock options and warrants.  As of June 30, 2008 and 2007, there were stock options, warrants and convertible notes outstanding to acquire 11,508,295 and 5,297,927 shares of our common stock, respectively.  These shares were excluded from the computation of diluted loss per share because their effect would be antidilutive.

Note 6:  Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method.  The Company reviews the value of its inventory and reduces the inventory value to its net realizable value based upon current market prices and contracts for future sales. The components of inventories are as follows (in thousands):

	June 30, 2008 (unaudited)	December 31, 2007
Raw materials	$945	$1,069
Work in process	260	370
Finished goods	521	376
Total inventory	$1,726	$1,815

Note 7:  Prepaid Expenses and Other Current Assets:

Prepaid expenses and other current assets consist of the following (in thousands):
	June 30, 2008 (unaudited)	December 31, 2007
Vendor prepayments	$339	$537
Other prepaid expenses *	408	310
Other assets	3	3
Total prepaid expenses and other current assets	$750	$850
*No individual amounts greater than 5% of current assets.

Note 8:  Debt

Debt is as follows (in thousands):
	June 30,
	2008 (unaudited)	December 31, 2007
Current portion of long-term debt:
Other debt	$38	$44
Line of credit	2,148	1,108
8% Senior Secured Convertible Notes	5,962	5,962
Less: Unamortized discount on notes payable	—	(25)
Current portion of long-term debt, net	8,148	7,089
Long-term debt:
Other debt	41	60
Long-term debt, net	41	60
Total debt, net	$8,189	$7,149

On August 7, 2007, the Company entered into a loan agreement with Moriah Capital, L.P. (“Moriah) and established a revolving line of credit (the “Loan”) of $2.5 million.  The Company is permitted to borrow an amount not to exceed 90% of its domestic eligible accounts receivable and 50% of its eligible inventory capped at $600 thousand.  As part of the transaction, the Company issued 162,500 shares of unregistered common stock valued at $195 thousand and paid a servicing fee of $82,500 to Moriah which are amortized to interest expense over the life of the agreement. In conjunction with entering into this loan and issuing unregistered common stock, the Company granted Moriah registration rights.  The Loan can be converted into shares of the Company’s common stock pursuant to the terms of the Loan Conversion agreement.  The Loan matures on August 8, 2008 with an option to extend it an additional year if the Company meets certain requirements.  On August 8, 2008, Moriah granted to the Company an extension of the Loan with the same terms for 8 days.

On January 30, 2008, the Company amended and restated its Loan and Security Agreement (“Amended Loan Agreement”) with Moriah.  The Amended Loan Agreement’s borrowing base calculation was modified to include 70% of eligible foreign accounts.  The Amended Loan Agreement eliminated the optional conversion of principal up to $2.0 million into common stock at $1.50.  In connection with the amendment, the Company issued a Warrant to purchase 750,000 shares of its common stock at a price of $1.50 per share with an expiration date of January 29, 2013.

The Amended Loan Agreement has specific terms to which the Company must comply including (a) maintaining a lockbox account into which payments from related accounts receivable must be deposited, (b) periodic certifications as to borrowing base amounts equaling or exceeding net balances outstanding under the Line of Credit, and (c) a requirement that a registration statement with respect to shares held or to be issued to the lender be filed within thirty days of January 30, 2008.  A delay in establishing the required lockbox account created a technical default under the Line of Credit agreement.  Similarly, the production and subsequent discovery of defective displays resulted in an inadvertent overstatement of inventory during December, January and early February that created a technical default under the agreement.  Finally, the Company was not able to complete the registration of shares within the thirty day timeframe mandated in the amended agreement.  On March 25, 2008 the Company received a waiver from the lender (a) waiving compliance with the lockbox account requirement through March 14, 2008, (b) waiving compliance with the borrowing base requirement in so far as it related exclusively to the defective displays inadvertently included in inventory, and (c) extending the period for filing a registration statement for certain shares held or to be issued to the lender until April 29, 2008.  The Company established a lockbox account by March 14, 2008 and filed a registration statement with the SEC on April 29, 2008.

Effective March 25, 2008, the Company amended the Warrant Issuance Agreement (“Amended Warrant Agreement”) with Moriah. In connection with such amendment, the Company issued a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

The Company determined the fair value of the 1,000,000 warrants to be $729 thousand which was recorded as deferred debt issuance and waiver fees of which $168 thousand was expensed immediately and $561 thousand will be amortized over the life of the loan.  The following assumptions were used to determine the fair value of the warrants:  dividend yield of 0%; risk free interest rates of 2.61 % and 2.96%; expected volatility of 90.9% and 92.3%; and expected contractual term of 5 years.  The deferred debt issuance costs are being amortized to interest expense over the life of the loan.

In the three and six months ended June 30, 2008, approximately $373 thousand and $821 thousand, respectively, of deferred debt issuance and waiver fees were amortized to interest expense.  For the three and six months ended June 30, 2008, interest expense includes interest paid or accrued on outstanding debt of approximately $164 thousand and $323 thousand, respectively.

The 8% Senior Secured Convertible Notes can also convert into the Company’s Series A convertible Preferred Stock (the “Preferred Stock”).  See Note 10:  Shareholders’ Equity for additional information.

Note 9:  Stock-based Compensation

The Company accounts for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)). Under SFAS 123(R), the fair value of stock awards is estimated at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

The following table summarizes the allocation of non-cash stock-based compensation to our expense categories for the three and six month periods ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cost of revenue	$23	$61	75	$130
Research and development	52	97	134	200
Selling, general and administrative	176	227	398	569
Total stock compensation expense	$251	$385	$607	$899

At June 30, 2008, total unrecognized non-cash compensation cost related to stock options was approximately $964 thousand, net of forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 1.7 years.

The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of Emerging Issues Task Force (“EITF”) consensus Issue 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which requires using a fair value options pricing model and re-measuring such stock options to the current fair market value at each reporting period as the underlying options vest and services are rendered.

There were approximately 588,000 and 748,000 options granted to employees and directors during the three and six months ended June 30, 2008. The following key assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted:
For the Six Months Ended June 30, 2008
Dividend yield	0%
Risk free interest rates	2.46 to 3.28%
Expected volatility	89.6 to 92.3%
Expected term (in years)	5

There were no stock options granted during the three and six month period ended June 30, 2007.  We have not declared or paid any dividends and do not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

On February 20, 2008, the Board of Directors authorized the establishment of the 2008 Incentive Stock Plan with 2,000,000 options available for grant.  The 2008 Incentive Stock Plan is intended to provide long-term performance incentives to directors, executives, selected employees and consultants and reward them for making major contributions to the success and well being of the Company.  No options were granted from this plan as of June 30, 2008.

A summary of the Company’s stock option activity for the six months ended June 30, 2008 is presented in the following tables:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	894,323	$2.62
Options granted	748,153	0.94
Options exercised	—
Options forfeited	(167,953)	2.60
Options cancelled	—
Outstanding at June 30, 2008	1,474,523	$1.77	6.50	$15,000
Vested or expected to vest at June 30, 2008 (1)	1,434,149	$1.68	6.50	$14,200
Exercisable at June 30, 2008	969,855	$1.96	6.60	$5,000

	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercisable Price
$0.81 - $1.51	976,730	8.04	$ 1.05	592,397	$ 1.19
$2.60 - $2.70	456,593	3.49	2.61	345,358	2.60
$3.50 - $5.80	12,000	4.18	5.61	12,000	5.61
$6.60 - $22.50	29,200	3.07	10.91	20,100	11.23
	1,474,523	6.50	$ 1.77	969,855	$ 1.96

(1)  The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock.  There were 500,000 options in-the-money at June 30, 2008.   The Company’s closing stock price was $0.84 as of June 30, 2008. The Company issues new shares of common stock upon exercise of stock options.

Note 10:  Shareholders’ Equity

Preferred Stock

The Company has designated but not issued 3,198 shares of the Company’s Preferred Stock at a stated value of $1,000 per share.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008.  Each share of the Preferred Stock has voting rights equal to (1)  in any case in which the Preferred Stock votes together with the Company's Common Stock or any other class or series of stock of the Company, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Preferred Stock, if issued, has a mandatory redemption at December 21, 2008.

Common Stock

On January 30, 2008, the Company amended and restated its Loan and Security Agreement (“Amended Loan Agreement”) with Moriah.   As part of the amended agreement, the Loan Conversion agreement was terminated which eliminated the optional conversion of principal up to $2.0 million into common stock at $1.50.  In connection with the Amended Loan agreement, the Company issued a Warrant to purchase 750,000 shares of its common stock at a price of $1.50 per share with an expiration date of January 29, 2013.

Effective March 25, 2008, the Company amended the Warrant Issuance Agreement (“Amended Warrant Agreement”) with Moriah. In connection with such amendment, the Company issued a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

On April 2, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”), pursuant to which the Company sold and issued 1,586,539 shares of common stock, par value of $0.001 per share, at a price of $1.04 per share and warrants to purchase an additional 793,273 shares of common stock for an aggregate purchase price of approximately $1.65 million.  The net proceeds received after expenses were approximately $1.58 million.  The warrants are exercisable at a price of $1.30 per share and expire on April 2, 2013.

As a result of the Purchase Agreement, the outstanding 650,000 Series F Common Stock Purchase Warrants that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were repriced from $4.09 to $3.45.

A registration rights agreement was entered into on April 2, 2008 in connection with the private placement which required the Company to file a registration statement for the resale of the common stock and the shares underlying the warrants within 45 days of the signing of the agreement.  The Company must use its best efforts to have the registration statement declared effective within 90 days of the signing of the agreement or if a SEC review, 120 days.  In addition, the Company must use its best efforts to maintain the effectiveness of the registration statement until all common stock have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

If the registration statement is not effective within the grace periods (“Event Date”) or the Company cannot maintain its effectiveness (“Event Date”), the Company must pay partial liquidated damages (“damages”) in cash to each investor equal to 2% of the aggregate purchase price paid by each investor under the Purchase Agreement on the Event Date and each monthly anniversary of the Event Date (or on a pro-rata basis for any portion of a month) until the registration statement is effective.  The Company is not liable for any damages with respect to the warrants or warrant shares.  The maximum damages payable to each investor is 36% of the aggregate purchase price.  If the Company fails to pay the damages to the investors within 7 days after the date payable, the Company must pay interest at a rate of 15% per annum to each investor which accrues daily from the date payable until damages are paid in full.

The Company filed the registration statement within the 45 day period however the Company was notified that the registration statement was under review by the SEC.  The Company failed to file the amended registration statement by August 2, 2008 which was the 120th day from the signing of the purchase agreement and therefore the registration statement is not effective.

The Company accounted for the registration payment arrangement under the guidance of EITF 00-19-2, “Accounting for Registration Payment Arrangements”, (“EITF 00-19-2”) which requires the contingent obligation to make future payments be recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies”, (“Statement 5”) and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”, (“Interpretation 14”). The Company estimated $399 thousand to be the maximum potential damages that the Company may be required to pay the investors if the registration statement is not effective within three years of the signing of the agreement. The Company estimated $66 thousand to be a reasonable estimate of the potential damages that may be due to the investors.  As a result, the Company recorded a liability of $66 thousand in the condensed consolidated balance sheets and the associated expense in other income in the condensed consolidated statements of operations for the three and six months ended June 30, 2008.

For the three and six months ended June 30, 2008 and 2007, there were no stock options exercised.  For the three and six months ended June 30, 2008, there were no warrants exercised and for the three and six months ended June 30, 2007, the Company received approximately $3 thousand in proceeds for warrants exercised.

For the three and six months ended June 30, 2008, the Company issued approximately 182,000 shares of common stock for payment of approximately $202 thousand for services rendered or to be rendered in the future.  For the three and six months ended June 30, 2007, the Company issued approximately 206,000 and 914,000 shares of common stock, respectively, for payment of approximately $138 thousand and $758 thousand, respectively, for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services to be rendered in prepaid expenses and rendered in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2008 and 2007, respectively.

Note 11:  Income Taxes

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109 (“SFAS 109”) on January 1, 2007. As a result of the implementation of FIN 48, we did not recognize any adjustment in the liability for unrecognized income tax benefits. The tax years 2004-2007 remain open to examination by the major taxing jurisdictions to which we are subject. In the event that the Company is assessed interest or penalties at some point in the future, they will be classified in the financial statements as general and administrative expense.  The Company has not provided for income taxes in the three and six months ended June 30, 2008 as the Company expects its effective interest rate to be zero due to continuing losses.

Note 12:  Commitments and Contingencies

Royalty Payments

The Company, in accordance with a royalty agreement with Eastman Kodak, must pay to Eastman Kodak a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.

Effective May 30, 2007, Kodak and eMagin entered into an intellectual property agreement where eMagin has assigned Kodak the rights, title, and interest to a Company owned patent currently not being used by the Company and in consideration, Kodak waived the royalties due under the existing licensing agreements for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire calendar year of 2008. In addition, the minimum royalty payment is delayed until December 1st for the years 2007 and 2008.  The Company recorded approximately $170 thousand and $254 thousand for the three and six months ended June 30, 2008, respectively, and $560 thousand for the three and six months ended June 30, 2007 as income from the license of intangible assets and included this amount as other income in the condensed consolidated statements of operations.  The income from the license of intangible assets is equivalent to the royalty payments that have been waived by Kodak.

Royalty expense (including amounts imputed – see above) was approximately $341 thousand and $509 thousand, respectively, for the three and six months ended June 30, 2008 and approximately $304 thousand and $560 thousand, respectively, for the three and six months ended June 30, 2007.

Contractual Obligations

The Company leases office facilities and office, lab and factory equipment under operating leases expiring through 2009.  Certain leases provide for payments of monthly operating expenses. The Company currently has lease commitments for space in Hopewell Junction, New York and Bellevue, Washington.  Rent expense was approximately $332 thousand and $664 thousand, respectively, for the three and six months ended June 30, 2008 and 2007.

Note 13:  Legal Proceedings

A former employee (“plaintiff”) of the Company commenced legal action in the United States District Court for the Southern District of New York, on or about October 12, 2007, alleging that the plaintiff was subject to gender based discrimination and retaliation in violation of Title VII of the Civil Rights Act of 1964 ( Case No. 07-CV-8827 (KMK)). The plaintiff seeks unspecified compensatory damages, punitive damages and attorneys’ fees.  On November 26, 2007, the Company served and filed its Answer, in which it denied the material allegations of the Complaint and asserted numerous affirmative defenses.  This action is presently in the discovery stage.  The Company disputes the allegations of the Complaint and intends on vigorously defending this action.

Note 14:  Separation and Employment Agreements

Effective April 14, 2008, Michael D. Fowler, the Company’s Interim Chief Financial Officer, resigned his position with the Company. There was no separation agreement executed between Mr. Fowler and the Company. On April 15, 2008, Paul Campbell was appointed as Interim Chief Financial Officer of the Company.  There is no employment agreement between the Company and Mr. Campbell.

On May 13, 2008, the Company signed an executive employment agreement with Andrew Sculley, Jr. to serve as the Company’s Chief Executive Officer and President effective June 1, 2008.  Pursuant to the Employment Agreement, Mr. Sculley is paid a salary of $300,000.  The salary will increase to $310,000, per annum, after six months and to $320,000 per annum at the end of the first year.   If Mr. Sculley voluntarily terminates his employment with the Company, other than for Good Reason as defined in the Employment Agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Sculley’s employment with or without cause.  If the Company terminates without cause, Mr. Sculley will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of his salary for such 12 month period, based on his monthly rate of base salary at the date of such termination. Mr. Sculley shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   Mr. Sculley was granted 500,000 options of which one third vested immediately and one third will vest annually on the subsequent two anniversary dates.

Effective June 1, 2008, Admiral Thomas Paulsen resigned from his position as Interim Chief Executive Officer.   Admiral Paulsen continues to serve as the Company’s Chairman of the Board.

Note 15:  Subsequent Events

On August 8, 2008, Moriah granted to the Company an extension of the Loan with the same terms for 8 days.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$113
Accounting fees and expenses	25,000	*
Legal fees and expenses	65,000	*
Miscellaneous	35,000
TOTAL	$125,113	*
 * Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On August 26, 2008, the Company and Moriah Capital, L.P. (“Moriah”) entered into Amendment No. 3 to the Loan and Security Agreement dated as of August 20, 2008 (the “Amendment No. 3”). Pursuant to Amendment No. 3, the Company issued Moriah a warrant, which terminates on August 7, 2013, to purchase up to 370,000 shares of the Company’s common stock at an exercise price of $1.30 per share.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amended and Restated Securities Issuance agreement (the “Amended and Restated Securities Issuance Agreement”). In connection with a Securities Issuance Agreement, dated as of August 7, 2007 (the “Original Securities Issuance Agreement”), the Company issued Moriah 162,500 shares of the Company’s common stock (the “2007 Shares”).  Pursuant to the Amended and Restated Securities Issuance Agreement, Moriah agreed to waive the Company’s obligation to buy back the 2007 Shares with respect to 125,000 of such shares and to defer the Company’s obligation to buy back 37,500 of such 2007 Shares  (collectively, the “Put Waiver”). Pursuant to the Amended and Restated Securities Agreement, the Company is issuing Moriah 485,000 shares of its Common Stock (of which 125,000 shares were issued in consideration for the Put Waiver from Moriah and 360,000 shares were issued in lieu of the issuance to Moriah of the Contingent Issued Shares (as described in the Original Securities Issuance Agreement)). Additionally, pursuant to the Amended and Restated Securities Issuance Agreement, the Company has also granted Moriah a put option pursuant to which Moriah can sell 162,500 shares of its common stock issued under the Amended and Restated Securities Agreement for $195,000, pro-rated for any portion thereof (the “2007 Put Price”). The 2007 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that it does not wish to exercise the 2007 Put Option. The Company also granted Moriah a second put option pursuant to which Moriah can sell 360,000 of the shares issued to Moriah pursuant to the Amended and Restated Securities Purchase Agreement to the Company for $234,000 (the “2008 Put Option”).  The 2008 Put Option shall automatically be deemed exercised by Moriah unless Moriah delivers written notice to the Company at any time between July 1, 2009 and August 1, 2009 that Moriah does not wish to exercise the 2008 Put option in whole or in part.

On August 19, 2008, the Holders of the Amended Notes and the Investors in the Purchase Agreement consented to the Company’s execution of the Amended Note, Amendment No. 3, Amended and Restated Securities Issuance Agreement, and the Amended Registration Rights Agreement.  In consideration for the consent, a total of 144,000 shares of common stock were issued to the Holders and Investors based on individual participation in the Amended Notes and Securities Purchase Agreement on September 4, 2008.

On April 2, 2008, the Company entered into a Securities Purchase Agreement, pursuant to which it sold to certain qualified institutional buyers and accredited investors an aggregate of 1,586,539 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase an additional 793,273 shares of common stock, for an aggregate purchase price of $1,650,000. The purchase price of the common stock was $1.04 per share and the strike price of the corresponding warrant was $1.30 per share. The warrants expire April 2, 2013.

The Company and Moriah entered into Amendment No. 2 to the Loan and Security Agreement dated as of March 25, 2008 (the “Amendment No. 2”).  Pursuant to Amendment No. 2, Moriah waived the Company’s noncompliance with Sections 7.2, 7.3, 8.11, 9.1, 9.3, 9.5(c) and 11.5 of the Loan and Security Agreement to the extent such noncompliance resulted solely from the Company’s inadvertently misstating the amount of its inventory that contained defective parts (the “Defective Inventory Count”), provided that on or before April 8, 2008 the Company repays Moriah all prior Advances (as defined in the Loan and Security Agreement), which exceed the Maximum Credit (as defined in the Loan and Security Agreement) if any, as a result of the Defective Inventory Count.

Pursuant to Amendment No. 2 the Company has advised Moriah of certain delays in implementing the Lockbox Agreement, as required under the Loan and Security Agreement, which, if unwaived, would result in the Company’s noncompliance with section 2.1(f) of the Loan and Security Agreement and with Section 3 of the Post-Closing Agreement between the Company and Moriah, dated August 7, 2007.  Moriah agreed to waive noncompliance with Sections 2.1(f) of the Loan and Security Agreement and Section 3 of the Post-Closing Agreement in reliance on the Company’s representation and warranty that all lockbox arrangements required to be implemented under Section 2.1(f) of the Loan and Security Agreement and under Section 3 of the Post-Closing Agreement have been consummated and are in full force and effect as of March 12, 2008.

On January 30, 2008, the Company and Moriah entered into a Warrant Issuance Agreement (the “Warrant Issuance Agreement”).  The Company and Moriah entered into Amendment No. 1 to the Warrant Issuance Agreement. Pursuant to the Amendment No. 1 to Warrant Issuance Agreement, the Company issued Moriah a Warrant to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.50 per share until March 25, 2013 (the “March 2008 Warrant”). Pursuant to the Amendment No. 1 to the Warrant Issuance Agreement, Section 3.2 of the Warrant Issuance Agreement was amended to provide that the Company has to file by April 29, 2008 a registration statement with the Securities and Exchange Commission to register 1,000,000 shares of the Company’s common stock issuable upon exercise of warrants issued to Moriah (including the March 2008 Warrant and a warrant to purchase 750,000 shares of the Common Stock which was previously issued to Moriah).

The Company entered into a Loan and Security Agreement, effective as of August 7, 2007 with Moriah.  In connection with the transaction, a Securities Issuance Agreement pursuant to which the Company issued 162,500 shares of its common stock, which shares had an aggregate market value at the Closing Date of $195,000.

On July 23, 2007, the Company entered into Amendment Agreements with the holders of the Notes issued July 21, 2006 and March 28, 2007 (each a “Holder” and collectively, the “Holders”) and agreed to issue each Holder an amended and restated Note (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007.

The changes to the Amended Notes include the following:

•	The due date for the outstanding Notes (totaling after conversions an aggregate of $6,020,000) has been extended to December 21, 2008;
•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock. The conversion price for $5,770,000 of principal was revised from $2.60 to $0.75 per share. The conversion price of $0.35 per share for $250,000 of principal was unchanged;

•
$3,010,000 of the Notes can convert into (ii) 3,010 shares of the Company’s newly formed Series A Convertible Preferred Stock (the “Preferred”) at a conversion price of $1,000 per share. The Preferred is convertible into common stock at the same price allowable by the Amended Notes, subject to adjustment as provided for in the Certificate of Designations;

•
The Amended Notes adjust the exercise price from $3.60 to $1.03 per share for 1,553,468 Warrants and require the issuance of 3,831,859 Warrants exercisable at $1.03 per share pursuant to which the holders may acquire common stock, until July 21, 2011; and

•	As of July 23, 2007 the interest rate was raised from 6% to 8%.

On March 28, 2007, we entered into an amendment of the Note Purchase Agreement (the “Stillwater Note Purchase Agreement”) for the sale of $500 thousand of senior secured debentures (the “Stillwater Note”) and warrants to purchase approximately 1.0 million shares of common stock, par value $.001 per share. The investor purchased the Stillwater Note with a conversion price of $0.35 per share that may convert into approximately 1.4 million shares of common stock and warrants exercisable at $0.48 per share into approximately 1.0 million shares of common stock expiring in 4.2 years. If the Stillwater Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. 6% interest is payable in quarterly installments on outstanding notes with the first installment to be paid June 1, 2007. On April 9, 2007, we closed the transaction and received approximately $460 thousand, net of offering costs of approximately $40 thousand which are amortized over the life of the Stillwater Note.

In 2006, we issued options to purchase an aggregate of 114,855 shares of common stock at a weighted average price of $2.64 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 3,900 shares of common stock at a price equal to $2.60 per share to a director as compensation for services performed on our behalf as his capacity as director of our company.

On July 21, 2006, we entered into several Note Purchase Agreements, including the Stillwater Note Purchase Agreement, for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) together with warrants to purchase approximately 1.8 million shares of common stock. The Notes may convert into approximately $2.3 million shares at a conversion price of $2.60. The 5 year warrants are exercisable at $3.60 per share into approximately 1.6 million shares of common stock. 50% of the aggregate principal amount matures on July 21, 2007 and the remaining 50% matures on January 21, 2008. For the year ended December 31, 2006, two note holders converted their promissory notes valued at approximately $0.22 million and were issued an aggregate of approximately 85 thousand shares.

On October 20, 2005, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold and issued 1,661,906 shares of common stock, par value $0.001 per share, at a price of $5.50 per share and warrants to purchase up to 997,143 shares of common stock for an aggregate purchase price of approximately $9.14 million. The warrants are exercisable at a price of $10.00 per share and expire on April 20, 2011. Of the 997,143 warrants, 664,763 of the warrants are exercisable on or after May 20, 2006. The remaining 332,381 are exercisable after March 31, 2007.

In 2005, we issued options to purchase an aggregate of 267,900 shares of common stock at a weighted average price of $12.10 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 49,750 shares of common stock at a weighted average price of $6.80 per share to directors as compensation for services performed on our behalf in each of their capacities as directors of our company.

On January 9, 2004, the Company entered into a Securities Purchase Agreement with several accredited institutional and private investors whereby such investors purchased an aggregate of 333,336 shares of common stock and 431,221 warrant shares for an aggregate purchase price of approximately $4.2 million. The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $13.80 to $19.40 per share during the period for an average closing price of $12.60 per share. In addition, the investors received warrants to purchase an aggregate of 200,002 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $17.40 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period. In connection with the Securities Purchase Agreement, eMagin also issued additional warrants to the investors to acquire an aggregate of 231,219 shares of common stock. On April 9, 2007, the 116,573 outstanding Series A Common Stock Purchase Warrants were re-priced to $0.35.

In February 2004, the Company and all of the holders of the Secured Convertible Notes (the "Notes"), which were due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes aggregating $7.825 million, together with all of the accrued interest of approximately $742,000 on the Notes, into 1,139,462 shares of the Company's common stock. In consideration of the Note holders agreeing to the early conversion of the Notes, eMagin agreed to issue the Note holders warrants to purchase an aggregate of 250,000 shares of common stock (the "warrants"), which warrants are exercisable at a price of $27.60 per share. 150,000 of the warrants (series D warrants) expired on December 31, 2005. The remaining 100,000 of the warrants (series E warrants) are exercisable until June 10, 2008.

In August 2004, the Company and certain of the holders of its outstanding Class A, B and C common stock purchase warrants entered into an agreement pursuant to which the Company and the holders of the warrants agreed to the $9.00 re-pricing and exercise of Class A, B and C common stock purchase warrants. As a condition to the transaction, the holders of the warrants agreed to limit the right of participation that they were granted in January 9, 2004. As a result of the transaction, the holders agreed to re-price and exercise approximately, 209,989 Class A, B and/or C common stock purchase warrants for an aggregate of $1,889,900.

On October 21, 2004, the Company entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 1,033,453 shares of common stock, and series F common stock warrants to purchase 512,976 of common stock for an aggregate purchase price of $10,772,500. The common stock was priced at $10.50. The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of the Company’s common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of the Company’s common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

On October 28, 2004, eMagin entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 274,048 shares of common stock, and series F common stock purchase warrants to purchase eMagin’s common stock to purchasers for an aggregate purchase price of $2,877,500. The common stock was priced at $10.50. The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 137,024 shares of common stock at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of eMagin’s common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of eMagin’s common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale. On April 9, 2007, the outstanding 650,001 Series F Common Stock Purchase Warrants were re-priced to $7.12.
In 2004, we issued options to purchase an aggregate of 313,300 shares of common stock at a weighted average price of $15.30 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 16,250 shares of common stock at a weighted average price of $17.70 per share to directors as compensation for services performed on our behalf in each of their capacities as directors of our company.

*All of the above issuances and sales were deemed to be exempt under Rule 506 of Regulation D and Section (2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of eMagin or executive officers of eMagin, and transfer was restricted by eMagin in accordance with the requirement of the Securities Act of 1933. In addition to representations by the above-reference persons, we have made independent determinations that 11 of the above-referenced person were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean eMagin Corp., a Delaware corporation.

Exhibit Number	Description

2.1
Agreement and Plan of Merger between Fashion Dynamics Corp., FED Capital Acquisition Corporation and FED Corporation dated March 13, 2000 (incorporated by reference to exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on March 17, 2000).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to exhibit 99.2 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).

3.2	Amended Articles of Incorporation (incorporated by reference to exhibit A to the Registrant's Definitive Proxy Statement filed on June 13, 2003).

3.3	Bylaws of the Registrant (incorporated by reference to exhibit 99.3 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).

4.1	Form of Warrant dated as of April 25, 2003 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).

4.2	Form of Series A Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

4.3	Form of Series B Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 9, 2004).

4.4	Form of Series C Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

4.5	Form of Series D Warrant (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on March 4, 2004).

4.6	Form of Series E Warrant (incorporated by reference to exhibit 4.2 to the Registrant's current report on Form 8-K filed on March 4, 2004).

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on August 26, 2008).

4.8	Form of Amended and Restated Secured Revolving Loan Note (incorporated by reference to exhibit 4.2 to the Registrant's current report on Form 8-K filed on August 26, 2008).

4.9	Form of Series F Warrant (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on October 26, 2004).

4.10	Form of Common Stock Purchase Warrant dated October 20, 2005, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

5.1	Consent of Sichenzia Ross Friedman Ference LLP (filed herewith).

10.1	2000 Stock Option Plan, (incorporated by reference to Annex A to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.2	Form of Agreement for Stock Option Grant pursuant to 2003 Stock Option Plan (incorporated by reference to exhibit 99.2 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.3
Nonexclusive Field of Use License Agreement relating to OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 29, 1999 (incorporated by reference to exhibit 10.6 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.4
Amendment Number 1 to the Nonexclusive Field of Use License Agreement relating to the LED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 16, 2000 (incorporated by reference to exhibit 10.7 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.5
Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999 (incorporated by reference to exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30 , 2001).

10.6
Amendment Number 1 to the Lease between International Bushiness Machines Corporation and FED Corporation dated July 9, 1999 (incorporated by reference to exhibits 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001)

10.7
Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001 (incorporated by reference to exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.8	Amendment Number 3 to Lease between International Business Machines Corporation and FED Corporation dated May 28, 2002 (filed herewith).

10.9
Amendment Number 4 to Lease between International Business Machines Corporation and FED Corporation dated December 14, 2004 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 20, 2004).

10.10	Securities Purchase Agreement dated as of April 25, 2003 by and among eMagin and the investors identified on the signature pages thereto, filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 11
Registration Rights Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).

10. 12
Securities Purchase Agreement dated as of January 9, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10. 13
Registration Rights Agreement dated as of January 9, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10. 14
Master Amendment Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10. 15
Registration  Rights  Agreement  dated as of February  17, 2004 by and among eMagin and certain initial investors identified on the signature pages  thereto  (incorporated  by  reference to  exhibit  10.2  to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10. 16
Letter Agreement  amending the Master Amendment  Agreement dated as of  March 1,  2004 by and  among  eMagin  and the  parties  to the  Master  Amendment Agreement  (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10. 17
Lease between  International  Business  Machines  Corporation  and FED Corporation  dated May 28,  1999,  as filed in the  Registrant's  Form 10-K/A for the year ended December 31, 2000  (incorporated by reference   to the Form 10-K filed on March 30, 2001).

10. 18
Amendment  Number  2  to  the  Lease  between  International  Business Machines  Corporation and FED  Corporation  dated January 29, 2001, as  filed in the Registrant's  Form 10-K/A for the year ended December 31, 2000 (incorporated by reference   to Form 10-K filed March 30, 2001).

10. 19
Secured Note Purchase  Agreement entered into as of November 27, 2001, by and among eMagin  Corporation and certain  investors named therein, as  filed  in the  Registrant's  Form  8-K  dated  December  18,  2001 (incorporated by reference to Form 8-K filed December 18, 2001).

10. 20	2004 Non-Employee Compensation Plan, filed July 7, 2004, as filed in the Registrant’s Form S-8, incorporated herein by reference.*

10. 21
Form of Letter Agreement by and among eMagin and the holders of the Class A, Class B and Class C common stock purchase warrants, filed August 9, 2004 , as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 22
Securities Purchase Agreement dated as of October 21, 2004 by and among eMagin and the purchasers listed on the signature pages thereto, filed October 26, 2004 as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 23
Placement Agency Agreement dated as of October 21, 2004 by and among eMagin and W.R. Hambrecht & Co., LLC, filed October 26, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 24	Agreement, dated as of June 29, 2004, by and between eMagin and Larkspur Capital Corporation, filed October 26, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 25	Sublease Agreement dated as of July 14, 2005 by and between eMagin and Cap Gemini U.S., LLC, filed August 2, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 26	Amended and Restated 2003 Stock Option Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*

10. 27	Amended and Restated 2004 Non-Employee Compensation Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*

10. 28	2005 Employee Stock Purchase Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*

10. 29
Securities Purchase Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 30
Registration Rights Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 31	Employment Agreement effective as of January 1, 2006 by and between eMagin and Gary Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 32	Employment Agreement effective as of January 1, 2006 by and between eMagin and Susan Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 33	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Gary Jones.

10. 34	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Susan Jones.

10. 35	Form of Note Purchase Agreement dated July 21, 2006, by and among the Company and the investors named on the signature pages thereto, (filed herewith) .

10. 36	Form of Note Purchase Agreement dated July 21, 2006, by and between the Company and Stillwater LLC, (filed herewith)

10. 37*	2004 Amended and Restated Non-Employee Compensation Plan, filed September 21, 2006, as filed in the Registrant's Definitive Proxy Statement incorporated herein by reference.

10. 38
Executive Separation and Consulting Agreement dated as of January 11, 2007 by and between eMagin Corporation and Gary W. Jones, filed January 19, 2007, as filed in the Registrant's Form 8-K/A incorporated herein by reference.

10. 39	Letter Agreement dated as of February 12, 2007 by and between eMagin Corporation and Dr. K.C. Park, filed February 16, 2007, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 40
Allonge to the 6% Senior Secured Convertible Notes Due 2007-2008 of eMagin Corporation dated as of March 9, 2007, filed March 13, 2007, as filed in the Registrant's Form 8-K incorporated herein by reference.

10. 41
First Amendment to Note Purchase Agreement as of March 28, 2007 by and between eMagin Corporation and Stillwater LLC, as filed in the Registrant's Form 8-K dated April 26, 2007 incorporated herein by reference.

10. 42	Note Purchase Agreement as of April 9, 2007 by and between eMagin Corporation and Stillwater LLC, as filed in the Registrant's Form 8-K dated April 25, 2007 (filed herewith).

10. 43	6% Senior Secured Convertible Note, dated April 9, 2007, by and between the Company and Stillwater LLC, incorporated by reference to the Company’s Form 8-K as filed on April 26, 2007.

10. 44	Common Stock Purchase Warrant, dated April 9, 2007, by and between the Company and Stillwater LLC, incorporated by reference to the Company’s Form 8-K as filed on April 26, 2007.

10. 45	Employment Agreement between the Company and Tatum, LLC, dated December 26, 2007, incorporated by reference to the Company’s Form 8-K as filed on January 3, 2008.

10. 46	Form of Common Stock Purchase Warrant, incorporated by reference to the Company’s Form 8-K/A as filed on February 8, 2008.

10. 47
Amendment No. 1 to Loan and Security Agreement, dated as of January 30, 2008, to the Loan and Security Agreement, dated August 7, 2007, incorporated by reference to the Company’s Form 8-K/A as filed February 8, 2008.

10. 48	Warrant Issuance Agreement, dated January 30, 2008, incorporated by reference to the Company’s Form 8-K/A as filed February 8, 2008.

10. 49	Form of Common Stock Purchase Warrant, incorporated by reference to the Company’s Form 8-K, as filed on March 31, 2008.

10. 50
Amendment No. 2 to Loan and Security Agreement, dated as of March 25, 2008 to the Loan and Security Agreement, dated August 7, 2007, as amended on January 30, 2008, incorporated by reference to the Company’s Form 8-K, as filed March 31, 2008.

10. 51	Amendment No. 1 to Warrant Issuance Agreement, dated as of March 25, 2008, as amended on January 30, 2008, incorporated by reference to the Company’s Form 8-K, as filed March 31, 2008.

10 .52	Form of Common Stock Purchase Warrant, incorporated by reference to the Company’s Form 8-K, as filed on April 4, 2008.

10. 53	Securities Purchase Agreement, dated as of April 2, 2008, incorporated by reference to the Company’s Form 8-K, as filed April 4, 2008 (filed herewith).

10. 54	Registration Rights Agreement, dated as of April 2, 2008, incorporated by reference to the Company’s Form 8-K, as filed April 4, 2008.

10 .55	Agreement between the Company and Tatum, LLC, incorporated by reference to the Company’s Form 8-K, filed April 18, 2008

10. 56	Employment Agreement effective as of June 1, 2008 by and between eMagin and Andrew Sculley, incorporated by reference to the Company’s Form 8-K/A as filed August 19, 2008.

10. 57
Amendment No. 3 to Loan and Security Agreement, dated as of August  20, 2008 to the Loan and Security Agreement, dated August 7, 2007, incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008.

10. 58	Warrant Issuance Agreement No. 2, dated August 20, 2008, incorporated by reference to the Company’s Form 8-K as filed August 26, 2008.

10. 59	Amended and restated Securities Issuance Agreement, dated as of August 20, 2008, incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008.

10. 60	Amendment, dated August 20, 2008, to Registration Rights Agreement, dated as of August 7, 2007, incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008.

10. 61	Loan and Security Agreement between Moriah Capital, L.P. and eMagin Corporation, dated as of August 7, 2007, (filed herewith).

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).
* Each of the Exhibits noted by an asterisk is a management compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and,

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Bellevue, State of Washington, on November 12, 2008.

EMAGIN CORP.

Date: November 12 , 2008	By: /s/ ANDREW G. SCULLEY
Andrew G. Sculley
Chief Executive Officer and President (Principal Executive Officer)

Date: November 12 , 2008	By: /s/ PAUL CAMPBELL
Paul Campbell
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Andrew G. Sculley Andrew G. Sculley	Chief Executive Officer and President (Principal Executive Officer)	November 12, 2008

/s/ Paul S. Campbell Paul S. Campbell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2008
* Thomas Paulsen	Director	November 12, 2008
* Claude Charles	Director	November 12, 2008
* Paul Cronson	Director	November 12, 2008
* Irwin Engelman	Director	November 12, 2008
* Dr. Jacob E. Goldman	Director	November 12, 2008
* Brig. Gen. Stephen Seay	Director	November 12, 2008

* By:	/s/ THOMAS PAULSEN
Thomas Paulsen
Attorney-in-fact